Filed pursuant to Rule 424(b)(3)
Registration File No. 333-145949

AMERICAN REALTY CAPITAL
AMERICAN REALTY CAPITAL TRUST, INC.

Maximum Offering of 150,000,000 Shares of Common Stock

American Realty Capital Trust, Inc. is a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes, or REIT. We will invest primarily in freestanding, single-tenant retail properties net leased to investment grade and other creditworthy tenants.

We are offering up to 150,000,000 shares of our common stock, $0.01 par value per share, in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers. We also are offering up to 25,000,000 shares pursuant to our distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of our common stock. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. We are registering options to purchase 1,000,000 shares of common stock, as well as the 1,000,000 shares of common stock issuable upon exercise of such options pursuant to our stock option plan for our independent directors.

On August 5, 2010, we filed a registration statement on Form S-11 with the U.S. Securities Exchange Commission, or the SEC, to register $325,000,000 of common stock for the follow on offering to our primary offering. Our primary offering was originally set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, we will now continue our primary public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow on offering effective.

See “Risk Factors” for a description of some of the risks you should consider before buying shares of our common stock. These risks include the following:

•	We may be considered a “blind pool” because we own a limited number of investments and have not identified most of the investments we will make with proceeds from this offering. You will be unable to evaluate the economic merit of our future investments before we make them and there may be a substantial delay in receiving a return, if any, on your investment.
•	There are substantial conflicts among us and our sponsor, advisor, dealer manager and property manager, such as the fact that our principal executive officers own a majority interest in our advisor, our dealer-manager and our property manager, and our advisor and other affiliated entities may compete with us and acquire properties suitable to our investment objectives.
•	No public market currently exists, and one may never exist, for shares of our common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount.
•	Until we generate operating cash flow sufficient to pay distributions to our stockholders, we may make distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of capital, reduce the amount of capital we ultimately invest in properties and negatively impact the value of your investment. Until we generate operating cash flow sufficient to pay distributions to stockholders, our Advisor may waive the reimbursement of certain expenses and payment of certain fees.
•	If we fail to qualify, or maintain the requirements, to be taxed as a REIT, it would reduce the amount of income available for distribution and limit our ability to make distributions to our stockholders.
•	You may not own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.
•	We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls, but we will not incur debt to the extent it will restrict our ability to qualify as a REIT.
•	We are dependent on our advisor to select investments and conduct our operations. Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.
•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.
•	This is a “best efforts” offering and we might not sell all of the shares being offered.

These are speculative securities and this investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections in this offering is prohibited. Any representation to the contrary, and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in this program is not permitted. All proceeds from this offering are funds held in trust until subscriptions are accepted and funds are released.

	Price to Public	Selling Commissions	Dealer Manager Fee	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.30	$9.00
Total Maximum	$1,500,000,000	$105,000,000	$45,000,000	$1,350,000,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$237,500,000	$—	$—	$237,500,000

The dealer manager of this offering, Realty Capital Securities, LLC, is a member firm of the Financial Industry Regulatory Authority (FINRA) and our affiliate. Realty Capital Securities, LLC will offer the shares on a best efforts basis. The minimum investment amount generally is $1,000. See the “Plan of Distribution” section of this prospectus for a description of compensation that may be received by our dealer manger and other broker-dealers in this offering. As of July 1, 2009 we have sold the minimum of 4,500,000 shares of our common stock necessary to release all subscribers’ funds from escrow. All subscription payments have been released to us. As of October 15, 2010, we had sold 44,216,983 shares of our common stock, exclusive of 863,750 shares issued under the Distribution Reinvestment Plan.

December 13, 2010

SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Initially, we will not have a public market for our common stock, and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who require immediate liquidity or guaranteed income, or who seek a short-term investment.

In consideration of these factors, we have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or
•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

The minimum purchase is 100 shares ($1,000), except in certain states as described below. Purchases in amounts above the $1,000 minimum and all subsequent purchases may be made in whole or fractional shares, again subject to the limitations described below for certain states. You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, and jointly meet suitability standards, provided that each such contribution is made in increments of $100.00 or ten (10) whole shares. You should note that an investment in shares of our company will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Revenue Code of 1986, as amended, or the Code.

The minimum purchase for Maine, New York, Tennessee and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000). The minimum purchase for Minnesota residents is 250 shares ($2,500), except for IRAs and other qualified retirement plans which must purchase a minimum of 200 shares ($2,000). Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of at least 100 shares ($1,000), except for purchases made by residents of Maine and Minnesota, whose additional investments must meet their state’s minimum investment amount, and purchases of shares pursuant to our distribution reinvestment plan and automatic purchase plan, which may be in lesser amounts.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold only to investors in these states who meet the special suitability standards set forth below:

•	Kentucky — Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.
•	Massachusetts, Ohio, Iowa, Pennsylvania and Oregon — Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Iowa, Pennsylvania or Oregon resident’s net worth.
•	Michigan — Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The maximum investment in the issuer and its affiliates cannot exceed 10% of the Michigan resident’s net worth.
•	Tennessee — In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

i

•	Kansas — In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
•	Missouri — In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.
•	California — In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).
•	Alabama and Mississippi — In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

In all states listed above, net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles.

Each sponsor, participating broker-dealer, authorized representative or any other person selling shares on our behalf is required to:

•	make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor’s age, investment objectives, income, net worth, financial situation and other investments held by such investor; and
•	maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer, authorized representative or other person selling shares on our behalf will, based on a review of the information provided by you in the subscription agreement (Appendix A), consider whether you:

•	meet the minimum income and net worth standards established in your state;
•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;
•	are able to bear the economic risk of the investment based on your overall financial situation; and
•	have an apparent understanding of:
•	the fundamental risks of an investment in our common stock;
•	the risk that you may lose your entire investment;
•	the lack of liquidity of our common stock;
•	the restrictions on transferability of our common stock;
•	the background and qualifications of our advisor; and
•	the tax consequences of an investment in our common stock.

In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account. Given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our suitability standards are intended to help ensure that shares of our common stock are an appropriate investment for those of you who become investors.

In order to ensure adherence to the suitability standards above, requisite criteria must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix A. In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor. In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed Subscription Agreements will be maintained in our records for six years.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the USA PATRIOT Act), the units offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “Prohibited Partner,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

AMERICAN REALTY CAPITAL TRUST, INC.

v

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	Who is American Realty Capital Trust, Inc.?
A:	We are the first REIT sponsored by American Realty Capital. We are a Maryland corporation organized on August 17, 2007 which qualified as a REIT beginning with the taxable year ended December 31, 2008. Since such time, American Realty Capital has sponsored six other publicly offered REITS which include American Realty Capital New York Recovery REIT, Inc., or Recovery REIT, a Maryland corporation organized on October 6, 2009, Phillips Edison — ARC Shopping Center REIT, Inc., or PEARC, a Maryland corporation organized on October 13, 2009, American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation organized on July 29, 2010, American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation organized on August 23, 2010, American Realty Capital Trust II, Inc. or ARCT II, a Maryland corporation organized on September 10, 2010 and Corporate Income Properties — ARC, Inc., or CIP-ARC, a Maryland corporation organized on September 29, 2010. Additionally, American Realty Capital has sponsored Business Development Corporation of America, Inc., or Business Development Corporation, a Maryland corporation organized on May 5, 2010. Business Development Corporation is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act of 1940. For additional information concerning these other American Realty Capital-sponsored REITs, please see the section in this prospectus entitled “Conflicts of Interest”.
Q:	What is a REIT?
A:	In general, a real estate investment trust, or REIT, is a company that:
•	makes an election to be treated as a REIT for U.S. federal income tax purposes;
•	pays distributions to investors each year of at least 90% of its taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid;
•	avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to U.S. federal corporate income taxes and excise taxes on its net income, provided certain tax requirements are satisfied; and
•	combines the capital of many investors to acquire a large-scale diversified real estate portfolio under professional management.
Q:	How do you differentiate yourself from your competitors who offer non-traded public REIT shares or real estate limited partnership units?
A:	We intend to focus on acquiring a diversified portfolio of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. The net leases with our tenants allow us to pass through all operating and capital expenses items directly to our tenant. The tenant is billed directly for all expense items and capital costs and the tenant pays such costs directly to the provider without having to go through us. Multi-tenant retail and commercial properties, unlike our net lease properties, are subject to much greater volatility in operating results due to unexpected increases in operating costs or unforeseen capital and repair expenses. Our leases allow us to pass through these costs to the tenant.

We intend to build a portfolio where 50% or more of our distributions are from rents guaranteed by investment grade tenants. We believe that in addition to simply having investment grade tenants in your portfolio, the majority of the properties must be tenanted by investment grade (S&P rated BBB- or better) companies in order to maximize the investors’ risk-adjusted return. While we intend to pay distributions equivalent to those of our competitors, we believe that the risk-adjusted returns on our portfolio are superior to those of our competitors due to the high concentration of investment grade tenants, the duration of our leases, i.e., 15 years and greater, and the net lease structure of these leases.

Additionally, since we acquire long term leases with minimum, non-cancellable lease terms of ten or more years, the majority of which will be fifteen years or greater, we are less subject to vacancy risk and tenant turnover than our competitors who invest in multi-tenant properties. This allows us to better withstand periods of economic uncertainty versus properties with a number of short term leases. Our individual investments also tend to be smaller because we buy freestanding single-tenant properties versus multi-tenant properties such as malls, shopping centers and office buildings. This allows us to achieve much greater diversification by geography, tenant mix and property type. By achieving such diversification, we are less likely to be negatively affected by economic downturns in local markets.

Q:	Generally, what are the terms of your leases?
A:	We will seek to acquire properties that have leases with investment grade and other creditworthy tenants. We expect that our leases generally will be triple-net leases, which means that the tenant is responsible for all costs and expenses related to the use and operation of the property, including, but not limited to, the cost of maintenance, repairs, property taxes and insurance, utilities and all other operating and capital costs. In certain of these leases, we will be responsible for the repair and/or replacement of specific structural and load bearing components of a property, such as the roof or structure of the building. We expect that our leases generally will have terms often or more years, oftentimes with multiple renewal options. We may, however, enter into leases that have a shorter term.
Q:	How will you determine creditworthiness of prospective tenants and select potential investments?
A:	We will determine creditworthiness pursuant to various methods, including reviewing financial data and other information about the tenant. In addition, we may use an industry credit rating service to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. We will compare the reports produced by these services to the relevant financial and other data collected from these parties before consummating a lease transaction. Such relevant data from potential tenants and guarantors include income and cash flow statements and balance sheets for current and prior periods, net worth or cash flow of guarantors, and business plans and other data we deem relevant.

Our Advisor considers relevant real property and financial factors in selecting properties, including condition and location of the property, its income-producing capacity and the prospects for its long-term appreciation. Acquisitions or originations of loans are evaluated for the quality of income, and the quality of the borrower and the security for the loan or the nature and possibility of the acquisition of the underlying real estate asset. Investments in other real estate-related securities will adhere to similar principles. In addition, we consider the impact of each investment as it relates to our portfolio as a whole.

Q:	What is the experience of your officers and directors both in real estate in general and with net leased assets in particular?
A:	Nicholas S. Schorsch has been the chairman of the board and chief executive officer of our company since its formation in August 2007. Mr. Schorsch has been the chief executive officer of our advisor and property manager since their formation in August 2007. Mr. Schorsch has been the chairman and chief executive officer of Recovery REIT since its formation in October 2009 and chief executive officer of Recovery REIT’s advisor and property manager since their formation in November 2009. Mr. Schorsch has been the chairman and chief executive officer of ARC RCA and chief executive officer of the ARC RCA’s advisor since their formation in July and May 2010, respectively. Mr. Schrosch has been the chairman and chief executive officer of ARC HT and chief executive office of the ARC HT’s advisor and property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of ARCT II and the chief executive officer of the advisor and property manager of ARCT II since their formation in September 2010. Mr. Schorsch has been the president and director of CIP-ARC since its formation in September 2010.

William M. Kahane has been a director and the president, treasurer and chief operating officer of our company since its formation in August 2007. Mr. Kahane has been president, chief operating officer and treasurer of our advisor and property manager since their formation in August 2007. Mr. Kahane has been a director and the president, chief operating officer and treasurer of Recovery REIT since its formation in October 2009. Mr. Kahane has been the president, chief operating officer and treasurer of Recovery REIT’s advisor and property manager since their formation in November 2009. Mr. Kahane has been the director of PEARC since its formation in October 2009. Mr. Kahane has been a director and the president and chief operating officer of ARC RCA since its formation in July 2010. Mr. Kahane has been the president and chief operating officer of ARC RCA’s advisor since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARC HT since its formation in August 2010. Mr. Kahane has been the president and chief operating officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Kahane has been the director, president and chief operating officer of Business Development Corporation since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARCT II since its formation in September 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT II since their formation in September 2010.

Please also see the section entitled “Management” in this prospectus.

Q:	What is your environmental review policy?
A:	We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns. In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property. Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property. We expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials. Additionally, many of our leases contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property.
Q:	Do you expect to enter into joint ventures?
A:	Possibly. We may enter into joint ventures on property types that meet our overall investment strategy and return criteria that would otherwise not be available to us because the current owners may be reluctant to sell a 100% interest in their property. We may also enter into a joint venture with a third party who has control over a particular investment opportunity but does not have sufficient equity capital to complete the transaction. We may enter into joint ventures with our affiliates or with third parties. Generally, we will only enter into a joint venture in which we will control the decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.
Q:	Will distributions be taxable as ordinary income?
A:	Yes and no. Generally, distributions that you receive (not designated as capital gain dividends), including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent the distribution is from current or accumulated earnings and profits. However, distributions that we designate as capital gain dividends will generally be taxable as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year. We expect that some portion of your distributions may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution. The portion of your

x

distribution (not designated as a capital gain dividend, or, for taxable years beginning before January 1, 2011, qualified dividend income) that is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment. This defers a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor. You also should review the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”
Q:	How does a best efforts offering work?
A:	When shares are offered to the public on a “best efforts” basis, the brokers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all of the shares that we are offering.
Q:	What will you do with the money raised in this offering before you invest the proceeds in real estate?
A:	Until we invest the net proceeds of this offering in real estate, we may use a portion of the proceeds to fund distributions and we may invest in short-term, highly liquid or other authorized investments, such as money market mutual funds, certificates of deposit, commercial paper, interest-bearing government securities and other short-term investments. We may not be able to invest the proceeds in real estate promptly and such short-term investments will not earn as high of a return as we expect to earn on our real estate investments.
Q:	What is an “UPREIT”?
A:	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds substantially all of its properties through a partnership in which the REIT holds an interest as a general partner and/or a limited partner, approximately equal to the value of capital raised by the REIT through sales of its capital stock. We use an UPREIT structure because a sale of property directly to a REIT generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later exchanges its UPREIT units on a one-for-one basis for REIT shares. If the REIT shares are publicly traded, at the time of the exchange of units for shares, the former property owner will achieve liquidity for its investment. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of certain unfavorable U.S. federal income tax consequences.
Q:	Who can buy shares?
A:	Generally, you may buy shares pursuant to this prospectus provided that you have either (a) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (b) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and automobiles. Residents of certain states may have a different standard. You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.
Q:	Who should buy shares?
A:	An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, seek to diversify your personal portfolio with a finite-life real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation, and are able to hold your investment for a time period consistent with our liquidity plans. Persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, are not appropriate investors for us, as our shares will not meet those needs.

Q:	May I make an investment through my IRA, SEP or other tax-deferred account?
A:	Yes. You may make an investment through your individual retirement account (“IRA”), a simplified employee pension (“SEP”) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (a) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (b) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (c) whether the investment will generate unrelated business taxable income (“UBTI”) to your IRA, plan or other account, (d) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (e) the need to value the assets of your IRA, plan or other account annually or more frequently, and (f) whether the investment would constitute a prohibited transaction under applicable law.
Q:	Is there any minimum investment required?
A:	Yes. Generally, you must invest at least $1,000. Investors who already own our shares can make additional purchases for less than the minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.
Q:	What type of reports on my investment will I receive?
A:	We will provide you with periodic updates on the performance of your investment with us, including:
•	following our commencement of distributions to stockholders, four quarterly or 12 monthly distribution reports;
•	three quarterly financial reports only by written request;
•	an annual report;
•	an annual Form 1099; if applicable and
•	supplements to the prospectus during the offering period, via mailings or website access.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;
•	facsimile;
•	electronic delivery; or
•	posting, or providing a link, on our affiliated website, which is www.americanrealtycap.com.
Q:	When will I get my detailed tax information?
A:	If applicable your Form 1099 tax information will be placed in the mail by January 31 of each year.
Q:	How do I subscribe for shares?
A:	If you choose to purchase shares in this offering and you are not already a stockholder, you will need to complete and sign a subscription agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time you subscribe.

Q:	Who is the transfer agent?
A:	The name and address of our transfer agent is:

DST Systems, Inc.
430 W 7th St
Kansas City, MO 64105-1407
Phone (866) 771-2088
Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type and distribution mailing address should be directed to the transfer agent.

Q:	Who can help answer my questions?
A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
1-877-373-3522
www.americanrealtycap.com

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

Status of the Offering

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of July 1, 2009, we have sold the minimum of 4,500,000 shares of our common stock required to release the remaining subscription funds from escrow, and all subscription payments have been released to us. As of October 15, 2010, we had issued 45.1 million shares of common stock, including 339,077 shares issued in connection with an acquisition in March 2008. Total gross proceeds from these issuances were $446 million. As of October 15, 2010, the aggregate value of all share issuances and subscriptions outstanding was $450.4 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP). As of October 15, 2010, there were 104.4 million shares of our common stock available for sale, excluding shares available under the DRIP.

On August 5, 2010, we filed a registration statement on Form S-11 with the SEC to register $325,000,000 of common stock for the follow on offering to our initial public offering. Our initial public offering was originally set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act, we will now continue our initial public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow on offering effective.

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc. is a Maryland corporation, incorporated on August 17, 2007 that qualifies as a REIT. We expect to use the net proceeds from this offering to acquire and operate a portfolio of commercial real estate primarily consisting of freestanding, single-tenant properties net leased to investment grade and other creditworthy tenants located throughout the United States and Commonwealth of Puerto Rico. Because we have invested in a limited number of properties and have not yet identified any specific additional properties to purchase, other than as described in the “Investment Objectives and Policies” section herein, we may be considered to be a blind pool.

Our corporate offices are located at 106 York Road, Jenkintown, PA 19046. Our telephone number is 215-887-2189. Our fax number is 215-887-2585, and the e-mail address of our investor relations department is investorservices@americanrealtycap.com.

Our executive offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is 212-415-6500 and our fax number is 212-421-5799.

Our regional sales offices are located at Three Copley Place, Suite 3300, Boston, MA 02116. Our telephone number is 877-373-2522 and our fax number is 857-350-9597.

Additional information about us and our affiliates may be obtained at www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

REIT Status

If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification under the Code, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP,) to our stockholders, determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income. See “Material U.S. Federal Income Tax Considerations.”

Advisor

American Realty Capital Advisors, LLC, a Delaware limited liability company, is our advisor and is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions on our behalf.

Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have five directors, Nicholas S. Schorsch, William M. Kahane, Leslie D. Michelson, William G. Stanley and Robert H. Burns. Each of the latter three is independent of American Realty Capital Advisors, LLC. Each of our executive officers and two of our directors are affiliated with American Realty Capital Advisors, LLC. Our charter, which requires that a majority of our directors be independent of us, our sponsor, American Realty Capital Advisors, LLC, or any of our or their affiliates, provides that our independent directors will be responsible for reviewing the performance of American Realty Capital Advisors, LLC and must approve other matters set forth in our charter. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus. Our directors will be elected annually by the stockholders.

Operating Partnership

We expect to own substantially all of our real estate properties through American Realty Capital Operating Partnership, L.P., our operating partnership. We may, however, own properties directly, through subsidiaries of American Realty Capital Operating Partnership, L.P. or through other entities. We are the sole general partner of American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC is the initial limited partner of American Realty Capital Operating Partnership, L.P. Our ownership of properties in American Realty Capital Operating Partnership, L.P. is referred to as an “UPREIT.” This UPREIT structure may enable sellers of properties to transfer their properties to American Realty Capital Operating Partnership, L.P. in exchange for limited partnership units of American Realty Capital Operating Partnership, L.P. and defer potential gain recognition for U.S. federal income tax purposes with respect to such transfers of properties. The holders of units in American Realty Capital Operating Partnership, L.P. may have their units redeemed for cash or, at our option, shares of our common stock. At present, we have no plans to acquire any specific properties in exchange for units of American Realty Capital Operating Partnership, L.P.

Summary Risk Factors

Following are some of the risks relating to your investment:

•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts among us and our advisor, since (a) our principal executive officers own a majority interest in our advisor, our dealer manager and our property manager, (b) our advisor and other affiliated entities may compete with us and acquire properties suitable to our investment objectives, and (c) our advisor’s compensation arrangements with us and other American Realty Capital-sponsored programs may provide incentives that are not aligned with the interests of our stockholders.
•	This may be considered a blind pool offering since we own a limited number of properties and, other than as described in the “Investment Objectives and Policies” section herein, we have not identified any specific additional properties to acquire with the proceeds of this offering. As a result, you will be unable to evaluate the economic merit of all of our future investments prior to our making them and there may be a substantial delay in receiving a return, if any, on your investment.
•	Our charter generally prohibits you from acquiring or owning, directly or indirectly, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our outstanding shares of stock and contains additional restrictions on the ownership and transfer of our shares. Therefore, your ability to control the direction of our company will be limited.

•	No public market currently exists for shares of our common stock and one may never exist. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.
•	This is a best efforts offering and we might not sell all of the shares being offered. If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of properties, and the value of your investment may vary more widely with the performance of specific properties. There is a greater risk that you will lose money in your investment if we cannot diversify our portfolio of investments by geographic location, tenant mix and property type. Given the relatively small size of our expected individual real estate investments, we could expect to acquire a diverse portfolio by purchasing at least $45,000,000 in real estate assets. We anticipate that the average acquisition price of an individual property would be in the range of $3,000,000 to $5,000,000, and with our anticipated leverage, we could achieve this level of diversification by raising $16,000,000 or selling 1,600,000 shares.
•	We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls, but we will not incur debt to the extent it will restrict our ability to qualify as a REIT.
•	Until the proceeds from this offering are invested and generating operating cash flow sufficient to make distributions to our stockholders, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital, reduce the amount of capital we ultimately invest in properties, and negatively impact the value of your investment.
•	If we fail to continue to qualify as a REIT for U.S. federal income tax purposes or if we qualify and subsequently lose our REIT status, our operations and ability to make distributions to our stockholders would be adversely affected.
•	We are dependent on our advisor to select investments and conduct our operations. Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.
•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.
•	Our board of directors has the authority to designate and issue one or more classes or series of preferred stock without stockholder approval, with rights and preferences senior to the rights of holders of common stock, including rights to payment of distributions. If we issue any shares of preferred stock, the amount of funds available for the payment of distributions on the common stock could be reduced or eliminated.

Before you invest in us, you should carefully read and consider the more detailed “Risk Factors” section of this prospectus.

Description of Investments

American Realty Capital Trust shall seek to build a diversified portfolio comprised primarily of free-standing single-tenant bank branch, convenience store, retail, office and industrial properties that are double-net and triple-net leased to investment grade (S&P BBB- or better) and other creditworthy tenants. Triple-net (NNN) leases typically require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses. Double-net (NN) leases typically provide that the landlord is responsible for maintaining the roof and structure, or other structural aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. We will seek to build a portfolio where at least 50% of the portfolio will be comprised of properties leased to investment grade tenants. While most of our investment will be directly in such properties, we may also invest in entities that own or invest in such properties. We shall strive to assemble a portfolio of real estate that is diversified by industry, geography, tenants, credits, and use. We do not anticipate any single tenant or geographic concentration to comprise more than 10% of our portfolio. We anticipate that our portfolio will consist primarily of freestanding, single-tenant properties net leased for use as bank branches, convenience stores, retail, office and industrial establishments. Although we expect our portfolio will consist primarily of freestanding, single-tenant properties, we will not forgo opportunities to invest in other types of real estate investments that meet our overall investment objectives. Additionally, we expect to further diversify our portfolio by making first mortgage, bridge or mezzanine loans on single-tenant net-leased properties. We will acquire or invest in properties and loans located only in the United States and the Commonwealth of Puerto Rico.

Our advisor, American Realty Capital Advisors, LLC, will make recommendations to our board of directors for our investments. All acquisitions of commercial properties will be evaluated for tenant creditworthiness and the reliability and stability of their future income and capital appreciation potential. We will consider the risk profile, credit quality and reputation of potential tenants and the impact of each particular acquisition as it relates to the portfolio as a whole. Our board of directors will exercise its fiduciary duties to our stockholders in determining to approve or reject each of these investment recommendations. See the section of this prospectus captioned “Investment Objectives and Policies — Real Property Investments” for a more detailed descriptions. As we acquire properties, we will supplement this prospectus to describe material changes to our portfolio.

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the overall management and control of our affairs. The board has retained American Realty Capital Advisors, LLC to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. As described in greater detail under “Our Advisor,” below, our advisor will be responsible for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations. Where such leverage limitations are exceeded, or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our board of directors.

Because, other than as described in the “Investment Objectives and Policies” section herein, we have not yet identified any specific properties to purchase, we are considered to be a blind pool. As we acquire properties, we will supplement this prospectus to describe material changes to our portfolio.

We employ a focused investment strategy: acquire single-tenant, freestanding properties, net-leased on a long term basis to investment grade and other credit-worthy tenants. From a geographical standpoint, our target properties: (i) enjoy a strong location on “Main Street, USA,” e.g. pharmacies, banks, restaurants, gas/convenience stores; or (ii) are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

We believe that American corporations, seeking to reduce the costs of distributing their goods and services, are re-evaluating supply chain management and distribution/warehouse capabilities. We believe that this has led to an increased need for well-located real estate from which corporations may cost efficiently aggregate from suppliers and deploy to their regional retail stores. We consider these two operationally essential categories as complementary to our overall portfolio.

Estimated Use of Proceeds of This Offering

Depending primarily on the number of shares we sell in this offering, we estimate for each share sold in this offering approximately $8.71 (assuming no shares available under our distribution reinvestment plan are sold) will be available for the purchase of real estate. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our distribution reinvestment plan. The table below sets forth our estimated use of proceeds from this offering:

	Maximum Offering Amount (Not Including DRIP)	Actual Sale of 41,908,409 shares as of September 30, 2010 (Not Including DRIP)
		Amount	Percent
Gross Offering Proceeds	$1,500,000,000	$415,015,000	100.000%
Less Public Offering Expenses:
Selling Commissions & Dealer Manager Fee	150,000,000	37,899,000	9.132%
Organization and Offering Expenses	22,500,000	16,953,000	4.085%
Amount Available for Investment	1,327,500,000	360,163,000	86.783%
Acquisition and Development:
Acquisition and Advisory Fees	13,275,000	6,509,000	1.568%
Acquisition Expenses	6,000,000	3,524,960	0.849%
Initial Working Capital Reserve	1,500,000	—	0.000%
Amount Invested in Properties	$1,306,725,000	$350,129,040	84.365%

Investment Objectives

Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and
•	to preserve, protect and return your invested capital.

We also seek capital gain from our investments. Our core investment strategy for achieving these objectives is to acquire, own and manage a portfolio of freestanding commercial properties that are leased to a diversified group of creditworthy companies on a single tenant, net lease basis. Net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses (referred to as “triple-net leases”). See the “Investment Objectives and Policies” section of this prospectus for a more complete description of our investment policies and investment restrictions.

Conflicts of Interest

American Realty Capital Advisors, LLC, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	The management personnel of American Realty Capital Advisors, LLC, each of whom may in the future make investment decisions for other American Realty Capital-sponsored programs and direct investments, must determine which investment opportunities to recommend to us or another American Realty Capital-sponsored program or joint venture, and must determine how to allocate resources among us and any other future American Realty Capital-sponsored programs;
•	American Realty Capital Advisors, LLC may structure the terms of joint ventures between us and other American Realty Capital-sponsored programs;
•	Advisors, LLC, to manage and lease some or all of our properties;
•	American Realty Capital Advisors, LLC and its affiliates will have to allocate their time between us and other real estate programs and activities in which they may be involved in the future; and

•	American Realty Capital Advisors, LLC and its affiliates will receive fees in connection with transactions involving the purchase, financing, management and sale of our properties, and, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders.

Our officers and two of our directors also will face these conflicts because of their affiliation with American Realty Capital Advisors, LLC. These conflicts of interest could result in decisions that are not in our best interests. See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital Advisors, LLC.

(1)	The investors in this offering will own registered shares of common stock in American Realty Capital Trust, Inc.
(2)	The Individuals are our Sponsors, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block, and Edward M. Weil, Jr., whose ownership in the affiliates is represented by direct and indirect interests.
(3)	American Realty Capital II, LLC currently owns 20,000 shares of our common stock.
(4)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, which will serve as our dealer manager.
(5)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, which will serve as our advisor.
(6)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Property Management Agreement with American Realty Capital Properties, LLC, which serves as our property manager.

Prior Offering

For a summary of the prior offerings of our Sponsors see the section of this prospectus captioned “Prior Performance Summary.”

Terms of The Offering

We are offering an aggregate of 150,000,000 shares of common stock in our primary offering on a best-efforts basis at $10.00 per share. Discounts are available for certain categories of purchasers as described in the “Plan of Distribution” section of this prospectus. We also are offering 25,000,000 shares of common stock under our distribution reinvestment plan at $9.50 per share, subject to certain limitations, as described in the “Summary of Distribution Reinvestment Plan” section of this prospectus.

We may sell shares under the distribution reinvestment plan beyond the termination of our primary offering until we have sold 25,000,000 shares through the reinvestment of distributions, but only if there is an effective registration statement with respect to the shares. Under the Securities Act of 1933, as amended (the “Securities Act”), and in some states, we may not be able to continue the offering for these periods without filing a new registration statement, or in the case of shares sold under the distribution reinvestment plan, renew or extend the registration statement in such state. We may terminate this offering at any time prior to the stated termination date. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. We have sold the minimum amount of 4,500,000 shares of our common stock required for the release of all funds from escrow as of July 1, 2009. All subscription payments placed in escrow have been released to us.

On August 5, 2010, we filed a registration statement on Form S-11 with the SEC to register $325,000,000 of common stock for the follow on offering to our primary offering. Our primary offering was originally set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act, we will now continue our primary offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow on offering effective.

Compensation to Advisor and its Affiliates

Our Advisor, American Realty Capital Advisors, LLC and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the “Plan of Distribution” section of this prospectus. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010 (excluding DRIP shares)/ Maximum Offering (150,000,000 shares)
Selling Commission	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers.	$25,773,000/$105,000,000
Dealer Manager Fee	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$12,126,000/$45,000,000
Other Organization and Offering Expenses	We will reimburse American Realty Capital Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses.	$16,953,000/$22,500,000
Operational Stage
Acquisition Fees	We will pay to American Realty Capital Advisors, LLC 1% of the contract purchase price of each property acquired.	$6,509,000/$13,275,000
Acquisition Expenses	We will reimburse American Realty Capital Advisors, LLC for acquisition expenses (including, personnel costs) incurred in acquiring property. We expect these fees to be approximately 0.5% of the purchase price of each property. In no event will the total of all acquisition and advisory fees and acquisition expenses payable with respect to a particular investment exceed 4% of the contract purchase price.	$3,525,000/$6,000,000

Type of Compensation	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010 (excluding DRIP shares)/ Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	For the management and leasing of our properties, we will pay to American Realty Capital Properties, LLC, an affiliate of our advisor, a property management fee (a) 2% of gross revenues from our single tenant properties and (b) 4% of gross revenues from our multi-tenant properties, plus, in each case, market-based leasing commissions applicable to the geographic location of the property. We also will reimburse American Realty Capital Properties, LLC’s costs of managing the properties. American Realty Capital Properties, LLC or its affiliates may also receive a fee for the initial leasing of newly constructed properties, which would generally equal one month’s rent. In the unlikely event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of the tenant improvements. The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location as determined by a survey of brokers and agents in such area.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.

Type of Compensation	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010 (excluding DRIP shares)/ Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain, and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay the advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing, subject to certain limitations.	$3,786,000/Because this fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Liquidation/Listing Stage
Real Estate Commissions	A brokerage commission paid on the sale of property, not to exceed the lesser of one-half of reasonable, customary and competitive real estate commission or 3% of the contract price for property sold (inclusive of any commission paid to outside brokers), in each case, payable to our advisor if our advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	15% of remaining net sale proceeds after return of capital contributions plus payment to investors of a 6% cumulative, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation. We will not be entitled to the Subordinated Participation in Net Sale Proceeds unless our investors have received a 6% cumulative non-compounded return on their capital contributions.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	15% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 6% cumulative, non-compounded annual return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation. We will not be entitled to the Subordinated Incentive Listing Fee unless our investors have received a 6% cumulative non-compounded return on their capital contributions.	Not determinable at this time. There is no maximum amount of this fee.

Status of Fees Paid and Deferred

The following table sets forth the fees and expenses paid through September 30, 2010 (amounts in thousands).

	Total Fees Paid	Total Fees Deferred	Total Fees Forgiven
January 1, 2008 to December 31, 2008
Organizational and Offering Expenses	$2,289	$—	$200
Acquisition Fees	$1,507	$—	$—
Finance Coordination Fees	$1,131	$—	$—
Property management Fees	$—	$—	$100
Asset Management Fees	$—	$—	$733
January 1, 2009 to December 31, 2009
Organizational and Offering Expenses	$7,202	$—	$3,800
Acquisition Fees	$1,690	$—	$—
Finance Coordination Fees	$880	$—	$—
Property management Fees	$—	$—	$300
Asset Management Fees	$145	$—	$1,779
January 1, 2010 to September 30, 2010
Organizational and Offering Expenses	$7,462	$—	$—
Acquisition Fees	$6,509	$—	$—
Finance Coordination Fees	$3,786	$—	$—
Property management Fees	$—	$—	$536
Asset Management Fees	$850	$—	$2,595

Amounts paid to the advisor include approximately of $10,728 million offering costs incurred by the affiliated Advisor and Dealer Manager that exceeds 1.5% of gross offering proceeds earned cumulatively through September 30, 2010. Any organizational or offering expenses that exceed 1.5% of gross offering proceeds over the term of the offering will be the Advisor’s obligation.

The Company pays the Advisor an annualized asset management fee of up to 1.0% based on the aggregate contract purchase price of all properties. Through September 30, 2010, the Company paid $1 million to the Advisor and will determine if such fees will be partially waived in subsequent periods on a quarter-to-quarter basis. Such waived fees cumulatively through September 30, 2010 total approximately $5 million

Distributions

To maintain our qualification as a REIT, we are required, among other things, to generally make aggregate annual distributions to our stockholders of at least 90% of our annual REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We expect to calculate our monthly distributions based upon daily record and distribution declaration dates so investors may be entitled to distributions immediately upon purchasing our shares.

On February 25, 2008, our Board of Directors declared a distribution for each monthly period commencing 30 days subsequent to acquiring our initial portfolio of real estate investments. Accordingly, our daily distributions commenced accruing on April 5, 2008. The REIT’s initial distribution payment was paid to shareholders on May 21, 2008 representing distributions accrued from April 5, 2008 through April 30, 2008. Subsequently, we modified the payment date to the 2nd day following each month-end to stockholders of record at the close of business each day during the applicable period. The distribution was calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per day, and equaled a daily amount that, if paid each day for a 365-day period, equaled a 6.5% annualized rate based on the share price of $10.00.

On November 5, 2008, the Board of Directors of American Realty Capital Trust, Inc. (the “Company”) approved an increase in its annual cash distribution from $.65 to $.67, paid monthly. Based on a $10.00 share price, this 20-basis point increase, effective January 2, 2009, will result in an annualized distribution rate of 6.7%. For the period from January 1, 2008 through October 20, 2009 distributions paid totaled $2,414,456, inclusive of $933,631 of common shares issued under the distribution reinvestment plan. As of October 20, 2009, cash used to pay our distributions was entirely generated from funds received from operating activities and fee waivers from our Advisor. Our distributions have not been paid from any other sources. We have continued to pay distributions to our shareholders each month since our initial distributions payment.

On October 5, 2009, the Board of Directors of the Company approved a special distribution of $0.05 per share payable to shareholders of record on December 31, 2009. This special distribution will be paid in January 2010, and shall be paid in addition to the current annualized distribution of $0.67 per share. In the event we do not have enough cash to make distributions in the future, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions.

On January 27, 2010, the Board of Directors approved an increase in its annual cash distribution from $.67 to $.70, paid monthly. Based on a $10.00 share price, this 30 basis point increase, effective April 1, 2010, will result in an annualized distribution rate of 7.0%.

To date, the Company’s distributions have been paid with a combination of cash flows from operations and the proceeds from the sales of common stock. There can be no assurance that cash flows from operations will be sufficient to pay distributions in future periods.

The following table summarizes the Company’s historical and prospective distribution rate, reflecting the special distribution and increase to the annual rate effective April 1, 2010 noted above:

Period	Annualized Distribution Rate		Number of Months
May 2008(1) to December 2008	6.5%		8
January 2009 to March 2010	6.7%		15
Special Distribution – January 2010(2)	0.5%		—
	7.2	%(2)
April 2010 to – September 30, 2010	7%		6

(1)	initial distribution was paid in May 2008.
(2)	payable to shareholders of record as of December 31, 2009, resulting in a minimum distribution rate of 7.2% for an investor who owned a common share of the Company for the full year ended December 31, 2009.

The Company determined distributions paid to shareholders in 2009 to be reported as nondividend distributions on Form 1099 for the applicable period. Accordingly, such distributions are generally not subject to ordinary income tax in the related period. This tax characterization is consistent with distributions paid to shareholders in 2008. The tax characterization of the Company’s distributions is determined on an annual basis.

The portion of the distribution that is not subject to tax in a respective tax year is considered a return of capital for tax purposes and will reduce the tax basis of a shareholder’s investment. This defers a portion of applicable taxes until the investment is sold or the Company is liquidated, at which time the shareholder will be taxed at capital gains rates. However, because each investor’s tax considerations are different, the Company recommends that investors consult with their tax advisor.

The following is a chart of monthly distributions declared and paid since the commencement of the offering:

	Total	Cash	Distribution Reinvestment Plan
2008:
April	$—	$—	$—
May	30,262	22,008	8,254
June	49,638	35,283	14,355
July	55,042	34,788	20,254
August	57,584	36,519	21,065
September	61,395	39,361	22,034
October	61,425	41,078	20,347
November	65,496	43,646	21,850
December	64,442	42,876	21,566
	$445,284	$295,559	$149,725
2009:
January	$69,263	46,227	$23,036
February	76,027	50,214	25,813
March	74,915	49,020	25,895
April	101,282	64,375	36,907
May	128,867	78,604	50,263
June	180,039	106,741	73,298
July	217,325	127,399	89,926
August	290,230	177,620	112,610
September	375,926	220,165	155,761
October	455,051	264,729	190,322
November	563,472	328,555	234,917
December	643,125	374,715	268,410
	$3,175,522	$1,888,364	$1,287,158
2010:
January(1)	$1,498,413	$855,282	$643,131
February	866,051	485,025	381,026
March	863,896	480,674	383,222
April	1,085,719	600,607	485,112
May	1,262,558	695,838	566,720
June	1,496,076	821,779	674,296
July	1,637,264	894,427	742,837
August	1,895,554	1,028,264	867,290
September	2,148,405	1,174,295	974,110
	$12,753,935	$7,036,191	$5,717,744
Distributions	$16,374,741	$9,220,114	$7,154,627

(1)	Includes the special distribution paid on January 19, 2010 to shareholders of record as of December 31, 2009.

The Company, the Board of Directors and the Advisor share a similar philosophy with respect to paying the distributions. The distributions should principally be derived from cash flows generated from real estate operations. Specifically, funds from operations should equal or exceed distributions in a given period. If needed, the Advisor generally expects to waive its asset management fee and forego entitled reimbursements to ensure the full coverage of the Company’s distributions. The fees and reimbursement that are waived are not deferrals and accordingly, will not be paid by the Company in a future period.

See the section of this prospectus captioned “Description of Shares — Distribution Policy and Distributions” for a description of our distributions.

Listing or Liquidation

We will seek to list our shares of common stock for trading on the New York Stock Exchange, NASDAQ Stock Market or any successor exchange or market when and if our independent directors believe listing would be in the best interest of our stockholders. However, at this time, we have no intention to list our shares. We do not anticipate that there will be any market for our common stock unless and until our shares are listed. If we do not list our shares of common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, we intend to either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or
•	seek stockholder approval of the liquidation of our corporation.

If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we intend then to adopt a plan of liquidation and commence an orderly liquidation of our properties.

Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, you may have the distributions you receive from us reinvested in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. No sales commissions or dealer manager fees will be paid on shares sold under our distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days prior written notice to you.

We are required to discontinue sales of shares under the distribution reinvestment plan on the earlier of January 25, 2011, which is three years from the effective date of this offering, or the date we sell all of the shares registered for sale under the distribution reinvestment plan, unless we file a new registration statement with the Securities and Exchange Commission and applicable states. On August 5, 2010, we filed a registration statement on Form S-11 with the SEC to register $325,000,000 of common stock for the follow on offering to our primary offering. As permitted by Rule 415 of the Securities Act, we will now continue our primary public offering and the sale of shares under the distribution reinvestment plan until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow on offering effective.

We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares to us in limited circumstances. Our share repurchase program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year and who purchased their shares from us or received the shares through a non-cash transaction, not in the secondary market, may present all or a portion consisting of the holder’s shares to us for repurchase at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for repurchase for cash to the extent that we have sufficient funds available to us to fund such repurchase. We will not pay to our board of directors, advisor or its affiliates any fees to complete any transactions under our share repurchase program.

During the term of this offering and any subsequent public offering of our shares, the purchase price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date — 96.25% of the amount you actually paid for each share; and after two years from the purchase date — 97.75% of the amount you actually paid for each share; and after three years from the purchase date — 100% of the amount you actually paid for each share; (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). At any time we are engaged in an offering of shares, the per share price for shares purchased under our repurchase plan will always be equal to or lower than the applicable per share offering price. Thereafter, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). Our board of directors will announce any purchase price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. Our board of directors shall use the following criteria for determining the net asset value of the shares: value of our assets (estimated market value) less the estimated market value of our liabilities, divided by the number of shares. The Board, with advice from the Advisor, (i) will make internal valuations of the market value of its assets based upon the current capitalization rates of similar properties in the market, recent transactions for similar properties acquired by the Company and any extensions, cancellations, modifications or other material events affecting the leases, changes in rents or other circumstances related to such properties, (ii) review internal appraisals prepared by the Advisor following standard commercial real estate appraisal practice and (iii) every three years or earlier, in rotation will have all of the properties appraised by an external appraiser. Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

On November 12, 2008, the Company’s board of directors modified the Share Repurchase Program (“SRP”) to fund purchases under the SRP, not only from the Distribution Reinvestment Plan (“DRIP”), but also from operating funds of the Company. Accordingly, purchases under the SRP, subject to the terms of the SRP, may be funded from the proceeds from the sale of shares under the DRIP, from proceeds of the sale of shares in a public offering, and with other available allocated operating funds. However, purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year. The other terms and conditions of the SRP remain unchanged.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for repurchases must be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares repurchased at any time prior to the last day of the applicable quarter. Shares presented for repurchase will continue to earn daily distributions up to and including the repurchase date.

Our board of directors may choose to amend, suspend or terminate our share repurchase program upon 30 days notice.

For the year ended December 31, 2009, we received requests to redeem 3,000 common shares pursuant to our share repurchase program. We redeemed 100% of the redemption requests at an average price per share of $9.625 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan and from operating funds of the Company.

For the quarter ended March 31, 2010, we received requests to redeem 54,696.5060 common shares pursuant to our Share Redemption Plan. We redeemed 100% of the redemption requests for the quarter ended March 31, 2010 at an average price per share of $10.00. We funded share redemptions for the period noted from the cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

For the quarter ended June 30, 2010, we received requests to redeem 173,851.450 common shares pursuant to our Share Redemption Plan. Subsequent to June 30, 2010, requests to redeem 67,567.3170 shares were not redeemed due to a redemption request that was made but later withdrawn by a stockholder and redemption requests that were made by stockholders which were ineligible. We redeemed 100% of the redemption requests for the quarter ended June 30, 2010, at an average price per share of $9.671. We funded share redemptions for the period noted above from cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

For the quarter ended September 30, 2010, we received requests to redeem 90,301.1250 common shares pursuant to our Share Redemption Plan. We redeemed 100% of the redemption requests for the quarter ended September 30, 2010, at an average price per share of $9.765. We funded share redemptions for the period noted above from the cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

Description of Shares

Uncertificated Shares

Our board of directors has authorized the issuance of shares of our stock without certificates. We expect that, unless and until our shares are listed on the New York Stock Exchange or NASDAQ Stock Market, we will not issue shares in certificated form. Our transfer agent maintains a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner delivers a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required form to you upon request. The transfer will be effective and the transferee of the shares will be recognized as the holder of such shares within five business days of our receipt of the required documentation, subject to restrictions in our charter. If the transferor (original owner) is participating in the Share Repurchase Program at the time of transfer, then distributions owed and paid after the transfer date will be paid in the form of cash and not reinvested in additional shares. The transferor will continue to earn dividends up to and including the transfer date.

Stockholder Voting Rights and Limitations

We hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at such meetings. We may also call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Restriction on Ownership and Transfer

Our charter contains restrictions on ownership and transfer of the shares that, among other restrictions, prevent any one person from owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, unless exempted by our board of directors. For a more complete description of the shares, including this and other restrictions on the ownership and transfer of our shares, please see the “Description of Shares” section of this prospectus. Our charter also limits your ability to transfer your shares to prospective stockholders unless (a) they meet the minimum suitability standards regarding income or net worth, which are described in the “Suitability Standards” section immediately following the cover page of this prospectus, and (b) the transfer complies with minimum purchase requirements, which are described above in the sections entitled “Suitability Standards” and “How to Subscribe.”

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in American Realty Capital Trust, Inc.

Except as described herein, we have no prior operating history or established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

Except as described in this prospectus, we have no operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated on August 17, 2007. We have limited investments in real estate or otherwise. Although Mr. Schorsch, Mr. Kahane and other members of our advisor’s management have significant experience in the acquisition, finance, management and development of commercial real estate, the prior performance of real estate investment programs sponsored by affiliates of Mr. Schorsch, Mr. Kahane and our advisor may not be indicative of our future results.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;
•	increase awareness of the American Realty Capital Trust, Inc. name within the investment products market;
•	expand and maintain our network of licensed securities brokers and other agents;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and
•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Please also see herein the section entitled “Adverse Business Developments and Conditions.”

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including Nicholas S. Schorsch and William M. Kahane, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. We maintain separate key man life insurance policies on each Nicholas S. Schorsch, William M. Kahane, Brian S. Block, Peter M. Budko and Edward M. Weil, Jr.. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Because this is a blind pool offering, you will not have the opportunity to evaluate all of our investments before we make them, which makes an investment in us more speculative.

Other than as described in the “Investment Objectives and Policies” section herein, we have not yet acquired or identified any investments that we may make. Additionally, we will not provide you with information to evaluate our investments prior to our acquisition of properties. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of freestanding, single-tenant commercial properties net leased to investment grade or other creditworthy tenants. We may also, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate. We will acquire or invest in properties located only in the United States and the Commonwealth of Puerto Rico. In addition, our advisor may make or invest in mortgage, bridge or mezzanine loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that such investments are advantageous to us. We have established policies relating to the creditworthiness of tenants of our properties, but our board of directors will have wide discretion in implementing these policies, and you will not have the opportunity to evaluate potential tenants. For a more detailed discussion of our investment policies, see the “Investment Objectives and Policies — Acquisition and Investment Policies” section of this prospectus.

There is no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There currently is no public market for our shares and there may never be one. If you are able to find a buyer for your shares, you may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share repurchase program includes numerous restrictions that would limit your ability to sell your shares to us. Our board of directors may reject any request for repurchase of shares, or amend, suspend or terminate our share repurchase program upon 30 days notice. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares. See “Suitability Standards,” “Description of Shares — Restrictions on Ownership and Transfer” and “Share Repurchase Program” elsewhere for a more complete discussion on the restrictions on your ability to transfer your shares.

If we, through American Realty Capital Advisors, LLC, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of American Realty Capital Advisors, LLC, our advisor, in acquiring of our investments, selecting tenants for our properties and securing independent financing arrangements. We currently do not own any properties or have any operations, financing or investments. Except for investors who purchase shares in this offering after such time as this prospectus is supplemented to describe one or more identified investments, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of American Realty Capital Advisors, LLC and the oversight of our board of directors. We cannot be sure that American Realty Capital Advisors, LLC will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If we, through American Realty Capital Advisors, LLC, are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, if we cannot find at least one suitable investment within one year after we reach our minimum offering, and if our board of directors determines it is in our best interests, liquidate. In such an event, our ability to pay distributions to our stockholders would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and, in the event we develop properties, development of income-producing properties, likely would adversely affect our ability to make distributions and the value of your overall returns. In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties. This, in turn, would reduce the value of your investment. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties. If American Realty Capital Advisors, LLC is unable to obtain suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. If we cannot invest proceeds from this offering within a reasonable amount of time, or if our board of directors determines it is in the best interests of our stockholders, we will return the uninvested proceeds to investors.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a best efforts basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. For example, in the event we only sell a small amount in excess of 750,000 shares, we may be able to make only a few investments. If we only are able to make a few investments, we would not achieve any asset diversification. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including Nicholas S. Schorsch and William M. Kahane, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. We maintain separate key man life insurance policies on each Nicholas S. Schorsch, William M. Kahane, Brian S. Block, Peter M. Budko and Edward M. Weil, Jr.. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, generally require us to indemnify our directors, officers, employees and agents and our advisor and its affiliates for actions taken by them in good faith and without negligence or misconduct. Additionally, our charter limits the liability of our directors and officers subject to the conditions imposed by Maryland law, subject to the limitations required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Associations, also known as the NASAA REIT Guidelines. Although our charter does not allow us to exonerate and indemnify our directors and officers to a greater extent than permitted under Maryland law and the NASAA REIT Guidelines, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases which would decrease the cash otherwise available for distribution to you. See the section captioned “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere herein.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

American Realty Capital Advisors, LLC will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

Affiliates of our advisor have sponsored other real estate investment programs, American Realty Capital New York Recovery REIT, Inc., or Recovery REIT, Phillips Edison-ARC Shopping Center REIT Inc., or PEARC, American Realty Capital — Retail Centers of American, Inc. or ARC RCA, American Realty Capital Healthcare Trust, Inc. or ARC HT and Corporate Income Properties-ARC, Inc., or CIP-ARC. Recovery REIT intends to acquire quality income-producing commercial real estate, as well as make real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located in the New York metropolitan area, primarily New York City. PEARC intends to invest primarily in necessity-based neighborhood and community shopping centers throughout the United States, with a focus on grocery anchored shopping centers. ARC RCA intends to invest primarily in existing anchored, stabilized core retail properties, including power centers, lifestyle centers, grocery-anchored shopping centers and other need-based shopping centers located in the United States and at least 80% leased at the time of acquisition. ARC HT intends to invest primarily in medical office buildings and healthcare-related facilities in the United States. CIP-ARC intends to invest primarily in tenant commercial properties and lease them back to the sellers pursuant to leases generally having terms of at least ten years in the United States and Europe. Affiliates of our advisor may sponsor additional other real estate investment programs in the future. We may buy properties at the same time and/or in the same geographic areas as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of American Realty Capital Advisors, LLC. There is a risk that American Realty Capital Advisors, LLC will choose a property that provides lower returns to us than a property purchased by another American Realty Capital-sponsored program. We cannot be sure that officers and key personnel acting on behalf of American Realty Capital Advisors, LLC and on behalf of managers of other American Realty Capital-sponsored programs will act in our best interests when deciding whether to allocate any particular property to us. Also, although our board of directors adopted a policy whereby we may not acquire properties from affiliated entities, we may in the future, with the approval of our board, change our policy and acquire properties from, or sell properties to, other American Realty Capital-sponsored programs, and although we will do so consistent with our investment procedures, objectives and policies, transactions entered between us and our affiliates will not be subject to arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a qualified independent appraiser selected by our independent directors. In addition, a majority of our directors, including a majority of independent directors, who have no financial interest in the transaction, must determine that the transaction is fair and reasonable to us and that the transaction is at a price to us not greater than the cost to our affiliate or, if the price to us exceeds the cost paid by our affiliate, that there is substantial justification for the excess cost. Furthermore, if one of the other American Realty Capital-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment. Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations therein on our behalf, since other American Realty Capital-sponsored programs may be competing with us for these investments.

American Realty Capital Advisors, LLC faces conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint ventures with other American Realty Capital-sponsored programs for the acquisition, development or improvement of properties. American Realty Capital Advisors, LLC may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since American Realty Capital Advisors, LLC and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.

American Realty Capital Advisors, LLC and its officers and employees and certain of our key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

American Realty Capital Advisors, LLC and its officers and employees and certain of our key personnel and their respective affiliates are key personnel, general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. All of our executive officers will spend at least a majority of their time involved in our operations and Messrs. Budko, Block and Weil will spend substantially all of their time involved in our operations. However, during times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate. If this occurs, the returns on our investments may suffer.

Our officers face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Each of our executive officers, including Nicholas S. Schorsch, who also serves as the chairman of our board of directors, and William M. Kahane, president and chief operating officer, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us or our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties, to affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets.

American Realty Capital Advisors, LLC faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our advisory agreement, American Realty Capital Advisors, LLC or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s or its affiliates’ entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle the advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement will require us to pay a performance-based termination fee to our advisor or its affiliates in the event that we terminate the advisor prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to the advisor or its affiliates at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated advisor. Moreover, our advisor will have the right to terminate the advisory agreement upon a change of control of our company and thereby trigger the payment of the performance fee, which could have the effect of delaying, deferring or preventing the change of control.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Proskauer Rose LLP acts as legal counsel to us and also represents our advisor and some of its affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Proskauer Rose LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.

An affiliate of American Realty Capital Advisors, LLC, our advisor, has developed a program to facilitate real estate acquisitions for persons (“1031 Participants”) who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Code Section 1031 (“Section 1031 Exchange Program”). The program is described in greater detail under “Investment Objectives and Criteria —  Acquisition and Investment Policies — Section 1031 Exchange Program.” The Section 1031 Exchange Program involves a private placement of co-tenancy interests in real estate. There are significant tax and securities disclosure risks associated with these private placement offerings of co-tenancy interests to 1031 Participants. For example, in the event that the Internal Revenue Service, or the IRS, conducts an audit of the purchasers of co tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co- tenancy interests and its sponsors. We anticipate providing certain financial guarantees, described in “Investment Objectives and Policies — Section 1031 Exchange Program,” in the event co-tenancy interests in such offerings are not sold and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you. In addition, disclosure of any such litigation may limit our future ability to raise additional capital through the sale of stock or borrowings.

We are subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.

Our participation in the Section 1031 Exchange Program involves an obligation to purchase any co-tenancy interests in a property that remain unsold at the completion of a Section 1031 Exchange Program private placement offering. Accordingly, we could be required to purchase the unsold co-tenancy interests and thus become subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;
•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents, or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns. In the event that our interests become adverse to those of the other co-tenants, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants. We might want to sell our co-tenancy interests in a given property at a time when the other cotenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned entirely.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Lenders providing lines of credit may restrict our ability to draw on our lines of credit by the amount of our potential obligation. Further, our lenders may view such obligations in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders that limit the amount of loans they can make to any one borrower. These events could limit our operating flexibility and our ability to make distributions to you.

Risks Related to This Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. This and other restrictions in our charter on the ownership and transfer of our stock may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Restrictions on Ownership and Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 250,000,000 shares of stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of repurchase of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit your ability to exit the investment.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC. As a result, American Realty Capital Advisors, LLC and any affiliate of American Realty Capital Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. For a more detailed discussion of the Maryland laws governing us and the ownership of our shares of common stock, see the section of this prospectus captioned “Description of Shares — Business Combinations.”

Maryland law also limits the ability of a third party to buy a large stake in us and exercise voting power in electing directors.

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by interested stockholders, that is, by the acquirer, by officers or by directors who are employees of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock that would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition act any and all acquisitions of our common stock by American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC. There can be no assurance that this provision will not be amended or eliminated at any time in the future. This statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer by anyone other than our affiliates or any of their affiliates. For a more detailed discussion on the Maryland laws governing control share acquisitions, see the section of this prospectus captioned “Description of Shares — Control Share Acquisitions.”

If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act), pursuant to an exemption in Section 3(c)(5)(C) of the Investment Company Act and certain No-Action Letters from the Securities and Exchange Commission. Pursuant to this exemption, (a) at least 55% of our assets must consist of real estate fee interests or loans secured exclusively by real estate or both; (b) at least 25% of our assets must consist of loans secured primarily by real estate (this percentage will be reduced by the amount by which the percentage in (a) above is increased); and (c) up to 20% of our assets may consist of miscellaneous investments. We intend to monitor compliance with these requirements on an ongoing basis. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to investors and possibly lower your returns.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which you are entitled to vote, and therefore, your vote on a particular matter may be superseded by the vote of others.

You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;
•	amendments of our charter (including a change in our investment objectives), except certain amendments that do not adversely affect the rights, preferences and privileges of our stockholders;
•	our liquidation or dissolution;
•	a reorganization of our company, as provided in our charter; and

•	mergers, consolidations or sales or other dispositions of substantially all of our assets, as provided in our charter.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investments.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. These policies may change over time. The methods of implementing our investment policies may also vary, as new real estate development trends emerge and new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders. As a result, the nature of your investment could change without your consent.

You are limited in your ability to sell your shares pursuant to our share repurchase program and may have to hold your shares for an indefinite period of time.

Our board of directors may amend the terms of our share repurchase program without stockholder approval. Our board of directors also is free to suspend or terminate the program upon 30 days notice or to reject any request for repurchase. In addition, the share repurchase program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share repurchase program. If our board of directors authorizes a repurchase from legally available funds, we will limit the number of shares repurchased pursuant to our share repurchase program as follows: (a) during any calendar year, the number of shares we will redeem will be limited to the proceeds in the distribution reinvestment plan (shares requested for repurchase upon the death of a stockholder will not be subject to this limitation); and (b) funding for the repurchase of shares will be limited to the net proceeds we receive from the sale of shares under our distribution reinvestment plan. These limits might prevent us from accommodating all repurchase requests made in any year. See the “Description of Shares — Share Repurchase Program” section of this prospectus for more information about the share repurchase program. These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares consistent with comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us customarily performed in underwritten offerings.

The dealer manager, Realty Capital Securities, LLC, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently authorizes us to issue up to 250,000,000 shares of stock, of which 240,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock.

Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors. Existing stockholders and investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (a) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (b) sell securities that are convertible into shares of our common stock, (c) issue shares of our common stock in a private offering of securities to institutional investors, (d) issue shares of our common stock upon the exercise of the options granted to our independent directors, (e) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (f) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of American Realty Capital Operating Partnership, L.P., existing stockholders and investors purchasing shares in this offering will likely experience dilution of their equity investment in us. In addition, the partnership agreement for American Realty Capital Operating Partnership, L.P. contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of American Realty Capital Operating Partnership, L.P. Because the limited partnership units of American Realty Capital Operating Partnership, L.P. may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between American Realty Capital Operating Partnership, L.P. and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to American Realty Capital Advisors, LLC and its affiliates reduces cash available for investment and distribution.

American Realty Capital Advisors, LLC and its affiliates will perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing of our mortgage, bridge or mezzanine loans, if any, and the administration of our other investments. They are paid substantial fees for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of the fees payable to such entities in respect of this offering, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, rental income from such properties, and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. We cannot assure you that we will be able to pay or maintain our current anticipated level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage, bridge or mezzanine loans or any investments in securities will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient legally available cash from operations to make a distribution required to qualify for or maintain our REIT status. We may increase borrowing or use proceeds from this offering to make distributions, each of which could be deemed to be a return of your capital. We may make distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow. Any such distributions will constitute a return of capital and may reduce the amount of capital we ultimately invest in properties and negatively impact the value of your investment. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see the section of this prospectus captioned “Description of Shares — Distribution Policy and Distribution.”

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering and for a substantial period of time thereafter.

Until 18 months after the termination of this offering or the termination of any subsequent offering of our shares, we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole. We will disclose this net asset value to stockholders in our filings with the SEC. Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering. See “Investment by Tax-Exempt Entities and ERISA Considerations — Annual or More Frequent Valuation Requirement.”

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;
•	changes in supply of or demand for similar or competing properties in an area;
•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;
•	changes in tax, real estate, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

Many of our properties will depend upon a single tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

We expect that many of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

A high concentration of our properties in a particular geographic area, or that have tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants. However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on our portfolio. Similarly, if our tenants are concentrated in a certain industry or industries, any adverse effect to that industry generally would have a disproportionately adverse effect on our portfolio.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we will suffer reduced revenues which may result in less cash to be distributed to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce your return.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

We may be unable to secure funds for future tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We intend to reserve only 0.1% of the gross proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Many of our leases will not contain rental increases over time. Therefore, the value of the property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or in the event we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions, which preclude pre-payments of a loan, could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Any properties that we buy in the future will be, subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. While we expect that many of our properties will be leased on a triple-net-lease basis or will require the tenants to pay all or a portion of such expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we may have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

Adverse economic conditions will negatively affect our returns and profitability.

Our operating results may be affected by the following market and economic challenges, which may result from a continued or exacerbated general economic slow down experienced by the nation as a whole or by the local economics where our properties may be located:

•	poor economic conditions may result in tenant defaults under leases;
•	re-leasing may require concessions or reduced rental rates under the new leases; and
•	increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

The length and severity of any economic downturn cannot be predicted. Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Generally, each of our tenants will be responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts that our advisor determines are sufficient to cover reasonably foreseeable losses. Tenants of single-user properties leased on a triple-net-lease basis typically are required to pay all insurance costs associated with those properties. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government, and has been renewed until December 31, 2014. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

CC&Rs may restrict our ability to operate a property.

Some of our properties are contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

While we do not currently intend to do so, we may use proceeds from this offering to acquire and develop properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

While we do not currently intend to do so, we may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. Although we intend to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

If we contract with an affiliated development company for newly developed property, we cannot guarantee that our earnest money deposit made to the development company will be fully refunded.

While we currently do not have an affiliated development company, our sponsor and/or its affiliates may form a development company. In such an event, we may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from an affiliate of American Realty Capital Advisors, LLC that is engaged in construction and development of commercial real properties. Properties acquired from an affiliated development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties. In the case of properties to be developed by an affiliated development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property by our affiliate. At the time of contracting and the payment of the earnest money deposit by us, our development company affiliate typically will not have acquired title to any real property. Typically, our development company affiliate will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into such a contract with our development company affiliate even if at the time of contracting we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we will not be required to close a purchase from our development company affiliate, and will be entitled to a refund of our earnest money, in the following circumstances:

•	our development company affiliate fails to develop the property;
•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or
•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of our development company affiliate to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances since our development company affiliate may be an entity without substantial assets or operations. However, our development company affiliate’s obligation to refund our earnest money deposit may be guaranteed by American Realty Capital Properties, LLC, our property manager, which will enter into contracts to provide property management and leasing services to various American Realty Capital-sponsored programs, including us, for substantial monthly fees. As of the time American Realty Capital Properties, LLC may be required to perform under any guaranty, we cannot assure that American Realty Capital Properties, LLC will have sufficient assets to refund all of our earnest money deposit in a lump sum payment. If we were forced to collect our earnest money deposit by enforcing the guaranty of American Realty Capital Properties, LLC, we will likely be required to accept installment payments over time payable out of the revenues of American Realty Capital Properties, LLC operations. We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances. See “Investment Objectives and Policies — Acquisition and Investment Policies.”

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us may affect the cash available for distributions and the amount of distributions.

Our properties typically are, and we expect will be, located in developed areas. Therefore, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Delays in acquisitions of properties may an have adverse effect on your investment.

There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection, acquisition and/or development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you. See “Investment Objectives and Policies —  Environmental Matters.”

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cashflows.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Our recovery of an investment in a mortgage, bridge or mezzanine loan that has defaulted may be limited.

There is no guarantee that the mortgage, loan or deed of trust securing an investment will, following a default, permit us to recover the original investment and interest that would have been received absent a default. The security provided by a mortgage, deed of trust or loan is directly related to the difference between the amount owed and the appraised market value of the property. Although we intend to rely on a current real estate appraisal when we make the investment, the value of the property is affected by factors outside our control, including general fluctuations in the real estate market, rezoning, neighborhood changes, highway relocations and failure by the borrower to maintain the property. In addition, we may incur the costs of litigation in our efforts to enforce our rights under defaulted loans.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990 (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Economic conditions may adversely affect our income.

U.S. and international markets are currently experiencing increased levels of volatility due to a combination of many factors, including decreasing values of home prices, limited access to credit markets, higher fuel prices, less consumer spending and fears of a national and global recession. The effects of the current market dislocation may persist as financial institutions continue to take the necessary steps to restructure their business and capital structures. As a result, this economic downturn has reduced demand for space and removed support for rents and property values. Since we cannot predict when the real estate markets will recover, the value of our properties may decline if current market conditions persist or worsen.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our rental income to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Our real estate investments may include special use single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

We focus our investments on commercial and industrial properties, including special use single tenant properties. These types of properties are relatively illiquid compared to other types of real estate and financial assets. This illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. With these properties, if the current lease is terminated or not renewed or, in the case of a mortgage loan, if we take such property in foreclosure, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties and adversely affect returns to you.

Risks Associated with Debt Financing

We may incur mortgage indebtedness and other borrowings, which may increase our business risks.

We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute at least 90% of our annual REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, to our stockholders. We may also borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. There is no limitation on the amount we may borrow against any single improved property. However, under our charter, we are required to limit our borrowings to 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of our gross assets as of the date of any borrowing, unless excess borrowing is approved by a majority of the independent directors. Our borrowings will not exceed 300% of our net assets, unless the excess is approved by a majority of our independent directors, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines. We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of your investment.

Current state of debt markets could have a material adverse impact on our earnings and financial condition.

The domestic and international commercial real estate debt markets are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold Collateralized Mortgage Backed Securities in the market. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

The recent dislocations in the debt markets has reduced the amount of capital that is available to finance real estate, which, in turn, (a) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace American Realty Capital Advisors, LLC as our advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We expect that we will incur indebtedness in the future. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Our charter generally limits us to incurring debt no greater than 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of all of our assets as of the date of any borrowing, unless any excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We have elected to be taxed as a REIT beginning with the tax year ending December 31, 2008 and intend to operate in a manner that will allow us to continue to qualify as a REIT. In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Code and Treasury Regulations and various factual matters and circumstances that are not entirely within our control. We intend to structure our activities in a manner designed to satisfy all of these requirements. However, if certain of our operations were to be recharacterized by the IRS, such re-characterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. Proskauer Rose LLP, our legal counsel, has rendered its opinion that we qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific rules, the various tests imposed by the Code. Proskauer Rose LLP will not review these operating results or compliance with the qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Proskauer Rose LLP’s legal judgment based on the law in effect as of the date of this prospectus. Proskauer Rose LLP’s opinion is not binding on the IRS or the courts and we will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liability that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state, and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We may also be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as taxable REIT subsidiaries (“TRS”), which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. If we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income.

In addition, we will incur a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code. From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur.

As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which shareholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

As long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding any TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Our ownership of a taxable REIT subsidiary will be limited and our transactions with a taxable REIT subsidiary will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules in certain instances limit the deductibility of interest paid or accrued by a TRS to its affiliated REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

We intend to use a TRS for short- and medium-term net lease assets that we intend to acquire and promptly resell for immediate gain. Our TRS will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed. We anticipate that securities of our TRS will not make up more than 25% of the value of our total assets. We will monitor the value of our investments in our TRS for the purpose of ensuring compliance with TRS ownership limitations. Furthermore, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s length terms to avoid incurring the 100% penalty tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% penalty tax discussed above.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of the operating partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

We may choose to make dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to generally distribute at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) each year, determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to satisfy this requirement, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Generally, under IRS Revenue Procedure 2010 – 12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the price of our common stock.

Further, while Revenue Procedure 2010 – 12 generally applies only to taxable dividends payable in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders will generally be taxable as ordinary income.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or for tax years beginning before January 1, 2011, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2011, as qualified dividend income generally to the extent they are attributable to dividends we receive from our taxable REIT subsidiaries, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Our stockholders may have tax liability on distributions that they elect to reinvest in common stock, but they would not receive the cash from such distributions to pay such tax liability.

If our stockholders participate in our distribution reinvestment plan, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the shares of common stock received.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% for tax years beginning before January 1, 2011. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including the market price of our common stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make or liquidate attractive investments from our portfolio. Thus, compliance with the REIT requirements may hinder our operating performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally may not include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) may consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRS. If we fail to comply with these requirements at the end of any calendar quarter, we must remedy the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and experiencing adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, as long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable to sales or exchanges of U.S. real property generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders.”

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Our common stock will not constitute a “U.S. real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a U.S. real property interest if (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be “regularly traded” on an established market. See “Material U.S. Federal Income Tax Considerations-Taxation of Non-U.S. Stockholders — Sale of Shares.” We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders — Taxation of Tax-Exempt Stockholders.”

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

In order to avoid triggering additional taxes and/or penalties, if you intend to invest in our shares through pension or profit-sharing trusts or IRAs, you should consider additional factors.

If you are investing the assets of a pension, profit-sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;
•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;
•	your investment satisfies the prudence and diversification requirements of ERISA;
•	your investment will not impair the liquidity of the plan or IRA;
•	your investment will not produce UBTI for the plan or IRA;
•	you will be able to value the assets of the plan annually in accordance with ERISA or Code requirements; and
•	your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Code Section 4975.

For a more complete discussion of the foregoing risks and other issues associated with an investment in shares by retirement plans, please see the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this registration statement, and we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Any forward-looking statements are subject to unknown risks and uncertainties, including those discussed in the “Risk Factors” section of this registration statement.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell the maximum offering of 150,000,000 shares of common stock pursuant to this offering as well as our use of the proceeds raised in this offering based upon our actual sale of 41,908,409 shares as of September 30, 2010, excluding DRIP shares. Many of the figures set forth below with respect to the maximum offering amount represent management’s best estimate since they cannot be precisely calculated at this time. Assuming a maximum offering, we expect that approximately 87.115% of the money that stockholders invest will be used to buy real estate or make other investments and approximately 0.1% will be used for working capital, while the remaining approximately 12.885% will be used to pay expenses and fees including the payment of fees to Realty Capital Advisors, LLC, our advisor, and Realty Capital Securities, LLC, our dealer manager.

	Maximum Offering Amount (Not Including DRIP)(1)	Actual Offering as of 09/30/2010 (Not Including DRIP)(2)
		Amount	Percent
Gross Offering Proceeds	$1,500,000,000	$415,015,000	100.000%
Less Public Offering Expenses:
Selling Commissions & Dealer Manger Fee(3)	150,000,000	37,899,000	9.132%
Organization and Offering Expenses(4)	22,500,000	16,953,000	4.085%
Amount Available for Investment(5)	1,327,500,000	360,163,000	86.783%
Acquisition and Development:
Acquisition and Advisory Fees(6)	13,275,000	6,509,000	1.568%
Acquisition Expenses(7)	6,000,000	3,524,960	0.849%
Initial Working Capital Reserve(8)	1,500,000	—	0.000%
Amount Invested in Properties(9)	$1,306,725,000	$350,129,040	84.365%

(1)	Assumes the maximum offering is sold, which includes 150,000,000 shares offered to the public at $10.00 per share. No effect is given to the 25,000,000 shares offered pursuant to our distribution reinvestment plan at $9.50 per share.
(2)	Based up our actual sale of 41,908,409 shares as of September 30, 2010 to the public at a price of $10.00 per share. No effect is given to the 25,000,000 shares offered pursuant to our distribution reinvestment plan at $9.50 per share.
(3)	Includes selling commissions equal to 7% of aggregate gross offering proceeds, which commissions may be reduced for volume discounts described in “Plan of Distribution — Volume Discounts” herein, and a dealer manager fee equal to 3% of aggregate gross offering proceeds, both of which are payable to the dealer manager, an affiliate of our advisor. The dealer manager, in its sole discretion, may reallow selling commissions of up to 7% of gross offering proceeds to other broker-dealers participating in this offering attributable to the shares sold by them and may reallow its dealer manager fee up to 2.5% of gross offering proceeds in marketing fees and 0.5% of gross offering proceeds in “bona fide” due diligence expenses (identified in an itemized invoice of their actual costs) to broker-dealers participating in this offering based on such factors including the participating broker-dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers. Additionally, we will not pay a selling commission or a dealer manager fee on shares purchased pursuant to our distribution reinvestment plan. See the “Plan of Distribution” section of this prospectus for a description of the volume discount provisions.
(4)	Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse American Realty Capital Advisors, LLC, our advisor, for marketing, salaries and direct expenses of its employees, and employees of its affiliates while engaged in registering and marketing the shares (including, without limitation, development of marketing materials and marketing presentations, and participating in due diligence, training seminars and educational conferences) and other marketing, coordination, administrative oversight and organization costs, other than selling commissions and the dealer manager fee. American Realty Capital Advisors, LLC and its affiliates are responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed

1.5% of gross offering proceeds, without recourse against or reimbursement by us; provided, however, that in no event will we pay or reimburse organization and offering expenses in excess of 10% of the gross offering proceeds. We currently estimate that approximately $22,500,000 of organization and offering costs will be incurred if the maximum offering of 150,000,000 shares is sold.
(5)	Until required in connection with the acquisition and/or development of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.
(6)	Acquisition fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase, development or construction of properties. We will pay to our advisor, acquisition fees of 1% of the gross purchase price of each property acquired, which for purposes of this table we have assumed is an aggregate amount equal to our estimated amount invested in properties. Acquisition fees do not include acquisition expenses. For purposes of this table, we have assumed that no financing is used to acquire properties or other real estate assets.
(7)	Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties. For purposes of this table, we have assumed expenses of 0.5% of average invested assets, which for purposes of this table we have assumed is our estimated amount invested in properties; however, expenses on a particular acquisition may be higher. Notwithstanding the foregoing, the total of all acquisition expenses and acquisition fees payable with respect to a particular property or investment shall be reasonable, and shall not exceed an amount equal to 4% of the gross purchase price of the property, or in the case of a mortgage loan 4% of the funds advanced, unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.
(8)	Working capital reserves typically are utilized for extraordinary expenses that are not covered by revenue generation of the property, such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves. Because we expect most of our leases will be “net” leases, as described elsewhere herein, we do not expect to maintain significant working capital reserves.
(9)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the overall management and control of our affairs. The board has retained American Realty Capital Advisors, LLC to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. As described in greater detail under “Our Advisor,” below, our advisor will be responsible (with the approval of the independent directors, in the case of the purchase of a property from an affiliate) for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations. Where such leverage limitations are exceeded or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our board of directors.

Our charter has been reviewed and ratified by our entire board of directors, including the independent directors. This ratification by our board of directors is required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors, and after we commence this offering may not be fewer than three nor more than nine. Our charter provides that, after we commence this offering, a majority of the directors must be independent directors, except for a period of up to 60 days after the death, resignation or removal of an independent director. An “independent director” is a person who is not one of our officers or employees or an officer or employee of American Realty Capital Advisors, LLC or its affiliates or any other real estate investment trust organized by our sponsor or advised by American Realty Capital Advisors, LLC, has not otherwise been affiliated with such entities for the previous two years and does not serve as a director of more than three REITs organized by any principal executive or advised by American Realty Capital Advisors, LLC. Of our five directors, three are considered independent directors. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of the independent directors must have at least three years of relevant real estate experience and at least one of our independent directors must be a financial expert with at least three years of relevant financial experience. Currently, substantially all of our directors has substantially in excess of three years of relevant real estate experience.

Each director will serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by the charter and the bylaws.

The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently if necessary. Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors heavily rely on our advisor. Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors has established policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings and are required to monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

The independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders. In addition, a majority of the directors, including a majority of the independent directors who are not otherwise interested in the transaction, must determine that any transaction with American Realty Capital Advisors, LLC or its affiliates is fair and reasonable to us. The independent directors also are responsible for reviewing the performance of American Realty Capital Advisors, LLC and determining that the compensation to be paid to American Realty Capital Advisors, LLC is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors consider factors such as:

•	the amount of the fees paid to American Realty Capital Advisors, LLC or its affiliates in relation to the size, composition and performance of our investments;
•	the success of American Realty Capital Advisors, LLC in generating appropriate investment opportunities;
•	rates charged to other REITs, and other investors by advisors performing similar services;
•	additional revenues realized by American Realty Capital Advisors, LLC and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by American Realty Capital Advisors, LLC;
•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and
•	the quality of our portfolio relative to the investments generated by American Realty Capital Advisors, LLC or its affiliates for its other clients.

During the fiscal years ended December 31, 2008 and 2009 and during the second quarter of the fiscal year ended December 31, 2010, the independent directors reviewed the performance of American Realty Capital Advisors, LLC and determined that the compensation paid to it was reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out.

Neither our advisor or any of its affiliates nor any director may vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (a) the removal of such director or American Realty Capital Advisors, LLC as our advisor, or (b) any transaction between us and American Realty Capital Advisors, LLC, such director or any of their respective affiliates.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including property acquisitions. However, our bylaws provide that our board must establish an audit committee composed of three independent directors (one of whom must be an expert in the field of finance) and may establish an Executive Committee, a Compensation Committee or such other committees as the board believes appropriate. The board will appoint the members of the committee in the board’s discretion. Our bylaws require that a majority of the members of each committee of our board other than the audit committee be comprised of independent directors. Our board of directors has established and adopted charters for an audit committee, a conflicts committee and a nominating and corporate governance committee.

Audit Committee

Our board of directors has established an audit committee, which consists of our three independent directors. The audit committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our board of directors has adopted a charter for the audit committee that sets forth its specific functions and responsibilities. The financial statements contained in the prospectus were audited by our independent registered public accounting firm who were not approved or selected by an audit committee containing any independent directors. Also, the financial statements were not reviewed by independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors, all of whom, other than the Independent Directors, are employees only of American Realty Capital Advisors, LLC and not of any other of the affiliates.

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer, Treasurer and Director
Peter M. Budko	50	Executive Vice President and Chief Investment Officer
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	43	Executive Vice President and Secretary
Leslie D. Michelson	59	Independent Director
William G. Stanley	54	Independent Director
Robert H. Burns	80	Independent Director

Nicholas S. Schorsch has served as the chairman of the board and chief executive officer of our company since our formation. He also has been the chief executive officer of American Realty Capital Properties, LLC, and American Realty Capital Advisors, LLC since its formation. Since October 2009, Mr. Schorsch has also served as Chairman of the Board and Chief Executive Officer of Recovery REIT and Chief Executive Officer of the property manager and advisor of Recovery REIT. Mr. Schorsch has been the chairman and chief executive officer of ARC RCA and chief executive officer of the ARC RCA’s advisor since their formation in July and May 2010, respectively. Mr. Schrosch has been the chairman and chief executive officer of ARC HT and chief executive office of the ARC HT’s advisor and property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of ARCT II and the chief executive officer of the advisor and property manager of ARCT II since their formation in September 2010. Mr. Schorsch has been the president and director of CIP-ARC since its formation in September 2010. Prior to his current position with our company, from September 2006 to July 2007, Mr. Schorsch was Chief Executive Officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as President, CEO and Vice-Chairman of American Financial Realty Trust (“AFR”) since its inception as a REIT in September 2002 until August 2006. American Financial Realty Trust is a publicly traded REIT that invests exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry such as banks and insurance companies. Through American Financial Resource Group and its successor corporation, now American Financial Realty Trust, Mr. Schorsch has executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as CEO and President of American Financial Resource Group (“AFRG”), AFR’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. In 1998, Mr. Schorsch was engaged in operating Arlington Cemetery and several other AFRG highly specialized enterprises when he learned that

First Union Corporation was divesting 105 bank branches. He offered to buy the entire portfolio and approximately one month later Mr. Schorsch had closed on all 105 branches. Prior to this transaction, it was very unusual to buy a portfolio of this magnitude without first “cherry-picking” the best locations. Prior to AFRG, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corpro (NYSE) in 1994. We believe that Mr. Schorsch’s previous experience as president, Chief Executive Officer and vice chairman of AFR and his significant real estate acquisition experience make him well qualified to serve as our Chairman of the Board.

William M. Kahane has served as president, chief operating officer, treasurer and director of our company since its formation. He has been active in the structuring and financial management of commercial real estate investments for over 25 years. He is also president, chief operating officer and treasurer of American Realty Capital Properties, LLC and American Realty Capital Advisors, LLC. Since October 2009, Mr. Kahane has also served as the president, treasurer and director of Recovery REIT and president, chief operating officer and treasurer of both the property manager and advisor of Recovery REIT. Mr. Kahane has been the director of PEARC since its formation in October 2009. Mr. Kahane has been a director and the president and chief operating officer of ARC RCA since its formation in July 2010. Mr. Kahane has been the president and chief operating officer of ARC RCA’s advisor since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARC HT since its formation in August 2010. Mr. Kahane has been the president and chief operating officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Kahane has been the director, president and chief operating officer of Business Development Corporation since its formation in May 2010. Mr. Kahane has been a director and the president and treasurer of ARCT II since its formation in September 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (2003 to 2006), during which time Mr. Kahane served as Chairman of the Finance Committee of the Board of Trustees. Mr. Kahane has been a Managing Director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he directs the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as Chairman. We believe that Mr. Kahane’s prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our Board of Directors.

Peter M. Budko has served as Executive Vice President and Chief Investment Officer of our company since its formation. He also is executive vice president and chief investment officer of American Realty Capital Advisors, LLC, American Realty Capital Properties, LLC and Realty Capital Securities, LLC. Since October 2009, Mr. Budko has also served as Executive Vice President & Chief Operating Officer of Recovery REIT and Executive Vice President of both the property manager and advisor of Recovery REIT. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA since its formation in July 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA’s advisor since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT since its formation in August 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Budko has served as executive vice president and the chief investment officer of Business Development Corporation since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT II since its formation in September 2010. Mr. Budko has served as executive vice president and and chief investment officer of the advisor and property manager for ARCT II since their formation in September 2010. From January 2007 to July 2007, Mr. Budko was Chief Operating

Officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as Managing Director and Group Head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 – 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Market (predecessor to Bank of America Securities) becoming head of the group in 1990.

Brian S. Block has served as Executive Vice President and Chief Financial Officer since September 2007. He is also Executive Vice President and Chief Financial Officer of American Realty Capital, LLC and American Realty Capital Properties, LLC. Since October 2009, Mr. Block has also served as Executive Vice President & Chief Financial Officer of Recovery REIT, Inc. and of both the property manager and advisor of Recovery REIT, Inc. Mr. Block has served as executive vice president and chief financial officer of ARC RCA since its formation in July 2010. Mr. Block has served as executive vice president and chief financial officer of ARC RCA’s advisor since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT since its formation in August 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Block has served as executive vice president and the chief financial officer of Business Development Corporation since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT II since its formation in September 2010. Mr. Block has served as executive vice president and and chief financial officer of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Block is responsible for the accounting, finance and reporting functions at ARC. He has extensive experience in SEC reporting requirements as well as REIT tax compliance matters. Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the Chief Financial Officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as Chief Accounting Officer from 2003 to 2007 and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association.

Edward M. Weil, Jr. has served as our Executive Vice President and Secretary since May 2007. He is also executive vice president and secretary of American Realty Capital Advisors, LLC and American Realty Capital Properties, LLC. Since October 2009, Mr. Weil has also served as Executive Vice President and Secretary of Recovery REIT and of both the property manager and advisor of Recovery REIT. Mr. Weil has served as executive vice president and secretary of ARC RCA since its formation in July 2010. Mr. Weil has served as executive vice president and secretary of ARC RCA’s advisor since its formation in May 2010. Mr. Weil has served as executive vice president and secretary of ARC HT since its formation in August 2010. Mr. Weil has served as executive vice president and secretary of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Weil has served as executive vice president and secretary of ARCT II since its formation in September 2010. Mr. Weil has served as executive vice president and and secretary of the advisor and property manager for ARCT II since their formation in September 2010. Mr. Weil was formerly the Senior Vice President of Sales and Leasing for American Financial Realty Trust (AFR, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million-square foot portfolio. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFR, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFR, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co.

Leslie D. Michelson was appointed as an Independent Director of our company on January 22, 2008. He was also appointed as an Independent Director of Recovery REIT on October 28, 2009. Mr. Michelson has served as the Chairman and Chief Executive Officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007. Mr. Michelson served as Vice Chairman and

Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its Board of Directors. Mr. Michelson served on the Board of Directors of Catellus Development Corp. (a publicly traded national mixed-use and retail developer) from 1997 until 2004 when the company was sold to ProLogis. Mr. Michelson was a member of the Audit Committee of the Board of Directors for 5 years. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an advisor of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as Chairman and Co-Chief Executive Officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as Chairman and Chief Executive Officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Since June 2004 and through the present, he has been and is a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, Highlands Acquisition Company, a AMEX-traded special purpose acquisition company, and Landmark Imaging, a privately held imaging center. Also since June 2004 and through the present, he has been and is a Director of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease. Mr. Michelson received his BA. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976. We believe that Mr. Michelson’s previous experience as a member of the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as a member of the Audit Committee and his legal education make him well qualified to serve as a member of our Board of Directors.

William G. Stanley was appointed as an Independent Director of our company on January 22, 2008. He was also appointed as an Independent Director of Recovery REIT on October 28, 2009. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (SLS), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd (SLG), a registered investment advisor for high net worth clients since 1997. SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management. Over its history, SLG and SLS have assembled a unique and impressive array of intellectual property in the investment, estate, tax and business planning arenas and boasts a portfolio management returns that rivals or exceeds top global managers. Additionally SLG counts some of the countries wealthiest and most successful business owners and entrepreneurs as its clients. Mr. Stanley has been Managing Member of Stanley Laman Securities, LLC from 2004 to the present and President of the Stanley-Laman Group, Ltd. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Masters of Financial Sciences from the American College in 1997. From 1977 to 1979, Mr. Stanley served as a District Field Representative at General Electric Capital. From 1979 to 1986, Mr. Stanley was a Senior Vice President at Capital Analysts (CA) of Radnor, Pennsylvania, a national investment advisory firm. From 1986 to 1991, Mr. Stanley was Senior Vice President at First Capital Analysts (CA Affiliate). Stanley’s practice within CA was to serve the ultra high net worth private business owners and investors and specialized in bringing creative investment and planning trends to his clients. In the early 1980’s Mr. Stanley identified the emergence of cable television, real estate syndications, equipment leasing, mutual funds, and high yield bonds as investment trends. Mr. Stanley rose quickly within CA and became a national production leader. At 30, he chaired the CA National Field Advisory Board. As the Chair of that Board, Mr. Stanley brought the interest in technology and creativity that was forged at GE to CA. CA employed teams consisting of lawyers, accountants and other financial specialists to support their integrated approach to investment and tax planning. We believe that Mr. Stanley’s significant background in finance makes him well qualified to serve on our Board of Directors.

Robert H. Burns was appointed as an Independent Director of our company on January 22, 2008. He was also appointed as an Independent Director of Recovery REIT on October 28, 2009. Mr. Burns is a hotel industry veteran with an international reputation and over thirty years of hotel, real estate, food and beverage and retail experience. Mr. Burns founded and built the luxurious Regent International Hotels brand, which he sold in 1992.

From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. In this connection, Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, and well as retail shops. In fact, Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong. Thus, Mr. Burns has over forty (40) years as a manager and principal acquiring, financing, developing and operating properties.

Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world. It was in this way that the hotel innovatively combined the Eastern standard of service excellence with the Western standard of luxurious spaces. In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia.

Mr. Burns currently serves as Chairman of Barings’ Chrysalis Emerging Markets Fund (since 1991) and as a director of Barings’ Asia Pacific Fund (since 1986). Additionally, he is a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City (since 2000), and chairs the Robert H. Burns Foundation which he founded in 1992 and which funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School.

Mr. Burns was chairman and co-founder of the World Travel and Tourism Council (1994 to 1996), a forum for business leaders in the travel and tourism industry. With Chief Executives of some one hundred of the world’s leading travel and tourism companies as its members, WTTC has a unique mandate and overview on all matters related to travel and tourism. He served as a faculty member at the University of Hawaii (1963 to 1994) and as president of the Hawaii Hotel Association (1968 to 1970).

Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced rapidly within Sheraton and then within Westin Hotels (1962 to 1963). He later spent eight years with Hilton International Hotels (1963 to 1970).

Mr. Burns graduated from the School of Hotel Management at Michigan State University (1958), and the University of Michigan’s Graduate School of Business (1960), after serving three years in the U.S. Army in Korea. For the past 5 years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ experience as a real estate developer for over forty (40) years, during which he developed over eighteen (18) major hotel projects, make him well qualified to serve as a member of our Board of Directors.

Compensation of Directors

We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Our board of directors may also approve the acquisition of real property and other related investments valued at $10,000,000 or less via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting. In addition, we have reserved 1,000,000 shares of common stock for future issuance upon the exercise of stock options that may be granted to our independent directors pursuant to our stock option plan (described below). Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares at the time of grant. To date, we have granted each of our independent directors options to purchase 9,000 shares of common stock. Three thousand shares were granted to them at the first annual stockholders meeting. The independent directors received their second options to purchase 3,000 shares at the 2009 annual stockholders’ meeting and their third options to purchase 3,000 shares at the 2010 annual stockholders meeting. Additionally, our restricted share plan, adopted in January 2010, provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders on the date of initial election to the board and on the date of each annual stockholders’ meeting. Each of our independent directors received a grant of 3,000 restricted shares of common stock on the date of the 2010 annual stockholders meeting. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also an employee of American Realty Capital Trust, Inc. or American Realty Capital Advisors, LLC or their affiliates, we do not pay compensation for services rendered as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
Independent Directors(2)	$30,000 yearly retainer; $2,000 for all meetings personally attended by the directors and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon via electronic board meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.(1)	1,000,000 shares of common stock reserved for future issuance upon the exercise of stock options that may be granted to independent directors pursuant to stock option plan. Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares at the time of grant. To date, we have granted each of our independent directors options to purchase 9,000 shares of common stock. Such options have an exercise price equal to $10.00 per share and vest after two years from the date of grant.	Pursuant to our restricted share plan adopted in January 2010, each independent director will receive an automatic grant of 3,000 restricted shares on the initial date of election to the board and on the date of each annual stockholders meeting. Accordingly, we granted each of our independent directors 3,000 restricted shares of common stock on the date of the 2010 annual stockholders meeting. The restricted shares vest over a five year period following the first anniversary of the May 17, 2010 grant date in increments of 20% per annum.

(1)	If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).
(2)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.

Stock Option Plan

We have adopted a stock option plan under which our independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. Our stock option plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer independent directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 1,000,000 shares of our common stock for issuance under our stock option plan. The board of directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our stock option plan provides for the automatic grant of a nonqualified stock option to each of our independent directors, without any further action by our board of directors or the stockholders, to purchase 3,000 shares of our common stock on the date of each annual stockholder’s meeting. The exercise price for all stock options granted under our stock option plan will be fixed at $10.00 per share until the termination of our initial public offering, and thereafter the exercise price for stock options granted to our independent directors will be equal to the last sales price reported for a share on the last business day preceding the annual meeting of stockholders. It is intended that the exercise price for options granted under our stock option plan will be at least 100% of the fair market value of our common stock as of the date the option is granted. The term of each such option will be 10 years. Options granted to non-employee directors will vest and become exercisable on the second anniversary of the date of grant, provided that the independent director is a director on the board of directors on that date. As of September 30, 2010, we had issued an aggregate of 27,000 stock options to our independent directors.

Notwithstanding any other provisions of our stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Code. The total number of options granted will not exceed 10% of the total outstanding shares at the time of grant.

Restricted Share Plan

On January 22, 2010, our Board of Directors adopted our employee and director incentive restricted share plan. The Board of Directors adopted the plan to:

•	furnish incentives to individuals chosen to receive restricted shares because they are considered capable of improving our operations and increasing profits;
•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and
•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

Our restricted share plan provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, on the date of each annual stockholders’ meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Our employee and director incentive restricted share plan provides us with the ability to grant awards of restricted shares to our directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to the advisor and its affiliates or to entities that provide services to us. The total number of common shares reserved for issuance under the employee and director incentive restricted share plan is equal to 1.0% of our authorized shares.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares. As of September 30, 2010, we had issued an aggregate of 9,000 restricted shares to our independent directors and 1,500,000 restricted shares to our advisor.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we have issued, and we intend to issue, options to purchase our common stock under our independent directors’ stock option plan, and we intend to issue, restricted share awards under our employee and director incentive restricted share plan, each of which described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Code Section 409A.

Under Code Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. Stock options with an exercise price that is less than the fair market value of the underlying stock as of the date of grant would be considered a “nonqualified deferred compensation plan.” It is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Code Section 409A applies to any of the awards issued under the plan, or if Code Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Code Section 409A, then (a) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (b) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient and (c) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold U.S. federal income taxes on the amount deferred but includible in income due to Code Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Code Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Code Section 409A, unless such award, agreement or arrangement complies with the timing and other requirements of Code Section 409A. It is our current belief, based upon the statute, the regulations issued under Code Section 409A and legislative history, the options we have granted and that we currently intend to implement and the restricted share awards that we currently intend to grant will not be subject to taxation under Code Section 409A because neither the options nor the restricted share awards will be considered a “nonqualified deferred compensation plan.” Nonetheless, there can be no assurances that any options award, agreement or arrangement which we have entered into will not be affected by Code Section 409 A, or that any such award, agreement or arrangement will not be subject to income taxation under Code Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Except as set forth below, our charter and bylaws limit the personal liability of our directors and officers to us and our stockholders for monetary damages and require us to indemnify and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of the company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;
•	any individual who, while a director or officer of the company and at the request of the company, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; and
•	our advisor and of any of its affiliates, acting as an agent of the company.

Our charter provides that a director, our advisor or any of its affiliates will be indemnified by us for losses suffered by it and held harmless for losses suffered by us only if all of the following conditions are met:

•	the director, our advisor or its affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;
•	the director, our advisor or its affiliate was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of (A) negligence or misconduct by the director (other than an independent director), our advisor or its affiliate or (B) gross negligence or willful misconduct by an independent director.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Our charter also prohibits us from providing indemnification for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Our charter further prohibits us from paying or reimbursing the reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor, in advance of final disposition of a proceeding, unless:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;
•	the director, our advisor or its affiliate provides us with a written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification;
•	the proceeding was initiated by a third party who is not a stockholder or, if initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such reimbursement or advancement of expenses; and
•	the director, our advisor or its affiliate provides us with a written undertaking to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest if it is ultimately determined that the director, our advisor or its affiliate did not comply with the requisite standard of conduct.

Provided the above conditions are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter and bylaws or the advisory agreement.

In addition to the limitations imposed by our charter, Maryland law provides that a Maryland corporation may not limit the liability of directors and officers to the corporation and its stockholders if such liability results from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law also allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

We have been informed that the SEC and some states’ securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

The general effect to investors of any arrangement under which any controlling person, director or officer of us is insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

The Advisor

Our advisor is American Realty Capital Advisors, LLC. Our officers and two of our directors also are officers, key personnel and/or members of American Realty Capital Advisors, LLC. American Realty Capital Advisors, LLC has contractual responsibility to us and our stockholders pursuant to the advisory agreement. American Realty Capital Advisors, LLC is indirectly wholly-owned and controlled by Messrs. Schorsch and Kahane and certain other executives.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer and Treasurer
Peter M. Budko	50	Executive Vice President and Chief Investment Officer
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	43	Executive Vice President and Secretary
Louisa Quarto	42	Senior Vice President

The backgrounds of Messrs. Schorsch, Kahane, Budko, Block and Weil are described in the “Management — Executive Officers and Directors” section of this prospectus. The background of Ms Quarto is described in the “Management — Affiliated Companies — Dealer Manager” section of this prospectus.

In addition to the directors and key personnel listed above, American Realty Capital Advisors, LLC employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus our advisor is the sole limited partner of American Realty Capital Operating Partnership, L.P.

The Advisory Agreement

Many of the services to be performed by American Realty Capital Advisors, LLC in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect American Realty Capital Advisors, LLC will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement, American Realty Capital Advisors, LLC will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, American Realty Capital Advisors, LLC, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;
•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;
•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;
•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement;
•	consult with our officers and board of directors and assist the board of directors in the formulating and implementing of our financial policies;
•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;
•	review and analyze each property’s operating and capital budget;
•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;
•	survey local brokers and agents to determine market rates fees charged by management and leasing companies for similar services provided by the property manager;
•	arrange, structure and negotiate financing and refinancing of properties;
•	enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages; and
•	prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the Securities and Exchange Commission, IRS and other state or federal governmental agencies.

The advisor may not acquire any property with a purchase price that is equal to or greater than $15,000,000 or finance any such acquisition, on our behalf, without the prior approval of a majority of our board of directors. The actual terms and conditions of transactions involving investments in such properties will be determined in the sole discretion of the advisor, subject at all times to such board of directors approval. Conversely, the advisor may acquire any real property with purchase price that is lower than $15,000,000, or finance any such acquisition, on our behalf, without the prior approval of the board of directors (unless the purchase is from an affiliate, in which case the independent directors shall approve the purchase), if the following conditions are satisfied: (a) the investment in the property would not, if consummated, violate our investment guidelines, (b) the investment in the property would not, if consummated, violate any restrictions on indebtedness; and (c) the consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor.

The advisory agreement has a one-year term ending January 25, 2011, and may be renewed for an unlimited number of successive one-year periods. Additionally, either party may terminate the advisory agreement without penalty immediately upon a change of control of us, or upon 60 days’ written notice without penalty. If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.

On June 2, 2010, we and American Realty Capital Operating Partnership, L.P. entered into an amended and restated advisory agreement with American Realty Capital Advisors, LLC which amended the advisory agreement to provide that in the event our Board of Directors decides to internalize any management services provided by American Realty Capital Advisors, LLC, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection with the internalization transaction.

We pay American Realty Capital Advisors, LLC a yearly asset management fee equal to 1% of the gross purchase price of our assets. We also pay American Realty Capital Advisors, LLC acquisition fees equal to 1% of the gross purchase price of each property or asset that we acquire, along with reimbursement of acquisition expenses. We also pay to American Realty Capital Advisors, LLC a finance coordination fee equal to 1% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties. Additionally, we are required to pay to American Realty Capital Advisors, LLC or its affiliates fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of our common stock on the New York Stock Exchange or NASDAQ Stock Market, but only if, in the case of our sale of assets, our investors have received a return of their net capital (original share purchase price reduced by prior distributions of proceeds from the sale or refinancing of REIT assets) invested and an 6% annual cumulative, non-compounded return or, in the case of the listing of our common stock, the market value of our common stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors. Upon termination of the Advisory Agreement, we may be required to pay to American Realty Capital Advisors, LLC or its affiliates a similar performance fee if American Realty Capital Advisors, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

American Realty Capital Advisors, LLC and its officers, employees and affiliates engage in other business ventures and, as a result, their resources are not dedicated exclusively to our business. However, pursuant to the advisory agreement, American Realty Capital Advisors, LLC is required to devote sufficient resources to our administration to discharge its obligations. American Realty Capital Advisors, LLC currently has approximately 47 paid employees as of October 28, 2010. However, certain of these employees may dedicate a portion of his or her time providing services to affiliates of our advisor. Our advisor is responsible for a pro rata portion of each employee’ s compensation based upon the approximate percentage of time the employee dedicates to our advisor. American Realty Capital Advisors, LLC may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. We may assign or transfer the advisory agreement to a successor entity; provided that at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to the advisor. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

The fees payable to American Realty Capital Advisors, LLC or its affiliates under the advisory agreement are described in further detail in the section captioned “Management Compensation” below. We also describe in that section our obligation to reimburse American Realty Capital Advisors, LLC for organization and offering expenses, administrative and management services, and payments made by American Realty Capital Advisors, LLC to third parties in connection with potential acquisitions.

Affiliated Companies

American Realty Capital II, LLC

Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return.

On June 2, 2010, we and American Realty Capital Operating Partnership, L.P. entered into an amended and restated advisory agreement with American Realty Capital Advisors, LLC which amended the advisory agreement to provide that in the event our Board of Directors decides to internalize any management services provided by American Realty Capital Advisors, LLC, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection with the internalization transaction.

American Realty Capital II, LLC cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. The subordinated participation in net sale proceeds or the subordinated listing fee, as the case may be, will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any portion of the subordinated participation in net sale proceeds that American Realty Capital II, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. In no event will the amount paid to American Realty Capital II, LLC under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the Advisor and the Company have agreed that any subordinated listing fee or termination payments due to the Advisor will only be paid when assets acquired during the period that the Advisor was entitled to such payments are sold or refinanced. The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced. In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the Advisor into shares of the Company’s common stock.

If at any time the shares become listed on the New York Stock Exchange or NASDAQ Stock Market, we will negotiate in good faith with American Realty Capital II, LLC a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with American Realty Capital II, LLC. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. In the event the subordinated incentive listing fee is earned by American Realty Capital II, LLC as a result of the listing of the shares, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay American Realty Capital Advisors, LLC any further subordinated participation in net sale proceeds. Notwithstanding the foregoing, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection an internalization transaction.

Property Manager

Our properties are managed and leased initially by American Realty Capital Properties, LLC, our property manager. American Realty Capital Properties, LLC is indirectly wholly-owned and controlled by Messrs. Schorsch and Kahane. Nicholas S. Schorsch serves as chief executive officer of American Realty Capital Properties, LLC. William M. Kahane serves as its president and treasurer. Peter M. Budko serves as Executive Vice President and Chief Investment Officer of American Realty Capital Properties, LLC. Brian S. Block serves as Executive Vice President and Chief Financial Officer of American Realty Capital Properties,

LLC. Edward M. Weil, Jr. serves as Executive Vice President and Secretary of American Realty Capital Properties, LLC. See the “Conflicts of Interest” section of this prospectus.

American Realty Capital Properties, LLC was organized in 2007 to lease and manage properties that we or our affiliated entities acquire. In accordance with the property management and leasing agreement, we pay to American Realty Capital Properties, LLC a property management fee (a) 2% of gross revenues from our single tenant properties and (b) 4% of gross revenues from our multi-tenant properties. In addition, we pay leasing commissions to American Realty Capital Properties, LLC based upon the customary leasing commission applicable to the geographic location of the property; provided however, that the aggregate of all property management and leasing fees paid to the property manager plus all payments to third parties may not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. American Realty Capital Properties, LLC derives substantially all of its income from the property management and leasing services it performs for us and other American Realty Capital-sponsored programs.

The company intends to build a portfolio comprised almost entirely of triple-net (NNN)(1) and double-net (NN)(2) leased real estate. Given the terms of these leases, tenant improvements will almost always be the responsibility of the tenant. There may be limited circumstances where tenant improvements become the landlord’s responsibility, e.g., Governmental Services Administration (GSA) leases, at which point the property manager will have to seek approval from our advisors on our behalf pursuant to the terms of the Advisory Agreement prior to providing tenant improvement services. In the event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of the tenant improvements. The property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Material U.S. Federal Income Tax Considerations” below.

The property management agreement among American Realty Capital Operating Partnership, L.P., American Realty Capital Trust, Inc. and American Realty Capital Properties, LLC has a one-year term ending January 25, 2009, and is subject to successive one-year renewals unless American Realty Capital Properties, LLC provides written notice of its intent to terminate 30 days’ prior to the expiration of the initial or renewal term. We may also terminate the agreement upon 30 days’ prior written notice in the event of negligence or misconduct by the property manager.

American Realty Capital Properties, LLC hires, directs and establishes policies for employees who have direct responsibility for the operations of each property we acquire, which may include, but is not be limited to, on-site managers and building and maintenance personnel. Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it.

The property manager also directs the purchase of equipment and supplies, and supervises all maintenance activity, for our properties. The management fees paid to the property manager cover, without additional expense to us, all of the property manager’s general overhead costs. The principal office of the property manager is located at 106 Old York Road, Jenkintown, PA 19046.

Dealer Manager

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA). Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital Trust, Inc., its affiliates and its predecessors.

Realty Capital Securities, LLC provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also

(1)	Triple-net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any.
(2)	Double-net leases typically have the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.

sell a limited number of shares at the retail level. The compensation we will pay to Realty Capital Securities, LLC in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares.”

Realty Capital Securities, LLC is controlled by Messrs. Schorsch and Kahane and certain other officers. Realty Capital Securities, LLC is an affiliate of both our advisor and the property manager. See “Conflicts of Interest.”

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Louisa Quarto	42	President and Secretary
Kamal Jafarnia	44	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	48	Executive Vice President and National Sales Manager

The backgrounds of Ms. Quarto and Messrs. Jafarnia and MacGillivray are described below:

Louisa Quarto has been the President of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker dealer subsidiary, Carey Financial LLC, beginning as a Associate Marketing Director in 1996, becoming Second Vice president in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Kamal Jafarnia has been the executive vice president and chief compliance officer of our dealer manager since February 2009. Mr. Jafarnia has served as a senior vice president of American Realty Capital since November 2008. Mr. Jafarnia has more than 15 years of experience both as an attorney and as a compliance professional, including 10 years of related industry experience in financial services. From March 2008 to October 2008, Mr. Jafarnia served as executive vice president of Franklin Square Capital Partners and as chief compliance officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. From May 2006 to March 2008, Mr. Jafarnia was assistant general counsel and chief compliance officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. From September 2004 to May 2006, Mr. Jafarnia worked as vice president of CNL Capital Markets, Inc. and chief compliance officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a B.A. from the University of Texas at Austin and a J.D. from Temple University School of Law in Philadelphia, Pennsylvania. He is currently participating in the Masters of Laws degree program in Securities and Financial Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray has been the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivary was recently promoted to Executive Vice President. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Investment Decisions

The primary responsibility for the investment decisions of American Realty Capital Advisors, LLC and its affiliates, the negotiation for these investments, and the property management and leasing of these investment properties resides with Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. American Realty Capital Advisors, LLC seeks to invest in commercial properties on our behalf that satisfy our investment objectives. To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of their affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. In addition, the advisor may purchase on our account, without the prior approval of the board of directors, properties whose purchase price is less than $15,000,000 (unless the purchase is from an affiliate, in which case the independent directors shall approve the purchase), if the following conditions are satisfied:

•	The investment in the property would not, if consummated, violate our investment guidelines;
•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and
•	The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisor, LLC. It was determined the foregoing recommendation would be reviewed annually by the Board of Directors. On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor. The Board of Directors determined that this practice will remain in effect during the remaining term of the offering.

Certain Relationships and Related Transactions

Advisory Agreement.  We have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, whereby American Realty Capital Advisors, LLC will manage our day-to-day operations. In return, we will pay to American Realty Capital Advisors, LLC an asset management fee equal to 1% of the gross purchase price of our assets. We also will pay to American Realty Capital Advisors, LLC 1% of the gross purchase price of each property or asset that we acquire, as an acquisition fee, along with reimbursement of acquisition expenses. We also will pay to American Realty Capital Advisors, LLC a financing coordination fee equal to 1% of the amount available under any debt financing that we obtain and use for the acquisition of properties and other investments. Additionally, we will be required to pay to American Realty Capital Advisors, LLC or its affiliates fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of our common stock on the New York Stock Exchange or The Nasdaq Stock Market, but only if, in the case of our sale of assets, our investors have received a return of their net capital invested and an 6% annual cumulative, non-compounded return or, in the case of the listing or quotation of our common stock, the market value of our common stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors.

On June 2, 2010, we and American Realty Capital Operating Partnership, L.P. entered into an amended and restated advisory agreement with American Realty Capital Advisors, LLC which amended the advisory agreement to provide that in the event our Board of Directors decides to internalize any management services provided by American Realty Capital Advisors, LLC, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection with the internalization transaction.

Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors. Mr. Schorsch also is the chief executive officer of American Realty Capital Advisors, LLC. William M. Kahane, our President, Chief Operating Officer and Treasurer is the President, Chief Operating Officer and Treasurer of American Realty Capital Advisors, LLC. Along with certain executives, Mr. Schorsch and Mr. Kahane are indirect owners of American Realty Capital Advisors, LLC. Peter M. Budko, our executive vice president and chief investment officer, is the executive vice president and chief investment officer of American Realty Capital Advisors, LLC. Brian S. Block, our executive vice president and chief financial officer, is the senior vice president and chief financial officer of American Realty Capital Advisors, LLC. Edward M. Weil, Jr., our executive vice president and secretary is the executive vice president and secretary of American Realty Capital Advisors, LLC. For a further description of this agreement, see “Management — The Advisory Agreement” and “Management Compensation.” See also “Conflicts of Interest.”

Property Management Agreement.  We entered into a Property Management Agreement with American Realty Capital Properties, LLC. We will pay to American Realty Capital Properties, LLC fees equal to (a) 2.0% from our single tenant properties and (b) 4% of the gross revenues from our multi-tenant properties. In addition, we will pay leasing commissions to American Realty Capital Properties, LLC based upon the customary leasing commissions applicable to the geographic location of the property, subject to certain limits. Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, is the chief executive officer of American Realty Capital Properties, LLC. William M. Kahane, our President, Chief Operating Officer and Treasurer is the President, Chief Operating Officer and Treasurer of American Realty Capital Properties, LLC. Mr. Schorsch and Mr. Kahane are indirect owners of American Realty Capital Properties, LLC. Peter M. Budko, our executive vice president and chief investment officer, is the executive vice president and chief investment officer of American Realty Capital Properties, LLC. Brian S. Block, our executive vice president and chief financial officer, is the senior vice president and chief financial officer of American Realty Capital Properties, LLC. Edward M. Weil, Jr., our executive vice president and secretary is the executive vice president and secretary of American Realty Capital Properties, LLC. For a further description of this agreement, see “Management — Affiliated Companies — Property Manager” and “Management Compensation.” See also “Conflicts of Interest.”

Dealer Manager Agreement.  We entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, our dealer manager. We will pay to Realty Capital Securities, LLC 7% of the gross offering proceeds from this offering, except that no selling commissions will be paid on shares sold under our distribution reinvestment plan. Realty Capital Securities, LLC may reallow all of the selling commission to participating broker-dealers. Realty Capital Securities, LLC also will waive the selling commission with respect to shares sold by an investment advisory representative. Additionally, we will pay to Realty Capital Securities, LLC a dealer manager fee equal to 3% of the gross offering proceeds sold through broker-dealers. Realty Capital Securities, LLC may reallow all or part of the dealer manager fee to participating broker-dealers. We will not pay a dealer manager fee for shares purchased through our distribution reinvestment plan. Nicholas S. Schorsch, our chief executive officer and a member of our board of directors, indirectly and together with Mr. Kahane owns a majority of the ownership and voting interests of Realty Capital Securities, LLC. William M. Kahane, our president and a member of our board of directors, indirectly and together with Mr. Schorsch owns a majority of the ownership and voting interests of Realty Capital Securities, LLC. Louisa Quarto and Bradford Watt are the co-presidents and secretaries of Realty Capital Securities, LLC. For a further description of this agreement, see “Management — Affiliated Companies — Dealer Manager,” “Management Compensation” and “Plan of Distribution.” See also “Conflicts of Interest.”

American Realty Capital II, LLC.  Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return. The payment of these fees to American Realty Capital II, LLC is related to our successful performance because of the fact that American Realty Capital II, LLC would receive this fee only if it is entitled to a subordinated participation in the net proceeds at the liquidation of the portfolio. The “subordinated participation in net sale proceeds,” also known as the “promote,” is a success-based performance fee. It is meant to motivate the Advisor to obtain the highest possible selling price for the property. The fee is calculated as 15% of the remaining net sale proceeds after the investors have received a return of their net capital invested and a 6% annual cumulative, non-compounded return. If the Advisor does not succeed in achieving a purchase price that would result in an annual cumulative non-compounded return greater than 6%, then the Advisor would not earn this incentive fee.

American Realty Capital Exchange, LLC.  American Realty Capital Exchange, LLC (“ARCX”) is a subsidiary of American Realty Capital Advisors, LLC (the “Advisor”). Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Code Section 1031. As a result of demand in the marketplace for this type of offering, our Advisor has developed a program to facilitate these transactions, referred to as like-kind exchanges. ARCX will acquire real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges (“1031 Participants”). ARCX will acquire the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepare and market a private placement memorandum for the sale of co-tenancy interests in that property. See “Prior Performance Summary — Section 1031 Exchange Programs” within the prospectus for description of the Section 1031 Exchange Programs.

MANAGEMENT COMPENSATION

We have no paid employees.  American Realty Capital Advisors, LLC, our advisor, and its affiliates manages our day-to-day affairs. The following table summarizes all of the compensation and fees we pay to American Realty Capital Advisors, LLC and its affiliates, including amounts to reimburse their costs in providing services. The selling commissions may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation(1)	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010/ Maximum Offering (150,000,000 shares)(2)
Offering Stage
Selling Commissions — Realty Capital Securities, LLC(3)	We will pay to Realty Capital Securities, LLC 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no selling commission is payable on shares sold under our distribution reinvestment plan. Realty Capital Securities, LLC, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$25,773,000/ $105,000,000
Dealer Manager Fee — Realty Capital Securities, LLC(3)	We will pay to Realty Capital Securities, LLC 3% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our distribution reinvestment plan. Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$12,126,000/ $45,000,000
Reimbursement of Other Organization and Offering Expenses — American Realty Capital Advisors, LLC(4)	We will reimburse American Realty Capital Advisors, LLC up to 1.5% of our gross offering proceeds. American Realty Capital Advisors, LLC will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse American Realty Capital Advisors, LLC for these amounts up to 1.5% of aggregate gross offering proceeds.	$16,953,000/ $22,500,000

Type of Compensation(1)	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010/ Maximum Offering (150,000,000 shares)(2)
Acquisition and Operations Stage
Acquisition Fees — American Realty Capital Advisors, LLC(5)(6) Acquisition Expenses — American Realty Capital Advisors, LLC(7)	We will pay to American Realty Capital Advisors, LLC 1% of the contract purchase price of each property or asset. We will reimburse our advisor for acquisition expenses (including, personnel costs) incurred in the process of acquiring property. We expect these expenses to be approximately 0.5% of the purchase price of each property(8). In no event will the total of all fees and acquisition expenses payable with respect to a particular property or investment exceed 4% of the contract purchase price.	$6,509,000/ $13,275,000 $3,525,000/ $6,000,000
Asset Management Fee — American Realty Capital Advisors, LLC(9)	We will pay to American Realty Capital Advisors, LLC a yearly fee equal to 1% of the contract purchase price of all the properties payable semiannually based on assets held by us on the measurement date, adjusted for appropriate closing dates for individual property acquisitions.	Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of aggregate asset value there is no limit on the aggregate amount of these fees.
Property Management Fees — American Realty Capital Properties, LLC(10)(16)	We will pay to American Realty Capital Properties, LLC (a) 2% of the gross revenues from our single tenant properties and (b) 4% of the gross revenues from our multi-tenant properties, plus reimbursement of American Realty Capital Properties, LLC costs of managing the properties. In the event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of the tenant improvements.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of the gross revenue and/or market rates, there is no limit on the aggregate amount of these fees.
Leasing Commissions — American Realty Capital Properties, LLC(11)(16)	We will pay to American Realty Capital Properties, LLC prevailing market rates. American Realty Capital Properties, LLC may also receive a fee for the initial leasing of newly constructed properties, which generally would equal one month’s rent.	Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these commissions.

Type of Compensation(1)	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010/ Maximum Offering (150,000,000 shares)(2)
Financing Coordination Fee — American Realty Capital Advisors, LLC(7)	For services in connection with the origination or refinancing of any debt financing we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay our advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing; provided, however, that our advisor will not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire and/or assume such permanent financing. However, no acquisition fees will be paid on the investments of loan proceeds from any line of credit until such time as we have invested all net offering proceeds.	$3,786,000/Because the fee is based on a fixed percentage of any debt financing, there is no limit on the aggregate amount of these fees.
Operating Expenses — American Realty Capital Advisors, LLC(11)	We will reimburse the expenses incurred by American Realty Capital Advisors, LLC in connection with its provision of administrative services, including related personnel costs, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.

Type of Compensation(1)	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010/ Maximum Offering (150,000,000 shares)(2)
Liquidation/Listing Stage
Real Estate Commissions — American Realty Capital Advisors, LLC or its Affiliates(12)	For substantial assistance in connection with the sale of properties, we will pay our advisor or its affiliates a brokerage commission paid on the sale of property, not to exceed the lesser of one-half of reasonable customary and competitive real estate commission or 3% of the contract price of each property sold (inclusive of commissions paid to third party brokers); provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.	Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no limit on the aggregate amount of these commissions.
Subordinated Participation in Net Sale Proceeds — American Realty Capital II, LLC(14)(15)(17)	After investors have received a return of their capital contributions invested and an 6% annual cumulative, non-compounded return, then American Realty Capital II, LLC is entitled to receive 15% of remaining net sale proceeds. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates incentive compensation.

	American Realty Capital II, LLC will not be entitled to the Subordinated Participation in Net Sale Proceeds unless our investors have received a 6% cumulative non-compounded return on their capital contributions.	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these payments.

Type of Compensation(1)	Determination of Amount	Amount for 41,908,409 shares sold as of September 30, 2010/ Maximum Offering (150,000,000 shares)(2)
Subordinated Incentive Listing Fee — American Realty Capital II, LLC(13)(14)(15)(17)	Upon listing our common stock on the New York Stock Exchange or NASDAQ Stock Market, our advisor is entitled to a fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors. We have no intent to list our shares at this time. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates incentive compensation.

	American Realty Capital II, LLC will not be entitled to the Subordinated Incentive Listing Fee unless our investors have received a 6% cumulative non-compounded return on their capital contributions	Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of this fee.

(1)	We will pay all fees, commissions and expenses in cash, other than the subordinated participation in net sales proceeds and incentive listing fees with respect to which we may pay to American Realty Capital Advisors, LLC in cash, common stock, a promissory note or any combination of the foregoing, as we may determine in our discretion.
(2)	The estimated maximum dollar amounts are based on the sale of a maximum of 150,000,000 shares to the public at $10.00 per share and the sale of 25,000,000 shares at $9.50 per share pursuant to our distribution reinvestment plan. The dollar amount as of September 30, 2010 is based upon our sale of 41,908,409 shares to the public as of such date at a price of $10.00 per share. No effect is given to the 25,000,000 shares offered pursuant to our distribution reinvestment plan at $9.50 per share.
(3)	Selling commissions and, in some cases, the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.” Selling commissions and the dealer manager fee will not be charged with regard to shares purchased pursuant to our distribution reinvestment plan.
(4)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse American Realty Capital Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will be responsible for the payment of all such organization and offering expenses to the extent such expenses exceed 1.5% of the aggregate gross proceeds of this offering.
(5)	This estimate assumes the amount of proceeds available for investment is equal to the gross offering proceeds less the public offering expenses, and we have assumed that no financing is used to acquire properties or other real estate assets. Our board’s investment policies limit our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 4% of the contract purchase price unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.
(6)	Included in the computation of such fees will be any real estate commission, acquisition and advisory fee, development fee, construction fee, non-recurring management fee, loan fees, financing coordination fees or points or any fee of a similar nature, which in the aggregate will not exceed 6% of the sale price of such property or properties.
(7)	Actual gross amounts determined on a leveraged basis are dependent upon the aggregate purchase price of our properties and, therefore, cannot be determined at the present time.
(8)	Based on the Sponsors’ experience with the acquisitions completed by American Financial Realty Trust and our acquisitions completed to date, acquisition expenses are generally 0.5% of the purchase price of each property.
(9)	Aggregate asset value will be equal to the aggregate value of our assets (other than investments in bank accounts, money markets funds or other current assets) at cost before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets at the date of measurement, except that during such periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plans stockholders to comply with applicable Department of Labor reporting requirements, aggregate asset value is the greater of (a) the amount determined pursuant to the foregoing or (b) our assets’ aggregate valuation most recently established by our board without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets.
(10)	The property management and leasing fees payable to American Realty Capital Properties, LLC are subject to the limitation that the aggregate of all property management and leasing fees paid to American Realty Capital Properties, LLC and its affiliates plus all payments to third parties for property management and leasing services may not exceed the amount that other non-affiliated property management and leasing companies generally charge for similar services in the same geographic location. Additionally, all property management and leasing fees, including both those paid to American Realty Capital Properties, LLC and third parties, are subject to the limit on total operating expenses as described on the following two pages. American Realty Capital Properties, LLC may subcontract its duties for a fee that may be less than the fee provided for in our property management agreement with American Realty Capital Properties, LLC.
(11)	We may reimburse our advisor in excess of that limit in the event that a majority of our independent directors determine, based on unusual and non-recurring factors, that a higher level of expense is justified. In such an event, we will send notice to each of our stockholders within 60 days after the end of the fiscal quarter for which such determination was made, along with an explanation of the factors our independent directors considered in making such determination. We will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.

We lease a portion of our office space from an affiliate of our advisor and share the space with other American Realty Capital-related entities. The amount we will pay under the lease will be determined on a monthly basis based upon on the allocation of the overall lease cost to the approximate percentage of time, size of the area that we utilize and other resources allocated to us.

(12)	Although we are most likely to pay real estate commissions to American Realty Capital Advisors, LLC or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.
(13)	Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a similar performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return.

(14)	If at any time the shares become listed on the New York Stock Exchange or NASDAQ Stock Market, we will negotiate in good faith with American Realty Capital II, LLC a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with American Realty Capital II, LLC. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. In the event the subordinated incentive listing fee is earned by American Realty Capital II, LLC as a result of the listing of the shares, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay American Realty Capital Advisors, LLC any further subordinated participation in net sale proceeds. As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the Advisor and the Company have agreed that any subordinated listing fee or termination payments due to the Advisor will only be paid when assets acquired during the period that the Advisor was entitled to such payments are sold or refinanced. The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced. In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the Advisor into shares of the Company’s common stock.
(15)	Our charter and the Partnership Agreement of American Realty Capital Operating Partnership, L.P. provide that before any subordinated participation in net sales proceeds or subordinated incentive listing fee is paid to American Realty Capital II, LLC, the shareholders of our stock have to receive a 6% cumulative non-compounded return on their original purchase price for their shares.
(16)	All fees and commissions under the Property Management Agreement will be no less favorable than fees and commissions from transactions with unaffiliated third parties performing property management for double and triple net leases.
(17)	On June 2, 2010, we and American Realty Capital Operating Partnership, L.P. entered into an amended and restated advisory agreement with American Realty Capital Advisors, LLC which amended the advisory agreement to provide that in the event our Board of Directors decides to internalize any management services provided by American Realty Capital Advisors, LLC, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection with the internalization transaction.

American Realty Capital II, LLC cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. The subordinated participation in net sale proceeds or the subordinated listing fee, as the case may be, will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any portion of the subordinated participation in net sale proceeds that American Realty Capital II, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. In no event will the amount paid to American Realty Capital II, LLC under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the Advisor and the Company have agreed that any subordinated listing fee or termination payments due to the Advisor will only be paid when assets acquired during the period that the Advisor was entitled to such payments are sold or refinanced. The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced. In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the Advisor into shares of the Company’s common stock.

At least a majority of our independent directors must determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be reflected in the minutes of our board of directors. The total operating expenses (as defined in the NASAA REIT Guidelines) of the company will not exceed, in any fiscal year, the greater of 2% of the Average Invested Assets (as defined in the NASAA REIT Guidelines) or 25% of Net Income (as defined in the NASAA REIT Guidelines), unless our independent directors find that, based on unusual and non-recurring factors, a higher level of expense is justified for that year. Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory agreement are being carried out.

Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;
•	the success of American Realty Capital Advisors, LLC in generating opportunities that meet our investment objectives;
•	the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;
•	additional revenues realized by American Realty Capital Advisors, LLC through its relationship with us;
•	the quality and extent of service and advice furnished by American Realty Capital Advisors, LLC;
•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and
•	the quality of our portfolio in relationship to the investments generated by American Realty Capital Advisors, LLC for the account of other clients.

Since American Realty Capital Advisors, LLC and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the property management fees for operating our properties and the subordinated participation in net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, American Realty Capital Advisors, LLC is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory agreement. See “Management — The Advisory Agreement.”

STOCK OWNERSHIP

The following table shows, as of the date of October 15, 2010, the amount of our common stock beneficially owned by (a) members of our board of directors and proposed directors, (b) our executive officers, and (c) all of our directors and executive officers as a group. As of October 15, 2010, no person was the beneficial owner of more than 5% of our outstanding shares.

	Common Stock Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
Leslie D. Michelson, Independent Director(3)	19,280	*
William G. Stanley, Independent Director(4)	68,237	*
Robert H. Burns, Independent Director(5)	72,507	*
Nicholas S. Schorsch, Chairman of the Board of Directors, Chief Executive Officer(6)(7)	990,780	2.1%
William M. Kahane, President, Chief Operating Officer, Director and Treasurer(6)(8)	268,991	*
Peter M. Budko, Executive Vice President and Chief Investment Officer(6)(9)	163,484	*
Edward M. Weil, Jr., Executive Vice President and Secretary(6)(10)	56,530	*
Brian S. Block, Executive Vice President and Chief Financial Officer(6)(11)	38,377	*
All directors and executive officers as a group (seven persons)	1,678,186	3.7%

(1)	Address of each beneficial owner listed is:

Leslie D. Michelson c/o American Realty Capital 405 Park Avenue New York, NY 10022	William G. Stanley c/o American Realty Capital 405 Park Avenue New York, NY 10022
Robert H. Burns c/o American Realty Capital 405 Park Avenue New York, NY 10022	Nicholas S. Schorsch c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046
William M. Kahane c/o American Realty Capital 405 Park Avenue New York, NY 10022	Peter M. Budko c/o American Realty Capital 405 Park Avenue New York, NY 10022
Brian S. Block c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046	Edward M. Weil, Jr. c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046
(2)	Based on 45,080,733 shares of common stock outstanding as of October 15, 2010, including 863,750 shares issued in connection with the Distribution Reinvestment Plan. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.
(3)	Shares owned by Mr. Michelson include options to purchase 9,000 shares of common stock, 6,550 shares issued for Board related services in lieu of cash consideration, 730 shares issued under the DRIP and 3,000 restricted shares of common stock.
(4)	Shares owned by Mr. Stanley include options to purchase 9,000 shares of common stock, 6,633 shares issued for Board related services in lieu of cash consideration, 5,160 shares issued under the DRIP, 44,444 shares purchased by Mr. Stanley and 3,000 restricted shares of common stock.

(5)	Shares owned by Mr. Burns include options to purchase 9,000 shares of common stock, 6,633 shares issued for Board related services in lieu of cash consideration, 9,430 shares issued under the DRIP, 44,444 shares purchased by Mr. Burns and 3,000 restricted shares of common stock.
(6)	The shares owned in the aggregate by Messrs. Schorsch, Kahane, Budko, Block and Weil include 20,000 shares owned by American Realty Capital II, LLC.
(7)	Includes 934,159 restricted shares of common stock, 50% of which vests over a four year period commencing with the one year anniversary of the September 13, 2010 grant date and 50% of which vests only to the extent the Company’s net asset value plus the distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.
(8)	Includes 212,370 restricted shares of common stock, 50% of which vests over a four year period commencing with the one year anniversary of the September 13, 2010 grant date and 50% of which vests only to the extent the Company’s net asset value plus the distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.
(9)	Includes 160,604 restricted shares of common stock, 50% of which vests over a four year period commencing with the one year anniversary of the September 13, 2010 grant date and 50% of which vests only to the extent the Company’s net asset value plus the distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.
(10)	Includes 55,270 restricted shares of common stock, 50% of which vests over a four year period commencing with the one year anniversary of the September 13, 2010 grant date and 50% of which vests only to the extent the Company’s net asset value plus the distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.
(11)	Includes 37,597 restricted shares of common stock, 50% of which vests over a four year period commencing with the one year anniversary of the September 13, 2010 grant date and 50% of which vests only to the extent the Company’s net asset value plus the distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with American Realty Capital Advisors, LLC, our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which American Realty Capital Advisors, LLC and its affiliates will be compensated by us. Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations. See the “Management Compensation” section of this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital New York Recovery REIT, Inc., or Recovery REIT, a Maryland corporation organized on October 6, 2009, Phillips Edison — ARC Shopping Center REIT, Inc., or PEARC, a Maryland corporation organized on October 13, 2009, Business Development Corporation of America, Inc., or Business Development Corporation, a Maryland corporation organized on May 5, 2001, American Realty Capital Retail Centers of America, Inc., or ARC RCA, a Maryland corporation organized on July 29, 2010, American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation organized on August 23, 2010, American Realty Capital Trust II, Inc., or ARCT II, a Maryland corporation organized on September 10, 2010 and Corporate Income Properties — ARC, Inc., a Maryland corporation, organized on September 29, 2010.

Recovery REIT filed its initial registration statement with the SEC on November 12, 2009, which became effective on September 2, 2010. As of October 15, 2010, Recovery REIT had received aggregate gross offering proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares from a private offering. As of October 15, 2010, Recovery REIT had not raised any money in its initial public offering. Recovery REIT has acquired one office building for $32 million and five retail condominiums for $34 million. PEARC filed its initial registration statement with the SEC on January 13, 2010 and commenced its initial offering of 180,000,000 shares of stock on August 12, 2010. As of October 15, 2010, PEARC had raised aggregate gross proceeds of approximately $3.9 million on the sale of 430,000 shares of common stock but as of such date it had not yet acquired any investments. Business Development Corporation filed its initial registration statement with the SEC on May 7, 2010, which has yet to become effective. As of October 15, 2010, Business Development Corporation had not raised any money nor acquired any investments. ARC RCA filed its initial registration statement with the SEC on September 15, 2010, which has yet to become effective. As of October 15, 2010, ARC RCA had not raised any money nor acquired any investments. ARC HT filed its initial registration statement with the SEC on August 27, 2010, which has yet to become effective. As of October 15, 2010, ARC HT had not raised any money nor acquired any investments. ARCT II filed its initial registration statement with the SEC on October 8, 2010, which has yet to become effective. As of October 15, 2010, ARCT II had not raised any money nor acquired any investments. CIP-ARC filed its initial registration statement with the SEC on October 12, 2010, which has yet to become effective. As of October 15, 2010, CIP-ARC had not raised any money nor acquired any investments.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our officers and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our advisor, its affiliates and affiliates of our officers are not obligated to present to us any particular investment opportunity that comes to their attention, even if such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

Other Activities of American Realty Capital Advisors, LLC and Its Affiliates

We will rely on American Realty Capital Advisors, LLC for the day-to-day operation of our business. As a result of the interests of members of its management in other American Realty Capital-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, American Realty Capital Advisors, LLC and its affiliates have conflicts of interest in allocating their time between us and other American Realty Capital-sponsored programs and other activities in which they are involved. However, American Realty Capital Advisors, LLC believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the American Realty Capital-sponsored programs and other ventures in which they are involved. All of our executive officers will spend at least a majority of their time involved in our operations and Messrs. Budko, Block and Weil will spend substantially all of their time involved in our operations.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager, our dealer manager and/or other affiliated entities. As a result, these individuals owe duties to these other entities, which may conflict with the duties that they owe to us and our stockholders.

We may purchase properties or interests in properties from affiliates of American Realty Capital Advisors, LLC. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its current appraised value, which must be determined by a qualified independent appraiser selected by our independent directors. In addition, a majority of our directors, including our independent directors, who have no financial interest in the transaction must determine that the transaction is fair and reasonable and that the transaction is at a price to us no greater than the cost paid by our affiliate or, if the price to us exceeds such cost, that there is substantial justification for the excess cost.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other American Realty Capital-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties in the event that we and another American Realty Capital-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another American Realty Capital-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. American Realty Capital Advisors, LLC will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, American Realty Capital Advisors, LLC will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since Realty Capital Securities, LLC, our dealer manager, is an affiliate of American Realty Capital Advisors, LLC, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

We expect that all of our properties will be managed and leased by our affiliated property manager, American Realty Capital Properties, LLC, pursuant to a property management and leasing agreement. Our agreement with American Realty Capital Properties, LLC has a one-year term, which may be renewed for an unlimited number of successive one-year terms upon the mutual consent of the parties. Each such renewal shall be for a term of no more than one year. It is the duty of our board of directors to evaluate the performance of the property manager annually before renewing the agreement. We may terminate the agreement in the event of negligence or misconduct on the part of American Realty Capital Properties, LLC. We expect American Realty Capital Properties, LLC to also serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management Compensation” section of this prospectus.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, American Realty Capital Advisors, LLC, Realty Capital Securities, LLC and their affiliates in connection with this offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, American Realty Capital Advisors, LLC, Realty Capital Securities, LLC or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of American Realty Capital Advisors, LLC

We may enter into joint ventures with other American Realty Capital-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See “Investment Objectives and Policies — Acquisition and Investment Policies — Joint Venture Investments.” American Realty Capital Advisors, LLC and its affiliates may have conflicts of interest in determining that American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since American Realty Capital Advisors, LLC and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by American Realty Capital Advisors, LLC and Its Affiliates

A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by American Realty Capital Advisors, LLC and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions and participation in non-liquidating net sale proceeds. However, the fees and compensation payable to American Realty Capital Advisors, LLC and its affiliates relating to the sale of properties will only payable after the return to the stockholders of their capital contributions plus cumulative returns on such capital. Subject to oversight by our board of directors, American Realty Capital Advisors, LLC will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, our advisor and our property manager may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees will generally be payable to our advisor, our property manager and their affiliates regardless of the quality or performance of the properties acquired or the services provided to us. See the “Management Compensation” section of this prospectus.

Certain Conflict Resolution Procedures

Every transaction that we enter into with American Realty Capital Advisors, LLC or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and American Realty Capital Advisors, LLC or any of its affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (a) transactions we enter into with our sponsor, our advisor, any director or their affiliates, (b) certain future offerings, and (c) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which our sponsor, or advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our sponsor, or advisor, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction, determines that the transaction is fair and reasonable to us.
•	We will not make any loans to our sponsor, our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage, bridge or mezzanine loans involving our sponsor, our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our sponsor, our advisor any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, that we will not reimburse our advisor for the amount, if any, by which our total operating expenses, including the advisor asset management fee, paid during the previous fiscal year exceeded the greater of: (a) 2% of our average invested assets for that fiscal year, or (b) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•	In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by American Realty Capital Advisors, LLC, for both us and one or more other entities affiliated with American Realty Capital Advisors, LLC, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, American Realty Capital Advisors, LLC, subject to approval by our board of directors, shall examine, among others, the following factors:
•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;
•	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;
•	the policy of each program relating to leverage of properties;
•	the income tax effects of the purchase to each program;
•	the size of the investment; and
•	the amount of funds available to each program and the length of time such funds have been available for investment.
•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of American Realty Capital Advisors, LLC, to be more appropriate for a program other than the program that committed to make the investment, American Realty Capital Advisors, LLC may determine that another program affiliated with American Realty Capital Advisors, LLC or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by American Realty Capital Advisors, LLC for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.
•	We will not accept goods or services from our sponsor, our advisor, any director or their affiliates or enter into any other transaction with our sponsor, our advisor, any director or their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determines that such transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisor, LLC. It was determined the foregoing recommendation would be reviewed annually by the Board of Directors. On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor. The Board of Directors determined that this practice will remain in effect during the remaining term of the offering.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital Advisors, LLC.

(1)	The investors will own registered shares of common stock in American Realty Capital Trust, Inc.
(2)	The Individuals are our Sponsors, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block, and Edward M. Weil, Jr., whose ownership in the affiliates is represented by direct and indirect interests.
(3)	American Realty Capital II, LLC currently owns 20,000 shares of our common stock.
(4)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, which serves as our dealer manager.
(5)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, which serves as our advisor.
(6)	American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Property Management Agreement with American Realty Capital Properties, LLC, which serves as our property manager.

INVESTMENT OBJECTIVES AND POLICIES

General

We invest in commercial real estate properties. Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and
•	to preserve and return your capital contributions.

We also seek capital gain from our investments. You may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares if we list our shares on an exchange. We cannot assure you that we will attain any of these objectives. See “Risk Factors.”

Our core investment strategy for achieving these objectives is to acquire, own and manage a portfolio of freestanding commercial properties that are leased to a diversified group of credit worthy companies on a single tenant, net lease basis. Net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses (referred to as “triple-net leases”).

We will seek to list our shares of common stock for trading on a national securities exchange only if a majority of our directors believe listing would be in our best interests. We do not intend to list our shares at this time. We do not anticipate that there will be any market for our common stock until our shares are listed or quoted. In making the decision to apply for listing of our shares or provide other forms of liquidity, such as selling our properties and other assets either on a portfolio basis or individually or engaging in a business combination transaction, our board of directors will evaluate whether listing the shares, liquidating or another transaction would be in our best interests. It cannot be determined at this time the circumstances, if any, under which the board of directors would determine to list the shares. If we do not list our shares of common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, we intend to either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or
•	seek stockholder approval to adopt a plan of liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we intend then to adopt a plan of liquidation and begin an orderly sale of our properties.

Our board of directors may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. Our independent directors will review our investment policies, which we discuss in detail below, at least annually to determine that our policies are in the best interest of our stockholders.

Acquisition and Investment Policies

Types of Investments

American Realty Capital Trust shall seek to build a diversified portfolio comprised primarily of free-standing single-tenant bank branch, convenience store, retail, office and industrial properties that are double-net and triple-net leased to investment grade (S&P BBB- or better) and other creditworthy tenants. Triple-net (NNN) leases typically require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses. Double-net (NN) leases typically provide that the landlord is responsible for maintaining the roof and structure, or other structural aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. We will seek to build a portfolio where at least 50% of the portfolio will be comprised of properties leased to investment grade tenants. While most of our investment will be directly in such properties, we may also invest in entities that own or invest in such properties. We shall strive to assemble a portfolio of real estate that is diversified by industry, geography, tenants, credits, and use. We do not anticipate any single tenant or geographic concentration to comprise more than 10% of our portfolio. We anticipate that our portfolio will consist primarily of freestanding, single-tenant properties net leased for use as bank branches, convenience stores, retail, office and industrial establishments.

Although we expect our portfolio will consist primarily of freestanding, single-tenant properties, we will not forgo opportunities to invest in other types of real estate investments that meet our overall investment objectives.

Additionally, we expect to further diversify our portfolio by making first mortgage, bridge or mezzanine loans on single-tenant net-lased properties. We will acquire or invest in properties and loans located only in the United States and the Commonwealth of Puerto Rico. See “— Making Loans and Investments in Mortgages.”

We expect that our properties will be leased to investment grade or creditworthy prominent, nationwide or local banking, convenience store, retail, office and industrial tenants. Our Advisor will primarily target bank branch, convenience store, retail, office and industrial tenants with established track records.

Our Advisor believes that a REIT focusing on the acquisition of single-tenant freestanding, bank branch, convenience store, retail, office and industrial properties double-net and triple-net leased to investment grade and other creditworthy tenants for periods of 10 to 25 years or greater presents an optimal risk-adjusted return and will help us achieve our investment objectives; (a) to provide current income for you through the payment of cash distributions and (b) to preserve and return your capital and to maximize risk-adjusted returns. Unlike funds that invest solely in multi-tenant properties, or in properties that are predominantly occupied by non-investment grade tenants and subject to short-term leases, we plan to acquire a diversified portfolio comprised primarily of investment grade and creditworthy single-tenant properties that are net leased for minimum periods of 10 to 25 years. By primarily acquiring long-term single-tenant double-net and triple-net properties, we can create an investment vehicle that produces stable and predictable revenue that is supported by long-term leases guaranteed by investment-grade and creditworthy corporations. In addition, single-tenant free-standing net-leased properties leased long-term, as compared to shopping centers, malls, office buildings, apartments and other traditional multi-tenant complexes, typically are insulated from operating expense increases and vacancy risk.

We will seek to build a diversified portfolio. There is no limit to the number of properties we acquire that may be leased to a particular tenant that we may acquire, however, we will seek to have no more than 10% of the portfolio concentrated in any one tenant or regional geography. The board of directors, including a majority of the independent directors, will review our properties and potential investments in terms of diversification. Our profitability and our ability to diversify our investments, geographically, by industry, by tenant and by credit will be limited by the amount of funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

The following table details the industry distribution of our portfolio as of October 19, 2010 (dollars in thousands):

Industry	No. of Buildings	Square Feet	Square Foot %	Net Operating Income	Net Operating Income %
Auto Retail	12	84,405	1.7%	$1,899	3.1%
Auto Services	18	150,935	3.1%	3,689	6.0%
Distribution	1	574,106	11.8%	2,668	4.3%
Freight	4	370,638	7.6%	6,916	11.2%
Healthcare	2	140,000	2.9%	1,159	1.9%
Home Maintenance	2	573,565	11.8%	2,813	4.5%
Pharmacy	42	575,286	11.8%	14,570	23.6%
Restaurant	33	128,659	2.6%	5,214	8.4%
Retail Banking	88	589,704	12.1%	10,325	16.7%
Specialty Retail	10	1,558,660	31.9%	8,439	13.6%
Discount Retail	1	8,988	0.2%	118	0.2%
Supermarket	1	59,032	1.2%	1,946	3.1%
Gas/Convenience	14	67,310	1%	2,069	3.3%
	228	4,881,288	100%	$61,825	100.0%

The following table details the geographic distribution of our portfolio as of October 19, 2010 (dollars in thousands):

State/Possession	Number of Properties	Square Feet	Sq Ft %	Net Operating Income (NOI)	NOI %
ALABAMA	3	33,849	0.7%	$972.00	1.6%
ARIZONA	2	26,026	0.5%	664	1.1%
ARKANSAS	1	7,575	0.2%	188	0.3%
CALIFORNIA	7	947,150	19.4%	7,425	12.0%
COLORADO	2	12,502	0.3%	353	0.6%
FLORIDA	6	51,334	1.1%	1,759	2.8%
GEORGIA	6	166,602	3.4%	2,165	3.5%
ILLINOIS	8	64,627	1.3%	2,635	4.3%
INDIANA	1	13,225	0.3%	490	0.8%
KANSAS	4	481,262	9.9%	2,675	4.3%
LOUISIANA	6	36,870	0.8%	868	1.4%
MAINE	1	13,225	0.3%	338	0.5%
MASSACHUSETTS	19	127,214	2.6%	2,738	4.4%
MICHIGAN	3	38,427	0.8%	934	1.5%
MINNESOTA	2	27,463	0.6%	734	1.2%
MISSISSIPPI	3	27,944	0.6%	647	1.0%
MISSOURI	17	88,040	1.8%	2,696	4.4%
NEVADA	1	13,662	0.3%	265	0.4%
NEW JERSEY	33	176,170	3.6%	2,525	4.1%
NEW MEXICO	2	12,154	0.2%	316	0.5%
NEW YORK	6	104,889	2.1%	3,202	5.2%
NORTH CAROLINA	4	50,340	1.0%	1,071	1.7%
OHIO	9	895,264	18.3%	5,971	9.7%
OKLAHOMA	5	49,193	1.0%	1,149	1.9%
OREGON	3	10,678	0.2%	388	0.6%
PENNSYLVANIA	37	412,787	8.5%	6,162	10.0%
PUERTO RICO	4	28,900	0.6%	859	1.4%
SOUTH CAROLINA	2	17,117	0.4%	480	0.8%
SOUTH DAKOTA	1	43,762	0.9%	296	0.5%
TENNESSEE	2	8,158	0.2%	354	0.6%
TEXAS	22	283,728	5.8%	6,985	11.3%
UTAH	2	578,286	11.8%	2,855	4.6%
VIRGINIA	2	10,903	0.2%	218	0.4%
WASHINGTON	1	2,865	0.1%	199	0.3%
WEST VIRGINIA	1	19,097	0.4%	248	0.4%
	228	4,881,288	100%	$61,824	100%

We generally target properties that have remaining lease terms in excess of fifteen years. We may acquire properties with shorter terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We currently expect all of our acquisitions will be in the United States and Commonwealth of Puerto Rico.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be invested in a single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition of properties and the amount of proceeds raised in this offering. For a further description, see the section titled “— Other Possible Investments” below.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisor, LLC. It was determined the foregoing recommendation would be reviewed annually by the Board of Directors. On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor. The Board of Directors determined that this practice will remain in effect during the remaining term of the offering.

We intend to incur debt to acquire properties where our board determines that incurring such debt is in our best interest. In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We will use the proceeds from such loans to acquire additional properties. See “— Borrowing Policies” under this section for a more detailed explanation of our borrowing intentions and limitations.

American Realty Capital, LLC, an affiliate of our Advisor, has entered into a Sourcing Agreement with Sandler O’Neill Mortgage Finance L.P., a subsidiary of Sandler O’Neill + Partners, L.P., whereby Sandler, in exchange for certain considerations, will source for American Realty Capital, LLC sale-leaseback and other real estate related acquisitions from certain banks, thrifts, credit unions and insurance companies. Sandler shall source potential transactions and shall exclusively offer all potential transactions to American Realty Capital, LLC which shall have the right of first refusal. Founded in 1988, Sandler O’Neill + Partners, L.P. is recognized throughout the United States (and increasingly overseas) as a leader in providing the full suite of investment banking, advisory, balance sheet management, brokerage and research services to financial institutions and their investors. American Realty Capital, LLC will present to us and our Advisor, with a right of first refusal, potential transactions offered by Sandler pursuant to the sourcing agreement. Our Advisor will recommend to us only potential transactions that are consistent with our investment objectives and policies.

Creditworthy Tenants

In evaluating potential property acquisitions consistent with our investment objectives, we will apply credit underwriting criteria to the tenants of existing properties. Similarly, we will apply credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio. Tenants of our retail properties will typically be national or super-regional retail chains that are investment grade or otherwise creditworthy entities having significant net worth and operating income. Generally, these tenants must be experienced multi-unit operators with a proven track record in order to meet the credit tests applied by our advisor. We will apply the same rigorous underwriting standards to all of our potential tenants in other industries.

In analyzing potential net lease investment opportunities, the Advisor will review all aspects of a transaction, including the credit worthiness of the tenant or borrower and the underlying real estate fundamentals to determine whether a potential acquisition satisfies our acquisition criteria. The Advisor may consider the following aspects of each transaction:

Tenant/Borrower Evaluation.  The Advisor evaluates each potential tenant or borrower for its creditworthiness, typically considering factors such as financial condition, management experience; industry health; industry position and fundamentals; operating history; and capital structure, as well as other factors that may be relevant to a particular investment. In evaluating a possible investment, the creditworthiness of the tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration.

Properties Important to Tenant/Borrower Operations.  Our Advisor will focus on properties that it believes are essential or highly important to the ongoing operations of the tenant, since it is anticipated that these properties provide better protection in the event of a bankruptcy, as the tenant/borrower is less likely to risk the loss of a mission critical lease or property in a bankruptcy proceeding.

Diversification.  The Advisor will attempt to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, geographic location or tenant/borrower industry. By diversifying our portfolio, our Advisor reduces the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.

Lease Terms.  Generally, the net leased properties in which we invest will be leased on a full recourse basis to our tenants or their affiliates. In addition, our Advisor will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These rent increases are fixed or tied generally to increases in indices such as the CPI, and paid on specific dates. In the case of retail stores, the lease may provide for participation in gross revenues above stated sales levels.

Collateral Evaluation.  Our Advisor reviews the physical condition of each property, and conducts a market evaluation to determine the likelihood of replacing the rental stream if the tenant defaults, or of a sale of the property in such circumstances. Our Advisor also generally will conduct, or require the seller to conduct, Phase I or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnify us against any potential claims, losses or expenses arising from such matters. Although our Advisor generally relies on its own analysis in determining whether to make an investment, each real property purchased by us will be appraised by an independent appraiser that is independent of our Advisor, prior to acquisition. All independent appraisers must be approved by our independent directors. The contractual purchase price (plus direct acquisition costs, which may not exceed fair market value, but excluding acquisition fees, payable to our Advisor) for a property we acquire will not exceed its appraised value. The appraisals may take into consideration, among other things, market rents, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit, the conditions of the credit markets at the time the lease transaction is negotiated, and comparable sales and replacement cost. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value. In cases of special purpose real estate, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant/borrower’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

“Investment Grade.”  A tenant will be considered “investment grade” when the tenant has a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s or Fitch of BBB- or better, or its payments are guaranteed by a company with such rating. In cases where a tenant does not have a Standard & Poor’s, Moody’s or Fitch rating, we will consider a tenant to be “investment grade” if it has received a rating of 1 or 2 by the National Association of Insurance Commissioners (“NAIC”) on a debt private placement or is a wholly owned subsidiary of a parent company, constituting a majority of the parent company’s assets, and the parent company has a debt rating by Moody’ s of Baa3 or better or a credit rating by Standard & Poor’s or Fitch of BBB- or better. NAIC 1 is assigned to obligations exhibiting the highest quality. Credit risk is at its lowest and the issuer’s credit profile is stable. NAIC 2 is assigned to obligations of high quality. Credit risk is low but may increase in the intermediate future and the issuer’s credit profile is reasonably stable. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of investment grade tenants in the future.

Moody’s, Standard & Poor’s and Fitch’s ratings are opinions of future relative creditworthiness or expected loss based on an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. It is expected that lower rated entities and obligations will default, on average, at a higher frequency than more highly rated entities and obligations.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies with adequate financial security. However, certain protective elements may be lacking or may be unreliable over any given period of time. Standard & Poor’s assigns a credit rating to both companies as a whole and to each issuance or class of a company’s debt. A Standard & Poor’s or Fitch credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s and Fitch, is assigned to companies that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s and Fitch to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

Description of Net Leased Assets

We currently expect that most of our property acquisitions will be of long-term, freestanding net leased assets. We expect many of our long-term net leased asset acquisitions will be through sale-leaseback transactions, in which we acquire properties directly from companies that simultaneously lease the properties back from us. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, real property mortgages, or sales of shares of common stock.

We typically purchase single-tenant properties with existing “net” leases, and when spaces become vacant or existing leases expire we anticipate entering into “net” leases. “Net” leases means leases that typically require that tenants pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net or double net. Triple-net (NNN) leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double-net (NN) leases typically have the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. In the event that we acquire multi-tenant properties, we expect to have a variety of lease arrangements with the tenants of such properties. Since each lease is an individually negotiated contract between two or more parties, each contract will have different obligations of both the landlord and tenant. Many large national retail tenants have standard lease forms that generally do not vary from property to property, and we will have limited ability to revise the terms of leases to those tenants. At this time, the various obligations of the landlord and tenant under the leases to be associated with our properties have not been determined.

We anticipate that a majority of our acquisitions will have minimum, non-cancellable lease terms of ten to twenty-five years or greater at the time of the acquisition. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or percentage rent that can be calculated by a number of factors. Under triple- and double-net leases, the tenants are generally required to pay the real estate taxes, insurance, utilities and common area maintenance charges associated with the properties. Generally, the leases will require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. As a precautionary measure, our Advisor may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss. The secondary insurance coverage names the ownership entity as the named insured on the policy. The insurance coverage will insure American Realty Capital Trust, Inc. and any entity formed under it. Some leases may require that we procure the insurance for both commercial general liability and property damage insurance; however, the premiums are fully reimbursable from the tenant. In the event that we procure such insurance, the policy will list us as the named insured on the policy and the tenant as the additional insured. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis. The insurance certificates will be carefully tracked and reviewed for compliance by our advisor’s property management department.

In general, leases may not be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, the original tenant generally will remain fully liable under the lease unless we release that tenant from its obligations under the lease.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to the injury to, or the pollution of the environment and the protection of human health and safety. These laws and regulations generally govern releases and discharges of pollutants into the air, water or soil, the use, storage, treatment, transportation and disposal of hazardous substances and wastes, and the remediation of contamination associated with such releases, discharges, maintenance and disposal. State and federal laws in this area, or the interpretation thereof, may become more stringent in the future, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire.

Other Possible Investments

Although we expect that most of our property acquisitions will be of the type described above, we may make other investments to expand and diversify our portfolio. We expect to invest primarily in commercial properties leased to a diversified group of companies on a single-tenant net lease basis and in other real estate related assets. At this time we are unable to predict what percentage of our assets may consist of investments other than long-term net leases. We may also invest in other commercial properties (such as business and industrial parks, manufacturing facilities, convenience stores and warehouse and distribution facilities,) in order to reduce overall portfolio risks or enhance overall portfolio returns if our Advisor and board of directors determine that it would be advantageous to do so when opportunities arise. Further, to the extent that our Advisor and board of directors determine it is in our best interest, due to the state of the real estate market, in order to diversify our investment portfolio or otherwise, we will make or invest in mortgage loans, including, bridge loans or mezzanine loans secured by the same types of commercial properties that we intend to acquire.

Our criteria for investing in mortgage loans will be substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons (other than mortgage loans), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate. We do not plan to make investments in sub-prime mortgages.

Investment Decisions

American Realty Capital Advisors, LLC will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our board of directors. In pursuing our investment objectives and making investment decisions for us, American Realty Capital Advisors, LLC will evaluate the proposed terms of the purchase against all aspects of the transaction, including the condition and financial performance of the property, the terms of existing leases and the creditworthiness of the tenant, terms of the lease and property and location characteristics. Because the factors considered, including the specific weight we place on each factor, will vary for each potential investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

In addition to procuring and reviewing an independent valuation estimate and property condition report, our Advisor also will, to the extent such information is available, consider the following:

•	Creditworthiness of the tenant;
•	Physical appearance and condition of the property;
•	Economic conditions affecting the immediate and surrounding trade area of the property;
•	Alternative uses of the property;
•	Property operating performance; and
•	Area competition.

Our Advisor will consider whether properties are leased by, or have leases guaranteed by, companies that maintain an investment grade rating by Standard & Poor’s, Moody’s Investor Services or Fitch, Inc.. Our advisor also will consider non-rated and non-investment grade rated tenants that we consider creditworthy, as described in “— Investment Grade and Other Creditworthy Tenants” above.

Our advisor will review the terms of each existing lease by considering various factors, including, rent escalations, remaining lease term, renewal option terms, tenant purchase options, termination options, scope of the landlord’s maintenance, repair and replacement requirements, projected net cash flow yield, and projected internal rates of return.

Conditions to Closing Our Acquisitions

Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications
•	surveys
•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to American Realty Capital Advisors, LLC
•	environmental reports
•	financial statements covering recent operations of properties having operating histories
•	title and liability insurance policies
•	tenant estoppel certificates.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns. In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property. Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property. We expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials. Additionally, many of our leases will contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property.

We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance. In such cases, prior to our acquiring the property, we generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion. We do not currently intend to construct or develop properties or to render any services in connection with such development or construction.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, normally is surrendered if the property is not purchased and normally is credited against the purchase price if the property is purchased.

In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate. See “Risk Factors — General Risks Related to Investments in Real Estate.”

Ownership Structure

Our core investment strategy is to acquire, own and manage a portfolio of commercial properties leased to a diversified group of companies on a single-tenant net lease basis. These leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and other operating and capital expenses (referred to as triple-net leases).

We currently expect that most of our property acquisitions will be through long-term net leased assets. We expect many of our long-term net leased asset acquisitions will be through long-term sale leaseback transactions, in which we acquire properties from companies that simultaneously lease the properties back from us. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, real property mortgages, or share sales of common stock. We will attempt to structure such sale-leaseback transaction so that the lease will be characterized as a “true lease,” so that we will be treated as the owner of the property for U.S. federal income tax purposes. However, the IRS could challenge this characterization. In the event that any sale-leaseback transaction is re-characterized as a financing transaction for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. See “Material U.S. Federal Income Tax Considerations — Sale-Leaseback Transactions.”

Such investments may take the form of holding fee title or a long-term leasehold estate. We will acquire such interests either directly through our operating partnership, or indirectly through limited liability companies, limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with the developers of the properties, affiliates of American Realty Capital Advisors, LLC or other persons. See the section captioned “Our Operating Partnership Agreement” elsewhere in this prospectus and the “— Joint Venture Investments” section below.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with third parties as well as affiliated entities, including other real estate programs sponsored by affiliates of our advisor for the acquisition, development or improvement of properties with affiliates of our advisor, including other real estate programs sponsored by affiliates of our advisor. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, American Realty Capital Advisors, LLC will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described above in “— Investment Decisions” for the selection of our real estate property investments.

Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

American Realty Capital Advisors, LLC may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since American Realty Capital Advisors, LLC and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may have liabilities that exceed the percentage of our investment in the joint venture.

We may enter into joint ventures with other American Realty Capital real estate programs only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

Borrowing Policies

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. There is no limitation on the amount we may borrow against any single improved property. However, under our charter, we are required to limit our borrowings to 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of our gross assets as of the date of any borrowing (and to 300% of our net assets (as defined in our charter)), unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. In the event that we issue preferred stock that is entitled to a preference over the common stock in respect of distributions or liquidation or is treated as debt under GAAP, we will include it in the leverage restriction calculations, unless the issuance of the preferred stock is approved or ratified by our stockholders. We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio. However, we anticipate that our overall leverage following our offering stage will be within our charter limit.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. All of our financing arrangements must be approved by a majority of our board members including a majority of our independent directors. Lenders may have recourse to assets not securing the repayment of the indebtedness.

Our advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership is some refinancing proceeds are reinvested in real estate.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.

We may not borrow money from any of our directors or from our advisor or its affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

As approved by all of our independent directors pursuant to our charter, the Advisor may lend to American Realty Capital Operating Partnership, LP up to ten million dollars ($10,000,000) from time to time as needed to provide short-term financing relating to property acquisitions. Such borrowed funds will be repaid within 180 days or sooner, not subject to a pre-payment penalty, and will accrue interest at a fair and competitive (commercially reasonable) rate of interest.

Our operating partnership may, with the approval from our independent board of directors, utilize unsecured revolving equity lines in connection with property acquisitions as opportunities present themselves, which equity shall be repaid as we raise common equity. Currently, we have one such equity line of up to $10 million provided by certain managing principals of American Realty Capital II, LLC, which as of October 20, 2009 has been paid in full.

In addition, short-term bridge equity facilities may be obtained from third parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term equity facilities as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities. A third party contributed a total of approximately $8 million of preferred but unsecured equity towards the acquisition of the Harleysville Properties and the Rockland Properties. The preferred equity in the Rockland Properties was convertible into shares of common stock in the REIT. The balances have been paid in full.

On July 27, 2010, through our operating partnership, we entered into a credit agreement with Capital One, N.A. to obtain a secured revolving credit facility in an aggregate maximum principal amount of $30,000,000. The proceeds of loans made under the credit agreement will be used to finance the acquisition of net leased, investment or non-investment grade properties. The initial term of the credit agreement is 30 months, which may be extended by 12 months, subject to satisfaction of certain conditions, including payment of an extension fee.

Any loan made under the credit agreement shall bear floating interest at per annum rates equal to either one month LIBOR plus 3.25% or three month LIBOR plus 3.25%, at our sole option. In the event of a default, Capital One has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans.

We have collateralized the line of credit with certain of our properties. We have not yet drawn on the line of credit.

On August 5, 2010, through our operating partnership, we entered into a credit agreement with U.S. Bank, N.A. to obtain a secured revolving credit facility in an aggregate maximum principal amount of $20 million, which shall be increased to $30 million six months after closing. The proceeds of loans made under the credit agreement will be used to finance the acquisition of net leased, investment or non-investment grade properties. The initial term of the credit agreement is 24 months, with a one-time extension option of 12 months, subject to satisfaction of certain conditions, including payment of an extension fee.

Any loan made under the credit agreement shall bear floating interest at a per annum rate equal to one month LIBOR plus 3.25%. In the event of a default, U.S. Bank has the right to suspend the funding of future loans and to accelerate the payment on any unpaid principal amount of the outstanding loans. We intend to collateralize the line of credit with certain properties which we currently own or will acquire. We have not yet drawn on the line of credit.

Diversification Through Real Estate

Traditionally, investment portfolios have contained a balance of stocks, bonds, mutual funds and cash equivalents. To the extent investors seek portfolio diversification through real estate ownership, they often select publicly-traded real estate companies, primarily REITs. The issue with these REITs and other exchange traded companies, is that they tend to be closely correlated to the broader equities market, thus defeating, in part, the rationale for owning this asset category. Investing in a private REIT such as ours may add an additional level of diversification and a low correlation to investments listed on the public exchanges. Moreover, such an investment may augment current returns, provide income growth, furnish asset appreciation, and allow ownership of a high quality, diversified portfolio of real estate.

Diversification is a strategy designed to reduce exposure to portfolio risk by combining a variety of investments which are unlikely to appreciate or depreciate at the same time. One way to diversify an existing portfolio of stocks and bonds is to add real estate to the portfolio mix. Because most investors cannot build a sufficiently diverse portfolio of real estate on their own, they may choose to invest in either publicly traded or non-traded Real Estate Investment Trusts (“REITs”). (See: “What is a REIT” in the FAQs).

Change in Value From Year to Year

Past performance is no guarantee of future results.

NCREIF Index:  The National Council of Real Estate Investment Fiduciaries index is an unmanaged, market-weighted index of non-traded, unleveraged properties owned by tax exempt entities. NCREIF was established to serve the institutional real estate investment community as a non-partisan collector, processor, validator and disseminator of real estate performance information. NCREIF members, like us, are not traded on any public exchange. NCREIF includes dividends.

NAREIT Index:  The NAREIT Equity REIT Index is an unmanaged, market-weighted index of publicly-traded, tax-qualified REITs traded on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market System. NAREIT includes dividends.

S&P 500 Index:  The Standard & Poor’s 500 Index is an unmanaged, capitalization-weighted index of 500 stocks. The index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries and is adjusted to reflect dividends paid.

The chart above shows that the S&P 500 and NAREIT indices have exhibited significant volatility from 1997 to 2010. NCREIF, on the other hand, has returned stable and predictable returns year after year. NCREIF, on the other hand, has returned stable and predictable returns year after year.

Direct Private Placements as an Alternative to Traditional Investment Vehicles

While the chart above tracks changes in value from 1997 to June 30, 2010 in the S&P 500, NAREIT and NCREIF indices the diagram below follows the growth of one dollar invested in these same 3 indices during the same time period.

$1 Invested in 1997

Sources:  NAREIT, NCREIF and S&P 500

The chart shows that over the last 10 years real estate has outperformed the S&P 500, and that within the real estate sector itself, the NCREIF index has out performed publicly traded REITs. The value of one dollar invested in NAREIT almost tripled over the 10 year period in question, while one dollar invested in NCREIF more than tripled while demonstrating more consistent performance. During this time period the S&P 500 proved to be a less successful investment than either NAREIT or NCREIF. As you can see from comparing the two immediately preceding charts the S&P 500 was the most volatile index, while achieving the lowest comparative returns. The value of the NCREIF index is computed as follows: NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years. The value of the capital component of the NCREIF index return is predominately the product of the real property appraisals discussed below. In addition, property income results are reported quarterly for purposes of determining the income component of the index.

However, the NAREIT index, while only slightly underperforming the NCREIF index, has exhibited much more volatility. NAREIT is comprised of publicly traded REITs, and stock prices are highly susceptible to broader market movements. The NCREIF index, however, is not correlated to the public securities markets.

This means that NCREIF members and their investors are less susceptible to severe market movements. Not being listed on an exchange aligns management and the investors’ incentives to view the investment over a longer investment horizon.

In addition to being an important tool in portfolio diversification, real estate is considered to be a good hedge against inflation. We believe that our portfolio can act as an inflation hedge because of the contractual rent increases in many of our leases. However, actual results from operations and, accordingly, cash available for distribution, will be affected by a number of factors, including the rents we receive from our tenants, our financing costs, the ability of our tenants to meet their lease obligations, and unanticipated expenditures not otherwise paid by the tenant.

In addition to being an important tool in portfolio diversification and enjoying lower volatility, real estate is considered to be a good hedge against inflation. We believe that our portfolio can act as an inflation hedge because of the contractual rent increases that are built into many of our leases. As a result of such increases, additional revenue should increase the amount of cash available for distribution to our stockholders. However, our actual results of operations and, accordingly, cash available for distribution, will be affected by a number of factors, including the revenue we receive from our tenants, our debt obligations, interest expense, the ability of our tenants to meet their obligations, and unanticipated expenditures.

The qualifications for valuation of investments in the NCREIF Property Index (“NPI”) are:

•	Operating properties only.
•	Property types — apartments, hotels, industrial properties, office buildings, and retail only.
•	Can be wholly owned or in a joint venture structure.
•	Investment returns are reported on a non-leveraged basis. While there are properties in the index that have leverage, returns are reported to NCREIF as if there is no leverage.
•	Must be owned/controlled by a qualified tax-exempt institutional investor or its designated agent.
•	Existing properties only (no development projects).
•	Calculations are based on quarterly returns of individual properties before deduction of asset management fees.
•	Each property’s return is weighted by its market value.
•	Income and Capital Appreciation changes are also calculated.
•	The NPI is a quarterly time series composite total rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only. All properties in the NPI have been acquired, at least in part, on behalf of tax-exempt institutional investors — the great majority being pension funds. As such, all properties are held in a fiduciary environment.
•	Properties in the NPI are accounted for using market value accounting standards. Data contributed to NCREIF is expected to comply with the Regional Economic Information System (REIS, Inc.). Because the NPI measures performance at the property level without considering investment or capital structure arrangements, information reported to the index will be different from information reported to investors. For example, interest expense reported to investors would not be included in the NPI. However, because the property information reported to the index is expected to be derived from the same underlying books and records, because it is expected to form the underlying basis for investor reporting, and because accounting methods are required to be consistent, fundamentally consistent information expectations exist.
•	NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years.
•	Because the NPI is a measure of private market real estate performance, the capital value component of return is predominately the product of property appraisals. As such, the NPI is often referred to as an “appraisal based index.”

Shareholders should not expect the same performance as the NPI because the NPI does not factor in the fees or expenses that we are subject to.

Making Loans and Investments in Mortgages

We may, from time to time, make mortgage, bridge or mezzanine loans and other loans that qualify as such under IRS REIT rules and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property. Although we do not have a formal policy, our criteria for investing in loans will be substantially the same as those involved in our investment in properties.

We will not make or invest in mortgage, bridge or mezzanine loans unless we obtain an appraisal concerning the underlying property from a certified independent appraiser except for mortgage, bridge or mezzanine loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years, and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage, bridge or mezzanine loans on any one property if the aggregate amount all mortgage, bridge or mezzanine loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless substantial justification exists. Our charter contains numerous additional limitations on us with respect to the manner in which we may invest our funds, including the manner in which we may make or invest in mortgage, bridge or mezzanine loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans that are in default where we intend to foreclose upon the property in order to acquire the underlying assets and where the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. See “— Investment Limitations.”

Subject to the limitations contained in our charter, we may invest in first, second and third mortgage, bridge or mezzanine loans, wraparound mortgage, bridge or mezzanine loans, construction mortgage, bridge or mezzanine loans on real property, and loans on leasehold interest mortgages. We also may invest in participations in mortgage, bridge or mezzanine loans. Second and wraparound mortgage, bridge or mezzanine loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount that when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage, bridge or mezzanine loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage, bridge or mezzanine loans. Third mortgage, bridge or mezzanine loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years. In addition, if the mortgage property is being developed, the amount of the construction loan generally will not exceed 75% of the post-development appraised value. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of from six months to 15 years. Leasehold interest loans generally do not exceed 75% of the value of the leasehold interest and require personal guaranties of the borrowers. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date of the lease terminates. These loans would generally permit us to cure any default under the lease. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

In evaluating prospective loan investments, our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;
•	in the case of loans secured by real property or loans otherwise dependent on real property for payment:
•	the property’s potential for capital appreciation or depreciation;
•	expected levels of rental and occupancy rates;
•	current and projected cash flow of the property;

•	potential for rental increases or decreases;
•	the degree of liquidity of the investment;
•	geographic location of the property;
•	the condition and use of the property;
•	the property’ s income-producing capacity;
•	the quality, experience and creditworthiness of the borrower;
•	general economic conditions in the area where the property is located or that otherwise affect the borrower; and
•	any other factors that the advisor believes are relevant.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. Our advisor will evaluate all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. An officer, director, agent or employee of our advisor will inspect the property securing the loan, if any, during the loan approval process. We do not expect to make or invest in mortgage or mezzanine loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of five years. We do not expect to make or invest in bridge loans with a maturity of more than one year (with the right to extend the term for an additional one year) from the date of our investment. Most loans which we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. Pursuant to our advisory agreement, our advisor will be responsible for servicing and administering any mortgage, bridge or mezzanine loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge or mezzanine loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage, bridge or mezzanine loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

As approved by all of our independent directors pursuant to our charter, the Advisor may lend to American Realty Capital Operating Partnership, LP up to ten million dollars ($10,000,000) from time to time as needed to provide short-term financing relating to property acquisitions. Such borrowed funds will be repaid within 180 days or sooner, not subject to a pre-payment penalty, and will accrue interest at a fair and competitive (commercially reasonable) rate of interest.

Acquisition of Properties from Affiliates

We may acquire properties or interests in properties from or in co-ownership arrangements with affiliated entities, including properties acquired from affiliates engaged in construction and development of commercial real properties. We intend to pay incentive fees or real estate commissions at market rates consistent with amounts generally charged for similar services in the area by unaffiliated parties. We will not acquire any property from an affiliate unless a majority of our directors, including independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us. The purchase price that we will pay for any property we acquire from our affiliates, including property developed by an affiliate as well as property held by an affiliate that has already been developed, may not exceed the current appraised value of the property, which must be determined by a qualified independent appraiser selected by our independent directors. In addition, a majority of our directors, including independent directors, not otherwise interested in the transaction must determine that the price of the property we acquire from an affiliate does not exceed the cost of the property to our affiliate, or, if the price of the property we acquire from an affiliate exceeds such cost, that substantial justification for the excess exists and the excess is reasonable.

In the case of properties we acquire from an affiliate that have not been constructed at the time of contracting, our affiliate will generally be required to obtain an independent “as built” appraisal for the property prior to our contracting for the property, in which case the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal. Our contract with any affiliate engaged in development of properties for sale to us will require it to deliver to us at closing title to the property, as well as an assignment of leases.

In the case of properties to be developed by any of our affiliates and sold to us, if any of our affiliates develop properties, we anticipate that our development company affiliate will:

•	acquire a parcel of land;
•	enter into contracts for the construction and development of a commercial building thereon;
•	enter into an agreement with one or more tenants to lease all or a majority of the property upon its completion;
•	secure an earnest money deposit from us, which may be used for acquisition and development expenses;
•	secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;
•	complete the development and allow the tenant or tenants to take possession of the property; and
•	provide for the acquisition of the property by us.

We will be required to pay a substantial sum to our development company affiliate at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which will be applied to the cost of acquiring the land and initial development costs. We expect that the earnest money deposit will represent approximately 20% to 30% of the purchase price of the developed property set forth in the purchase contract.

We may enter into a contract to acquire property from an affiliate engaged in property development even if we have not yet raised sufficient proceeds to enable us to pay the full amount of the purchase price at closing. We may also elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from our affiliate and would complete the construction either directly or through a joint venture with an affiliate. Any contract between us, directly or indirectly through a joint venture with an affiliate, and an affiliated development company for the purchase of property to be developed will provide that we will be obligated to purchase the property only if:

•	the affiliated development company completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract, and at the agreed upon price;
•	one or more approved tenants takes possession of the building under a lease satisfactory to our advisor, and executes an estoppel; and
•	we have sufficient proceeds available for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

Our advisor will not cause us to enter into a contract to acquire property from an affiliated development company if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing. If we enter into a contract to acquire property from an affiliated development company and, at the time for closing, are unable to purchase the property because we do not have sufficient proceeds available for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our earnest money deposit from the affiliated development company. Because the affiliated development company may be an entity without substantial assets or operations, our board of directors may require that the affiliated development company’s obligation to refund our earnest money deposit be guaranteed by another entity, such as American Realty Capital Properties, LLC, our affiliated property manager, which provides property management and leasing services to various American Realty Capital programs, including us, for substantial monthly fees. As of the time American Realty Capital Properties, LLC or any other guarantor may be required to perform under any guaranty, we cannot assure you that such guarantor will have sufficient assets to refund all of our earnest money deposit in a lump sum payment. In such a case, we would be required to accept installment payments over time payable out of the revenues of the guarantor’s operations We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances. See “Risk Factors — General Risks Related to Investments in Real Estate.”

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisor, LLC. It was determined the foregoing recommendation would be reviewed annually by the Board of Directors. On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor. The Board of Directors determined that this practice will remain in effect during the remaining term of the offering.

Section 1031 Exchange Program

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Code Section 1031. An affiliate of American Realty Capital Advisors, LLC, our advisor, has developed a program (the “Section 1031 Exchange Program”) to facilitate these transactions, referred to as like-kind exchanges. For each such transaction (a “Section 1031 Program Transaction”), an American Realty Capital affiliate will create a single-member limited liability company (each of which we refer to as a “American Realty Capital Exchange LLC”). American Realty Capital Exchange LLC will acquire real estate to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (“1031 Participants”). American Realty Capital Exchange LLC will acquire the subject property and, either concurrently with or following such acquisition, prepare and market a private placement memorandum for the sale of cotenancy interests in that property. When a 1031 Participant wishes to acquire a co-tenancy interest, the American Realty Capital Exchange LLC will deed (or cause the American Realty Capital Exchange LLC’s seller to deed) an undivided cotenancy interest in the subject property to a newly formed single-member limited liability company and then sell that entity to the 1031 Participant.

American Realty Capital anticipates that properties acquired in connection with the Section 1031 Exchange Program initially will be financed entirely with debt. The American Realty Capital Exchange LLC acquiring the property may obtain a first mortgage secured by the property acquired for a portion of the purchase price. In order to finance the remainder of the purchase price, the American Realty Capital Exchange LLC will obtain a short-term loan from an institutional lender (the “Bridge Loan”). Following its acquisition of a property, a American Realty Capital Exchange LLC will attempt to sell co-tenancy interests in the property to 1031 Participants in the manner described above. The American Realty Capital Exchange LLC will use the proceeds of these sales to pay off the short-term acquisition loan.

When an American Realty Capital Exchange LLC initially acquires a property, we may enter into a contract with the American Realty Capital Exchange LLC and/or American Realty Capital Exchange LLC’s Bridge Loan lender. The contract would provide that, if the American Realty Capital Exchange LLC cannot sell all of the co-tenancy interests in that particular property to 1031 Participants, we will purchase any remaining unsold co-tenancy interests. The purchase price generally would equal the American Realty Capital Exchange LLC’s cost of those interests (i.e., the amount of the remaining Bridge Loan). We may execute an agreement providing for the potential purchase of the unsold co-tenancy interests from a American Realty Capital Exchange LLC only if our conflicts committee approves of the transaction as being fair, competitive and commercially reasonable to us. The price to us may be no greater than the cost of the co-tenancy interests to the American Realty Capital Exchange LLC unless the conflicts committee finds substantial justification for such excess and such excess is reasonable. In addition, a fair market value appraisal for each property must be obtained from an independent expert selected by our conflicts committee, and in no event may we purchase cotenancy interests from an affiliate at a price that exceeds the current appraised value for the property interests. Moreover, we may enter into one or more additional contractual arrangements obligating us to purchase co-tenancy interests in a particular property directly from the 1031 Participants. In consideration for such obligations, the American Realty Capital Exchange LLC would pay us a fee in an amount currently anticipated to range between 1.0% and 1.5% of the amount of the Bridge Loan. These fees could be characterized by the IRS as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other nonqualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. Our failure to qualify as a REIT would adversely affect your return on your investment. While we will monitor these fees and any other non-qualifying income, we could fail to satisfy this test.

In the event that we have any obligation to acquire any interest in a property pursuant to the Section 1031 Exchange Program, our conflicts committee will be required to approve each acquisition. Accordingly, American Realty Capital intends that each American Realty Capital Exchange LLC will purchase only real estate properties that otherwise meet our investment objectives.

All purchasers of co-tenancy interests, including us if we purchase co-tenancy interests, will be required to execute a tenants-in-common agreement with the other purchasers of co-tenancy interests in that particular property. They may also be required to execute a property management and leasing agreement with American Realty Capital, which would provide for the payment of property management and leasing fees to American Realty Capital. If we are required to purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we will be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests.

See “Prior Performance Summary — Section 1031 Exchange Programs” within the prospectus for description of the Section 1031 Exchange Programs.

Disposition Policies

We intend to hold each property we acquire for an extended period, generally eight to ten years. However, circumstances might arise that could result in the early sale of some properties. We may sell a property before the end of the expected holding period if we believe the sale of the property would be in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market circumstances, and current tenant creditworthiness, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the “sales multiple” applied to that rent. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders, or we otherwise change our investment policies. Unless our charter is amended, or we revise our investment policies, we will not:

•	borrow in excess of 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of all assets owned by us as of the date of any borrowing, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing;
•	borrow in excess of 300% of our net assets as of the date of the borrowing, unless the excess is approved by a majority of the independent directors and disclosed to our stockholders in our quarterly report to stockholders next following such borrowing along with justification for such borrowing;
•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;
•	acquire or invest in an asset from our advisor or sponsor, any director or any of their affiliates without obtaining an appraisal of the fair market value of the asset from a qualified independent appraiser selected by our independent directors;
•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are unreasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage loan, 6% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;
•	invest in indebtedness secured by a mortgage on real property which is subordinate to a lien or other indebtedness of our advisor, our sponsor, any of our directors or any of our affiliates;
•	invest in equity securities unless a majority of our directors, including independent directors, not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•	make any investment that we believe is inconsistent with our objectives of qualifying or remaining qualified as a REIT unless and until our board of directors determines that REIT qualification is not in our best interests;
•	engage in any short sale;
•	engage in trading, as opposed to investment activities;
•	engage in underwriting activities or distribute, as an agent, securities issued by others;
•	invest in foreign currency or bullion;

•	issue equity securities on a deferred payment basis or other similar arrangement;
•	issue debt securities in the absence of adequate cash flow to cover debt service;
•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or
•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Change in Investment Objectives and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors. The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, without the approval of our stockholders.

Real Property Investments

The REIT has acquired the following real estate investments through October 28, 2010:

Auto Retail

•	an Advanced Auto location located in Plainfield, MI on December 30, 2009 (“Advanced Auto”);
•	3 build-to-suit retail auto parts stores for Advance Auto Parts, Inc. located in Harvest, AL, Vicksburg, MS and Crystal Springs, MS on June 4, 2010 (“Advance Auto II”);
•	3 build-to-suit retail auto parts stores for Advance Auto Parts, Inc. located in Lafayette, LA, Slidell, LA and West Monroe, LA, on July 28, 2010 (“Advance Auto III”);
•	1 freestanding fee simple store for O’Reilly Automotive, Inc. located in Joliet, Il on September 14, 2010 (“O’Reilly Auto”);
•	4 free standing properties for AutoZone Inc. located in San Juan, PR, Guayama, PR, Ponce, PR and Humacoa, PR on September 30, 2010 (“AutoZone”).

Auto Services

•	6 recently constructed Bridgestone Firestone retail stores from a developer in various locations in OK and FL on various closings in December 2009 (5 locations) and January 2010 (1 location) (“BSFS”);
•	12 recently constructed Bridgestone Firestone auto-centers from Mays Development Company located in Alburqueque, NM, Rockwell, TX Weatherford, TX, League City, TX, Crowley, TX, Allen, TX Pearland, TX, Austin, TX, Grand Junction, CO, Benton, AR, Wichita, KS and Baton Rouge, LA on February 26, 2010 (2 locations), March 15, 2010 (4 locations) and March 31, 2010 (6 locations) (“BSFS II”);

Distribution

•	1 build-to-suit warehouse facility for Reckitt Benckiser located in Tooele, UT, near Salt Lake City on February 16, 2010 (“Reckitt Benckiser”);

Freight

•	a FedEx Cross-Dock facility in Snowshoe, PA as its initial investment on March 5, 2008 (“FedEx”);
•	a FedEx Freight Facility located in Houston, TX on July 8, 2009 (“Fed Ex II”);
•	1 FedEx Freight West Facility located in West Sacramento, CA on April 30, 2010 (“FedEx III”);
•	1 free standing FedEx distribution facility located in Sioux Falls, SD on September 23, 2010 (“FedEx IV”), and;

Healthcare

•	2 Fresenius Medical Care Distribution Facilities located in Apple Valley, CA and Shasta Lake, CA from the developer on January 29, 2010 (“Fresenius”);
•	3 freestanding, fee simple medical office properties located in Hot Springs, Arkansas;

Home Maintenance

•	a leasehold interest in a build-to-suit Home Depot Distribution Facility from the developer, located in Topeka, KS on December 11, 2009 (“Home Depot”);
•	1 land parcel with ground lease to Home Depot located in Austell, TX, on September 10, 2010 (“CSAA/Home Depot”);

Pharmacy

•	6 Rite Aid properties in various locations in PA and OH from affiliated parties on September 29, 2008 (“Rite Aid”);
•	a Walgreens location located in Sealy, TX on July 17, 2009 (“Walgreens”);
•	10 newly-constructed retail stores from CVS Caremark (“CVS”) located in 9 states — IL, SC, TX, GA, MI, NY, AZ, NC and CA on September 18, 2009 and 1 land parcel and ground lease to CVS located in Chicago, IL on September 24, 2010 (“CVS”);
•	15 newly-constructed retail stores from CVS located in 11 states — AL, AZ, CA, FL, GA, IN, MA, MN, MO, NC and NV on November 19, 2009 (“CVS II”);
•	1 build-to-suit freestanding pharmacy for Walgreen Co. located in Byram, MS on May 17, 2010 (“Walgreens II”);
•	1 build-to-suit freestanding pharmacy for Walgreen Co. located in LeRoy, NY on June 30, 2010 (“Walgreens III”);
•	1 build-to-suit freestanding fee simple retail store for CVS Pharmacy located in Decatur, GA on August 6, 2010 (“CSAA/CVS”);
•	5 build-to-suit freestanding fee simple pharmacies for Walgreen Co. located in Austin, TX, Chelsea, AL, Joliet, IL, Marysville, OH and Upper Arlington, OH on August 6, 2010 (“CSAA/Walgreens”);
•	1 build to suite freestanding fee simple property for Walgreen Co. located in Grand Rapids, Minnesota on September 15, 2010(“Walgreens IV”);
•	1 build to suite freestanding fee simple property for Walgreen Co. located in Mount Pleasant, MI on September 16, 2010 (“Walgreens V”);

Restaurant

•	5 recently constructed restaurants from Jack In the Box, Inc. located in Desloge, MO, The Dalles, OR, Vancouver, WA, Corpus Christi, TX and Houston, TX on February 24, 2010 (4 locations) and April 22, 2010 (I location) (“Jack in the Box”);
•	1 build-to-suit freestanding restaurant for International House of Pancakes located in Hilton Head, SC on May 21, 2010 (“IHOP”);

•	1 build-to-suit freestanding restaurant for International House of Pancakes located in Buford, GA on June 25, 2010 (“IHOP II”);
•	1 build-to-suit freestanding restaurant for International House of Pancakes located in Cincinnati, OH on June 29, 2010 (“IHOP III”);
•	6 restaurants from Jack In the Box, Inc. located in S. Houston, TX, Victoria, TX, Beaumont, TX, Ferris, TX and Forney, TX on June 30, 2010 (“Jack in the Box II”);
•	19 build-to-suit freestanding restaurants for International House of Pancakes located in Rochester, NY, Roanoke, VA, Charlottesville, VA, Shawnee, KS, Alexandria, LA, Albuquerque, NM, Springfield, MT, Baton Rouge, LA, La Verne, CA, Memphis, TN (2 properties), E1 Paso, TX, Centerville, UT, Beaverton, Or, Salem, Or, Parker, Co, Sugar Land, Tx and E1 Paso Texas (2 Properties) and Topeka, KS on September 2, 2010 (14 properties) and September 3, 2010 (4 Properties) and September 8, 2010 (1 property) (“IHOP IV”);

Retail Banking

•	15 First Niagara (formerly Harleysville National Bank and Trust Company) bank branch properties in various PA locations on March 12, 2008 (“First Niagara”);
•	18 Rockland Trust Company bank branch properties in various MA locations on May 2, 2008 (“Rockland”);
•	2 PNC Bank (formerly National City Bank branches) in FL from affiliated parties on September 16, 2008 and October 23, 2008 (“PNC Bank”);
•	50 PNC Bank, National Association bank branches in various locations in PA, NJ and OH on November 25, 2008 (“PNC”);
•	2 land parcels with ground leases to Fifth Third Bank located in Montgomery, IL and Schaumburg, IL on August 6, 2010 (“CSAA/Fifth Third Bank”);
•	2 land parcels with ground leases to Chase Manhattan Bank located in Carpentersville, IL and Northlake, IL on August 27, 2010 (“CSAA/Chase Bank”);

Specialty Retail

•	3 build-to-suit properties from Jared the Galleria of Jewelry located in Amherst, NY, Lake Grove, NY and Watchung, NJ on May 6, 2010 (“Jared Jewelry”);
•	1 build-to-suite property from Jared the Galleria of Jewelry located in Plymouth, MA on June 29, 2010 (“Jared Jewelry II”);
•	4 build-to-suit freestanding retail properties for Tractor Supply located in DuBois, PA (on July 1, 2010), in Mansfield, PA and Elizabethville, PA (on August 12, 2010) and Lewisburg, West Virginia (on August 27, 2010) (“Tractor Supply”);
•	2 free standing distribution facilities for Brown Shoe Company, Inc. in Lebec, CA and Payless Shoe Source in Brookville, OH on October 19, 2010 (“Brown Shoe/Payless”)

Discount Retail

•	1 build-to-suit freestanding retail property for Dollar General located in Jacksonville, FL on July 15, 2010 (“Dollar General”);

Supermarket

•	1 freestanding supermarket for Super Stop and Shop located in Nanuet, NY on June 4, 2010 (“Super Stop and Shop”);

Gas/Convenience

•	14 fee simple properties for Kum & Go, L.C. located in Springfield, MO (8 properties), Hollister, MO, Bolivar, MO (2 properties), Waynesville, MO, Fair Grove, MO, Monet, MO, on September 16, 2010 (13 properties) and September 20, 2010 (I property) (“Kum & Go”);

In the following table, the amount of the Year 1 yield based upon the contract purchase price of the acquired properties as compared to the Year 1 total rent is approximately 8.36%, which excludes contractual rent increases occurring in future years. The amounts in the following table are as of October 19, 2010. (dollars in thousands):

	Purchase Price(1)	Current Mortgage Debt	Effective Interest Rate	Portfolio- Level Leverage	Rent		Base Rent Increase (Year 2)(3)
					Year 1	Year 2
FedEx	$10,208	$6,965	6.29%	68.2%	$703	$703	3.78% and 3.65% in years 6 and 11, respectively
First Niagara	41,676	31,000	6.59%	74.4%	3,004	3,064	—
Rockland	33,117	23,292	4.92%	70.3%	2,306	2,340	1.5% annually
PNC Bank	6,853	4,357	4.58%	63.6%	466	466	10% after 5 years
Rite Aid	18,839	12,808	6.97%	68.0%	1,404	1,404	—
PNC	44,132	32,078	5.25%	72.70%	2,960	2,960	10% after 5 years
FedEx II	31,692	16,139	6.03%	50.9%	2,580	2,580	1% increase in years 5 and 9
Walgreens	3,818	1,550	6.64%	40.6%	310	310	—
CVS	44,371	23,524	6.88%	53.0%	3,387	3,387	5% increase every 5 years
CVS II	59,788	32,820	6.64%	54.9%	4,984	4,984	5% increase every 5 years
Home Depot	23,532	12,150	6.03%	51.6%	1,806	1,839	2% annually
BSFS	15,041	3,816	6.61%	25.4%	1,270	1,270	6.25% every 5 years
Advanced Auto	1,730	—	—	—	160	160	—
Fresenius	12,462	6,054	6.63%	48.6%	1,023	1,023	Approximately 10% in years 2 and 7
Reckit Benckieser	31,735	14,923	6.23%	47.0%	2,279	2,434	2.0% annually
Jack in the Box	10,010	5,341	6.41%	53.4%	639	639	—
BSFS II	26,414	—	—	—	2,150	2,150	6.25% every 5 years
FedEx III	34,171	15,000	5.57%	43.9%	2,761	2,880	Increases every 30 months based on CPI, min 5%/max 10%
Jared Jewelry	5,457	—	—	—	580	580	10% increase every 5 years
Walgreens II	5,684	3,000	5.58%	52.8%	453	453	—
IHOP	2,445	—	—	—	192	192	5% increase every 5 years
Advance Auto II	3,674	(7)	—	—	308	308	—
Super Stop & Shop	23,795	10,800	5.32%	45.4%	1,784	1,784	Increases approx 7.5% every 5 yrs

	Purchase Price(1)	Current Mortgage Debt	Effective Interest Rate	Portfolio- Level Leverage		Rent		Base Rent Increase (Year 2)(3)
						Year 1	Year 2
IHOP II	2,300	—	—	—		180	180	10% increase every 5 years
IHOP III	3,319	—	—	—		239	261	10% increase every 5 years
Jared Jewelry II	1,635	—	—	—		174	182	10% increase every 5 years
Jack in the box II	11,396	—	—	—		892	892	Increase every five years based on CPI with max 10%
Walgreens III	5,062	6,550 (7)	5.58%	49.9	%(8)	385	385	—
Dollar General	1,228	—	—	—		118	118	10% increase every 5 years
Tractor Supply	11,198	—	—	—		885	885	10% increase every 5 years
Advance Auto III	4,385	(7)	—	—		358	358	—
CSAA/CVS	4,950	(9)	—	—		352	352	—
CSAA/First Fifth Bank	6,199	(9)	—	—		440	440	10% increase every 5 years
CSAA/Walgreens	27,351	16,500 (9)	4.36%	42.9	%(8)	1,948	1,948	—
CSAA/Chase Bank	5,939	3,100	4.36%	52.2%		464	473	2.0% annually
CSAA/Home Depot	8,720	3,900	4.56%	44.7%		621	621	—
IHOP IV	30,818	—	—	—		2,448	2,448	10% increase every 5 years
O’Reilly Auto	2,508	—	—	—		208	208	Increases 5% in year 11
Walgreens IV	6,546	—	—	—		499	499	—
Walgreens V	4,850	—	—	—		379	379	—
Kum & Go	23,043	—	—	—		1,880	1,880	Increases 8% every 5 years
FedEx IV	3,649	—	—	—		289	289	Increases 5% in year 6
AutoZone	10,434	—	—	—		859	859	—
Brown Shoe/Payless	70,179	28,200	4.92%	40.2%		6,573	6,573	10% increase every 5 years
Total Portfolio	$736,353	313,867	5.83%	42.6%		57,700	58,140
Investment Grade Tenants (based on Rent – S&P BBB- or better)							70.0%
Average Remaining Lease Term (years)(4)							15.6

(1)	Purchase price includes capitalized closing costs and acquisition fees paid to American Realty Capital Advisors, LLC, as applicable.
(2)	Interest rate includes the effect of in-place hedges.
(3)	Increase does not take into account lease escalations that commence in future years or adjustments based on the Consumer Price Index.

(4)	As of October 19, 2010 — Primary lease term only (excluding renewal option periods).
(5)	Weighted average rate as of October 19, 2010.
(6)	The loan has a four-year term, with the first three years considered the initial term at an interest rate of 6.25%, and a one-year extension at an interest rate of 6.50%.
(7)	Walgreens III and Advance Auto II and III collateralize a $6.5 million mortgage note payable.
(8)	Leverage ratio includes all properties that collateralize the mortgage note
(9)	Certain CSAA properties collateralize a $16.5 million mortgage note payable.

The following is a summary of lease expirations for the next ten years as of October 19, 2010 (dollars in thousands):

Year	Expiring Revenues	Expiring Leases(1)		Square Feet	% of Gross Rev
2010	$—	$—		—	—
2011	—	—		—	—
2012	—	—		—	—
2013	—	—		—	—
2014	160	2		9,841	0.3%
2015	—	—		—	—
2016	242	2		21,476	0.4%
2017	179	1		12,613	0.3%
2018	4,953	60		379,268	7.8%
2019	823	5		64,618	1.5%
2020	—	—		—	—
	$6,549	71	(1)	493,323	10.1%

(1)	The 71 leases listed above are with the following tenants: FedEx, Rockland Trust Company, PNC Bank and Rite Aid, IHOP, O’Reilly Auto and Kum & Go.

Auto Retail

Advance Auto Portfolio

On December 30, 2009, we acquired an Advance Auto for a purchase price of $1.7 million, located Plainfield, Missouri. The property has an aggregate of 7,000 square feet.

The lease term on the facility has 11.1 years currently remaining. The lease is double-net whereby Advance Auto is required to pay substantially all operating expenses, with the exception of costs to maintain and repair the roof and structure of the building. The average annual base rent over the initial lease term is approximately $160,000.

The acquisition of the Advance Auto property was financed with the proceeds from the sale of common stock.

On June 4, 2010, we acquired three build-to-suit freestanding, fee simple retail auto parts stores for Advance Auto Parts, Inc. (“Advance Auto II”)for an aggregate purchase price of $3.7 million. The properties are located in Harvest, Alabama, Vicksburg, Mississippi and Crystal Springs, Mississippi. The tenant is Advance Co., Inc. The properties contain 19,253 square feet of gross leasable area.

The primary lease term is 15 years, with an average of 12.7 years currently remaining. The leases do not contain rent escalations during the primary term. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The leases provide for three renewal options of 5 years each with 5% rental increase at each option. The average annual base rent for the initial term is approximately $308,000. The lease also provides for the payment of a percentage of sales over certain sales thresholds.

The acquisition of the Advance Auto property was financed with the proceeds from the sale of common stock. Post-closing, Advance Auto II, Advance Auto III and Walgreens III were financed with a first mortgage loan. See Walgreens III for a description of the loan.

On July 28, 2010, we acquired three build-to-suit freestanding, fee simple retail auto parts stores for Advance Auto Parts, Inc. (“Advance Auto III”) for an aggregate purchase price of $4.4 million. The properties are located in Lafayette, Louisiana, Slidell, Louisiana and West Monroe, Louisiana,. The tenant is Advance Co., Inc. The properties contain 19,752 square feet of gross leasable area.

The primary lease term is 15 years, with an average of 12.8 years currently remaining. The leases do not contain rent escalations during the primary term. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The leases provide for three renewal options of 5 years each with 5% rental increase at each option. The average annual base rent for the initial term is approximately $358,000.

The acquisition of the Advance Auto property was financed with the proceeds from the sale of common stock. Post-closing, Advance Auto II, Advance Auto III and Walgreens III were financed with a first mortgage loan. See Walgreens III for a description of the loan.

Advance Auto Parts, Inc. (NYSE: AAP) is a specialty retailer of automotive aftermarket parts, accessories, batteries and maintenance items primarily operating within the United States. The company’s stores carry a product line for cars, vans, sport utility vehicles and light trucks.

O’Reilly Auto Parts Property

On September 14, 2010, we acquired one freestanding, fee simple O’Reilly Auto Parts store located in Joliet, Illinois for a purchase price of approximately $2.5 million. The property contains 9,500 square feet of gross leasable area. The tenant of the property is O’Reilly Automotive, Inc. (“O’Reilly”).

The original lease term at commencement was 15 years with 9.3 years currently remaining. The lease contains a contractual rent escalation of 5% in year 11 and three five-year renewal options with 5% increases over the previous base rent. The lease is triple net, whereby O’Reilly is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building and the costs of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $214,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

O’Reilly Automotive, Inc., D.B.A. O’Reilly Auto Parts, (NASDAQ: ORLY) is a specialty retailer of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, selling its products to both do-it-yourself customers and professional installers. The company was founded in 1957 and is headquartered in Springfield, Missouri.

AutoZone Portfolio

On September 30, 2010, we acquired four fee simple properties for AutoZone, Inc. (“AutoZone”) for an aggregate purchase price of approximately $10.4 million. The tenant of the properties is AutoZone. The properties contain 28,900 square feet of gross leasable area.

Set forth below are the locations for each of the properties, all located in the Commonwealth of Puerto Rico:

Address	City
600 Ave Barbosa	San Juan, PR
PR #3, KM 135.6	Guayama, PR
State Road #2, KM 225.2	Ponce, PR
State Road #3, KM 81.6	Humacoao, PR

The original lease terms at commencement were 20 years with an average of 15.8 years currently remaining. The leases do not contain contractual rental escalations. The leases provide two to three renewal options for five years each. The leases are triple net, whereby AutoZone is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $859,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

AutoZone, Inc. (NYSE: “AZO”) is a retailer and distributor of automotive parts and accessories for cars, sport utility vehicles, vans and light trucks, selling primarily to “do-it-yourself” customers. The company also provides commercial credit and parts delivery to repair garages, service stations, dealers and public sector accounts. AutoZone has approximately 32,000 employees and as of August 29, 2009 operated 4,229 stores in the United States, Puerto Rico, and Mexico. AutoZone was founded in 1979 and is headquartered in Memphis, Tennessee.

Auto Services

Bridgestone Firestone Portfolio

We acquired a portfolio of six recently-constructed Morgan Tire and Auto (“MTA”) stores in December 2009 and January 2010 (“BSFS”). MTA is a wholly owned subsidiary of the Bridgestone Corporation. MTA operates the stores as Hibdon Tires Plus. Bridgestone Retail Operations, LLC, as further described below, guarantees the leases. The portfolio consists of six build-to-suit, freestanding, fee-simple properties. The aggregate purchase price for the BSFS properties was approximately $15.0 million. The Bridgestone Properties are located in Oklahoma and Florida, with an aggregate of 57,336 of square feet.

The Bridgestone properties’ original lease at commencement was 15 years with an average of 13.5 years currently remaining. The leases contain contractual rental escalations of 6.25% every five years. The lease provides for four renewal options at five years each. The Bridgestone Properties are double-net leased to MTA, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent. The average annual base rent over the initial lease term is approximately $1.4 million.

Set forth below are the locations of each of the properties:

Address	City	State
560 Shedeck Parkway	Yukon	OK
1032 W. Danforth Road	Edmond	OK
7816 South Olympia Avenue	Tulsa	OK
Highway I-69 & 96 th Street	Owasso	OK
13405 N. Pennsylvania Ave	Oklahoma City	OK
1781 Blanding Blvd.	Middleburg	FL

We financed the acquisition post closing with a $3.8 million non-recourse first mortgage loan from Zions First National Bank Capital. The following table describes the terms of this loan:

Mortgage Debt Amount	Rate	Maturity Date
$3,832,000	6.519%	June 2030

We acquired 12 Bridgestone Firestone properties in three separate transactions, on February 26, 2010 (2 locations), March 15, 2010 (4 locations) and March 31, 2010 (6 locations) for an aggregate purchase of $26.4 million (“BSFS II”) located in Albuquerque, New Mexico, Rockwell, Texas Weatherford, Texas, League City, Texas, Crowley, Texas, Allen, Texas Pearland, Texas, Austin, Texas, Grand Junction, Colorado, Benton, Arkansas, Wichita, Kansas and Baton Rouch, Louisiana. The stores operate as Firestone Complete Auto Care. The BSFS II properties consists of 12 recently constructed Bridgestone Firestone retail facilities. The properties contain an aggregate of 93,581 square feet.

The primary lease term is 15 years, with 13.2 years currently remaining. The leases contain contractual rental escalations of 6.25% every five years, and provide for 5 renewal options of 5 years each. The leases are double net whereby Bridgestone Operations, LLC is required to pay substantially all operating expenses, with the exception of costs to maintain and repair the roof and structure of the building. The average annual base rent over the initial lease term is approximately $2.3 million.

The acquisition of the BSFS II properties was financed with the proceeds from the sale of common stock.

Bridgestone Corporation is a multinational corporation and has one of the largest sales networks in the world, selling its products in over 150 countries. In addition to being the largest tire producer in the world, Bridgestone Corporation has diversified business segments offering various services and products including chemical and industrial products, sporting goods and bicycles.

Distribution

Reckitt Benckiser Warehouse Facility

On February 16, 2010, we acquired a build-to-suit warehouse facility for Reckitt Benckiser located in Tooele, Utah, near Salt Lake City. The aggregate purchase price was approximately $32.0 million. The warehouse facility is approximately 574,100 square feet.

The primary lease term under this net lease arrangement, pursuant to which Reckitt Benckiser will be required to pay all operating expenses and capital expenditures in addition to base rent, is 12.3 years, with 11.3 years currently remaining, and provides for annual rent escalations of 2% each year. The lease also provides for three 5 year renewal options. The average annual base rent over the initial lease term is approximately $2.7 million.

The purchase price is 50% financed by proceeds from the sale of common shares and 50% from proceeds received from a first mortgage loan totaling approximately $15.0 million. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$15,000,000	6.145%(1)	February 2017

(1)	The mortgage loan is a floating rate loan that bears an interest rate based on LIBOR plus 2.85%. Simultaneously with the closing of the mortgage loan the Company entered into a swap agreement which converts the rate we will pay on the mortgage loan to a fixed rate of 6.145% for the term of the loan.

Reckitt Benckiser is a world leader in manufacturing and marketing household, health and personal care products. Reckitt Benckiser is a multinational corporation with operations in over 60 countries, manufacturing facilities in over 40 countries and sales of its products in over 180 countries.

Reckitt Benckiser has a strong portfolio led by 17 global Powerbrands which are: Finish, Lysol, Dettol, Vanish, Woolite, Calgon, Airwick, Harpic, Bang, Mortein, Veet, Nurofen, Clearasil, Strepsils Gaviscon, Mucinex and French’s. The 17 Powerbrands account for over two-thirds of Reckitt Benckiser’s net revenue. Reckitt Benckiser has an investment grade rating of A+ by Standard and Poor’s.

Freight

FedEx Portfolio

On March 5, 2008, we acquired a FedEx Cross-Dock facility in Snowshoe, Pennsylvania. The purchase price was $10.2 million. The property contains 55,440 square feet of gross leasable area.

The original lease term at commencement was 13 years with 8.1 years currently remaining. The lease contains rental escalations of approximately 4% every 5 years and contains 2 five year renewal options. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The average annual base rent for the initial term is approximately $730,000.

The purchase price of the property was funded by the assumption of a $7.0 million mortgage note and the issuance of 342,502 shares of common stock to the sellers, two of whom were related parties and two of whom were unaffiliated parties.

Subsequent to the purchase, our operating partnership transferred forty-nine percent (49%) interest in the FedEx Property to American Realty Capital DST, I, a Section 1031 Exchange Program. Please see “Section 1031 Exchange Program.”

The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate	Maturity Date
$6,965,000	6.29%	September 2037

On July 8, 2009, we acquired a newly constructed freight facility net leased to FedEx Freight and guaranteed by FedEx Corporation (the “FedEx II Facility”) located in Houston, Texas for $31.7 million. The property contains 152,640 of gross leasable area.

The original lease term at commencement was 15 years with 13.0 years currently remaining. The lease contains rental escalations of approximately 8% every 5 years and contains 2 five year renewal options. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The average annual base rent for the initial term is approximately $2.8 million.

The purchase price of the property was funded by a combination of $15.9 million of short-term bridge financing and the proceeds from the sale of common shares. The short-term bridge financing was subsequently repaid and replaced with a $16.3 million mortgage loan. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate	Maturity Date
$16,250,000	5.95%	January 2015

On April 30, 2010, we acquired one build-to-suit, freestanding, fee simple distribution facility located in West Sacramento, California (the “FedEx III Property”) for FedEx Freight West, Inc. (“FedEx Freight West”) for $34.2 million. The FedEx Property contains 118,796 square feet of gross leasable area. FedEx Freight West is a wholly owned subsidiary of the FedEx Corporation (NYSE: “FDX”), the lease guarantor.

The original lease term at commencement was 15 years with 10.7 years currently remaining. The lease contains rental escalations equivalent to the cumulative increase in the Consumer Price Index over the previous 30 months, with a minimum increase of 5% and a maximum increase of 10%. The next rent escalation will occur on June 22, 2011. The lease provides for 3 renewal options of 5 years each followed by one renewal option of 4 years. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The average annual base rent for the initial term is approximately $3.1 million.

We financed the acquisition of the FedEx Property with a 5-year first mortgage loan from Ladder Capital Finance, LLC, proceeds from the sale of our common stock and a $3,000,000 investment from an unrelated third The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Effective Rate	Maturity Date
$15,000,000	5.57%	5 years

FedEx Freight West provides regional less-than-truckload transportation services in the western United States. The company transports general commodities and also provides online shipping transactions services. FedEx Freight West was founded in 1966 as Viking Delivery Service, Inc. and changed its name to Viking Freight System, Inc. in 1974 and then to Viking Freight, Inc. in 1996. It further changed its name to FedEx Freight West, Inc. in 2002. The company is based in San Jose, California. As of February 12, 2001, FedEx Freight West was acquired by FedEx Corporation.

On September 23, 2010, we acquired one build-to-suit, freestanding, fee simple FedEx Ground Package System Facility located in Sioux Falls, South Dakota for a purchase price of approximately $3.6 million. The property is 6.69 acres and contains 43,762 square feet of gross leasable area. The tenant of the property is FedEx Ground Package System, Inc. (“FedEx IV”), a wholly-owned subsidiary of the FedEx Corporation.

The original lease term at commencement was 10 years with 9.7 years currently remaining. The lease contains a contractual rent escalation of 5% beginning in the sixth lease year and provides two renewal options of five years each. The lease is double net whereby the landlord is responsible for the roof and structure of the building and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The average annual base rent for the initial term is approximately $296,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing; however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

FedEx Corporation (NYSE: “FDX”) is a holding company providing transportation, e-commerce and business services, employing over 280,000 team members worldwide. FedEx Corporation, together with its subsidiaries, provides transportation, e-commerce, and business services. It operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers various shipping services for the delivery of packages and freight. This segment also provides international trade services specializing in customs brokerage and global cargo distribution; international trade advisory services; and publishes customs duty and tax information, as well as provides Global Trade Data, an information tool that allows customers to track and manage imports. The FedEx Ground segment provides business and residential money-back-guaranteed ground package delivery services. The FedEx Freight segment offers regional next-day and second-day, and interregional less-than-truckload (LTL) freight services, as well as long-haul LTL freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding services; and business services, such as high-speed Internet access and computer rental, videoconferencing, signs and graphics production, and direct mail services. This segment also offers retail products, such as specialty papers, greeting cards, printer cartridges, stationery, and office supplies, as well as provides Web-based services. The company also offers supply chain solutions, including critical inventory logistics, transportation management, fulfillment, and fleet services. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee. FedEx Corporation stock is listed on the New York Stock Exchange, and FedEx has a credit rating of BBB.

FedEx Corporation currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding FedEx Corporation are taken from such filings:

	Nine Months Ended August 31, 2010 (Unaudited)	Year Ended
(Amounts in Millions)		May 31, 2010 (Audited)	May 31, 2009 (Audited)	May 31, 2008 (Audited)
Statement of Operations
Revenues	$9,457	$34,734	$35,497	$37,953
Operating income	628	1,198	747	2,075
Net income	380	1,184	98	1,125
Condensed Consolidated Balance Sheets
Total assets	25,212	24,902	24,244	25,633
Long-term debt	1,668	1,668	1,930	1,506
Total common stockholders investment	14,205	13,811	13,626	14,526

For more detailed information about FedEx Corporation, please refer to its financial statements, which are publicly available on the SEC’s website at http://www.sec.gov.

Healthcare

Fresenius Medical Distribution Portfolio

On January 29, 2009, we acquired two build-to-suit distribution facilities from Fresenius Medical Care North America, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KgaA on January 29, 2010, to be leased by their wholly owned subsidiary Fresenius USA Manufacturing, Inc. (the “Fresenius Properties”) located in Apple Valley, CA and Shasta Lake, CA. The aggregate purchase price was approximately $12.5 million. The distribution facilities are each approximately 70,000 square feet.

The primary lease term is 15 years, with 11.7 years currently remaining, and provides for contractual rent escalations of 10% every 5 years. The lease will also provide for two 5 year renewal options. The Fresenius Properties are double net leased whereby the landlord is responsible for roof and structure and the tenant is required to pay all other expenses. The average annual base rent over the initial lease term is approximately $1.2 million.

The purchase price was financed by a combination of approximately $6.1 million of proceeds received from a first mortgage loan and proceeds from the sale of common shares. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$6,090,000	6.625%	February 2015

Fresenius Medical Services is a kidney dialysis company, operating in both the field of dialysis products and the field of dialysis services operating more than 1,700 outpatient dialysis clinics in the United States. The Renal Therapies Group, which was acquired by Fresenius Medical Services, is responsible for the manufacture and distribution of a variety of dialysis products and equipment, including dialysis machines, dialyzers and other dialysis related supplies.

Fresenius Medical Care AG & Co. KGaA (NYSE: FMS) is the world’s largest integrated provider of products and services for individuals with chronic kidney failure. Through its network of dialysis clinics in North America, Europe, Latin America and Asia/Pacific and Africa, Fresenius Medical Care provides dialysis treatment to patients around the globe. Fresenius Medical Care is also the world’s largest provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products. In the United States, it also performs clinical laboratory testing and provides inpatient dialysis services and other services under contract to hospitals.

St Joseph’s Mercy Health System

On October 26, 2010, we acquired three freestanding, fee simple medical office properties for a purchase price of $10 million located in Hot Springs, Arkansas. The tenant of the properties is St. Joseph’s Mercy. Sisters of Mercy Health System is the lease guarantor. This is the first medical office property that we have purchased.

The properties contain an aggregate of approximately 48,000 square feet of gross leasable area. The properties have an average of 13.5 years currently remaining on each lease. The leases contain contractual rental escalations of 1.5% each year after the first five years of the lease and contain four renewal options of five years each. The leases are triple net, whereby the landlord is responsible for the roof and structure of the building, and the tenant is responsible for substantially all other operating expenses, in addition to base rent. The average annual base rent for the initial term is approximately $1.3 million

We funded the acquisition with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

St. Joseph’s Mercy is a faith-based, not-for-profit organization. Licensed for 309 beds, St. Joseph’s Mercy features an Emergency Department with a Level 2 Trauma Center designation. Additionally, St. Joseph’s Mercy serves the community with over 50 physicians and 300-plus health care professionals in 14 health care clinics — eight throughout Hot Springs and six in the surrounding communities. St. Joseph’s is committed to caring for the entire family with specialties in general surgery, cardiovascular surgery, urology, neurology, obstetrics-gynecology, oncology, rheumatology and family practice.

The Sisters of Mercy Health System, the lease guarantor, is a not-for-profit organization. The Sisters of Mercy Health System was established in 1986 to serve as the parent corporation of a variety of health care facilities and services sponsored by the Sisters of Mercy of the St. Louis Regional Community. The Sisters of Mercy Health System consists of 18 acute care hospitals, a heart hospital, outpatient care facilities, physician practices, skilled nursing and long-term residential care facilities, clinics, a managed care organization and other health-related services.

Home Maintenance

Home Depot Distribution Facility Portfolio

On December 11, 2009, we acquired a leasehold interest in a build-to-suit Home Depot Distribution Facility that will service Home Depot stores in the Kansas City region (“Home Depot”) in Topeka, Kansas, for a purchase price of approximately $23.5 million. The Home Depot facility is a “Rapid Deployment Center” of approximately 465,600 square feet.

The primary lease term under this net lease arrangement, having commenced simultaneous with closing is twenty years, with 19.2 years currently remaining, and provides for two extensions of successive five-year terms. The lease is triple net whereby Home Depot is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent over the initial lease term is approximately $2.2 million.

The purchase price was financed by a combination of proceeds from the sale of common shares and proceeds received from a four-year non-recourse, fixed-rate first mortgage loan from the seller of the Home Depot Facility, HD Topeka, LLC of $13.6 million. This facility was subsequently refinanced with a new first mortgage loan. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$12,150,000	5.95%	July 2020

On September 10, 2010, we acquired a parcel of land with a ground lease (“CSAA/Home Depot”) which contains a build-to-suit Home Depot Distribution Facility located in Austell, Texas for an aggregate purchase price of approximately $8.7 million. The CSAA/Home Depot facility building is approximately 107,965 square feet.

The primary lease term under the ground lease was twenty years, with 17.3 years currently remaining, and provides for six extensions of successive five-year terms. The average annual base rent over the initial lease term is approximately $621,000 million.

The purchase price was financed by a combination of proceeds from the sale of common shares and proceeds received from non-recourse, fixed-rate first mortgage loan. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$3,900,000	4.50%	October 2015

Home Depot (NYSE: HD), together with its subsidiaries, operates as a home improvement retail company. The company’s Home Depot stores sell building materials, home improvement supplies, and lawn and garden products to do-it-yourself customers, do-it-for-me (“D-I-F-M”) customers, home improvement contractors, trades people, and building maintenance professionals. Its stores also offer various installation services for D-I-F-M customers. These installation programs include products such as carpeting, flooring, cabinets, countertops and water heaters. In addition, the company provides professional installation of various products that are sold through its in-home sales programs, such as generators and heating and central air systems.

Pharmacy

Rite Aid Portfolio

On September 29, 2008, we acquired 6 Rite Aid properties (the “Rite Aid Properties”). The sellers of the Rite Aid Properties were two of our sponsors, Nicholas S. Schorsch and William M. Kahane. We acquired the Rite Aid Properties at sellers’ cost, which does not exceed the fair market value of the Rite Aid Properties as determined by an appraisal of a qualified independent appraiser. The purchase price for the Rite Aid Properties was approximately $18.8 million. The properties contain 74,919 square feet of gross leasable area.

The original lease terms at commencement varied with an average of 12.7 years currently remaining. The Ohio locations have six concurrent renewal options, each for a five-year term. The Pennsylvania locations have eight concurrent renewal options, each for a five-year term. Two of the property acquisitions (the Pennsylvania properties) are subject to a triple-net lease, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent. Four of the property acquisitions (the Ohio properties) are subject to double-net leases, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent. The average annual base rent for the initial term is approximately $1.4 million.

Set forth below are the locations of each of the properties:

Rite Aid Property Location
Lisbon, OH
East Liverpool, OH
Carrollton, OH
Cadiz, OH
Pittsburgh, PA
Carlisle, PA
Total

The purchase of the Rite Aid Properties was funded with approximately $12.8 million of assumed existing debt. The remainder of the purchase price was funded with revolving equity investment of approximately $6.0 million from a related party under an unsecured revolving equity facility, which has since been repaid. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate	Maturity Date
$12,808,265	6.97%	September 2017

Rite Aid (“RAD”) is the third largest drug store chain in the U.S.RAD locates its stores in what it believes are convenient locations in fast-growing metropolitan areas. Stores sell prescription drugs and a wide variety of general merchandise (front-end products), including OTC medications, health and beauty aids, personal care items, cosmetics, greeting cards, household items, convenience foods, photo processing services, and seasonal merchandise.

Walgreen Co. Portfolio

On July 17, 2009, the REIT acquired a fee ownership interest in a Walgreens retail location in Sealy, TX net leased to Walgreen Co. The purchase price was approximately $3.8 million. The property contains 14,820 square feet of gross leasable area.

The primary lease term is twenty-five years with 21.8 years currently remaining. The lease provides for up to fifty successive one-year extensions. The property is triple-net leases, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $310,000.

The purchase price was financed with a combination of $1.6 million mortgage financing, proceeds from the sale of common shares and funds received from an unaffiliated joint venture partner. Upon completion of this acquisition, the Company owns an approximate 56% interest in the asset, while the joint venture investor owns an approximate 44% interest. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate(1)	Maturity Date
$1,550,000	6.55%	July 2019

On May 17, 2010, we acquired a build-to-suit, freestanding, fee-simple pharmacy for Walgreen Co. (“Walgreens II”) located in Byram, Mississippi (the “Walgreens II Property”). The purchase price was $5.7 million. The Walgreens II Property contains 14,820 square feet of gross leasable area.

The original lease term at commencement was 25 years with 22.4 years currently remaining. The lease does not contain rental escalations during the primary term, consistent with all newer Walgreens leases. The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is $453,000.

We acquired the Walgreens II Property with proceeds from the sale of our common stock. We financed the acquisition post closing with a $3.0 million mortgage loan. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate(1)	Maturity Date
$3,000,000	5.50%	May 2015

On June 30, 2010, we acquired a build-to-suit, freestanding, fee-simple pharmacy for Walgreens located in LeRoy, New York for $5.1 million (“Walgreens III”). The Walgreens III property contains 13,386 square feet of gross leasable area.

The original lease term at commencement was 25 years with 23.8 years currently remaining as of July 15, 2010. The lease does not contain rental escalations during the primary term, consistent with all newer Walgreens leases. The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is $385,000.

We acquired the Walgreens III property with proceeds from the sale of our common stock. We financed the acquisition post closing with a $6.6 million mortgage loan which is also collateralized by the Advance Auto II and Advance Auto III properties. The following table details the terms of the mortgage loan:

Mortgage Debt Amount	Rate(1)	Maturity Date
$6,550,000	5.50%	September 2015

On August 6, 2010, we acquired five build-to-suits, freestanding, fee-simple pharmacies for Walgreens (“CSAA/Walgreens”) located in Austin, Texas, Chelsea, Alabama, Joliet, Illinois, Marysville, Ohio and Upper Arlington, Ohio from CSAA for a purchase price of approximately $27.4 million. The properties contain 84,263 square feet of gross leasable area.

The original lease terms at commencement were 25 years with an average of 22.2 years currently remaining. The leases do not contain rental escalations during the primary term, consistent with all newer Walgreens leases. The leases are triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $2.0 million.

We funded the acquisition of the property with proceeds from the sale of our common stock and, post closing, a first mortgage loan collateralized by the CSAA/Walgreens, the CSAA/CVS and the CSAA First Fifth Bank properties. The following table details the terms of the mortgage loan:

Mortgage Debt Amount	Rate(1)	Maturity Date
$16,500,000	4.3%	September 2015

On September 15, 2010, we acquired a build-to-suit, freestanding fee simple property for Walgreens (“Walgreen IV”) located in Grand Rapids, Minnesota for a purchase price of approximately $6.5 million. The property contains 14,450 square feet of gross leasable area.

The property has an original lease term of 25 years with 24.4 years currently remaining. The lease does not contain rent escalations during the primary term, consistent with all newer Walgreens leases. The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annual rent for the initial term of the lease is $499,000.

We funded the acquisition of the Walgreens IV property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On September 16, 2010, we acquired a build-to-suit, freestanding fee simple property for Walgreens (“Walgreens V”) located in Mt. Pleasant, Michigan for a purchase price of approximately $4.8 million. The property contains 13,580 square feet of gross leasable area.

The original lease term at commencement was 25 years with 23.6 years remaining. The lease does not contain rent escalations during the primary term, consistent with all newer Walgreens leases. The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annual rent for the initial lease term is $379,000.

We funded the acquisition of the Walgreens V property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Walgreen Co. (NYSE: WAG) operates a chain of drugstores in the United States. The drugstores sell prescription and non prescription drugs, and general merchandise. Its general merchandise comprises household items, personal care, convenience foods, beauty care, photofinishing, candy, and seasonal items. The company provides its services through drugstore counters, as well as through mail, telephone, and the Internet.

CVS Pharmacy Portfolio

On September 18, 2009, the Company acquired a portfolio of newly constructed retail stores directly from CVS Caremark Corporation (“CVS”). The Stores contain an aggregate of 131,105 square feet, located in 9 states — Illinois, South Carolina, Texas, Georgia, Michigan, New York, Arizona, North Carolina and California. The aggregate purchase price is approximately $44.4 million.

The primary lease term under this net lease arrangement is twenty-five years, having commenced simultaneous with closing, with 23.4 years remaining. The lease provides for two fixed-rent options of five years each, plus eight fair market value options of five years each. The average annual base rent over the initial lease term is approximately $3.7 million.

Set forth below are the locations of each of the properties:

Address	City	State
2250 41st Street	Moline	IL
1002 Sams Crossing Rd	Columbia	SC
1000 E. Sandy Lake Dr.	Coppell	TX
800 East West Connector SW	Smyrna	GA
133 East Dunlap	Northville	MI
653 Route 9	Wilton	NY
6356 West Belmont	Chicago	IL
1625 N. 44th Street	Phoenix	AZ
11 River Ridge Drive	Asheville	NC
2135 North Dinuba Blvd	Visalia	CA

The purchase price was comprised of a combination of proceeds from the sale of common shares and proceeds received from a ten-year non-recourse, fixed-rate first mortgage loan. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$23,750,000	6.875%	September 2019

On November 19, 2009, we acquired a portfolio of fifteen newly-constructed retail stores (“CVS II”) directly from CVS Pharmacy, Inc. The CVS II properties contain an aggregate of 198,729 square feet, located in 11 states — Alabama, Arizona, California, Florida, Georgia, Indiana, Maine, Minnesota, Missouri, North Carolina and Nevada. The aggregate purchase price was approximately $59.8 million.

The weighted average primary lease term under this net lease arrangement was 25 years with 23.7 years currently remaining. The leases provide for rent increases of 5% every five years and provide for two fixed-rent options of five years each, plus eight fair market value options of five years each. The CVS II properties are triple net leased to CVS Pharmacy, Inc., pursuant to which CVS Pharmacy, Inc. will be required to pay all operating expenses and capital expenditures in addition to base rent. The average annual base rent over the initial lease term is approximately $5.1 million.

Set forth below are the locations of each of the properties:

Address	City	State
5211 Neal Trail Dr.	Walkertown	NC
612 N. Main St.	Creedmoor	NC
1888 Ogletree Rd.	Auburn	AL
4145 NW 53rd Ave.	Gainesville	FL
50 Duval Station Rd.	Jacksonville	FL
505 County Road 1100 N	Chesterton	IN
601 Howard Simmons Rd.	East Ellijay	GA
300 S. Commercial	Harrisonville	MO
151 Village Walk Dr.	Holly Springs	NC

Address	City	State
384 Elm St.	Biddeford	ME
7996 Brooklyn Blvd.	Brooklyn Park	MN
1905 Marth Berry Blvd.	Rome	GA
1081 Steamboat Pkwy.	Reno	NV
180 N Dobson Rd.	Chandler	AZ
9256 E. Slauson Ave.	Pico Rivera	CA

The purchase price was financed by a combination of proceeds from the sale common stock and proceeds received from a five-year non-recourse, fixed-rate first mortgage loan from Ladder Capital, LLC totaling approximately $33.1 million. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Term
$33,068,100	6.55%(1)	five years

(1)	Weighted average rate — interest rate on fee simple properties is 6.50%; interest rate on leasehold properties is 6.65%.

On August 6, 2010, we acquired a build-to-suit, freestanding, fee simple retail store for CVS (“CSAA/CVS”) located in Decatur, Georgia for a purchase price of approximately $5.0 million. The property contains 15,214 square feet of gross leasable area.

The original lease term at commencement was 25 years with 22.3 years currently remaining. The lease does not contain rent escalations. The lease is triple-net whereby CVS is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $352,000.

We funded the acquisition of the property with proceeds from the sale of our common stock and, post closing, a first mortgage loan collateralized by the CSAA/Walgreens, the CSAA/CVS and the CSAA First Fifth Bank properties. See CSAA/Walgreens above for a description of the terms of the mortgage loan:

On September 24, 2010, we acquired from NSH Belnar CVS, Inc. (the “Ground Lessor”), the fee simple interest in certain property located in Chicago, Illinois ground leased to ARC CVCHIIL001 DST, a Delaware statutory trust (the “CVS IL DST”), for a purchase price of approximately $3.7 million. We own an indirect majority interest in CVS IL DST and CVS IL DST is the operating landlord under that certain operating lease with CVS Pharmacy (“CVS”), as tenant of the building on the property which contains 10,880 square feet of gross leasable area. This acquisition allowed us to acquire the landlord’s interest under the ground lease in addition to our existing interest as landlord under the operating lease, acquired in September 2009. Pursuant to the terms of the operating lease, the rent for both the ground lease and the operating lease is paid by CVS.

The property has an original lease term of 25 years with 22.3 years currently remaining. The lease does not contain rent escalations during the primary term. The lease provides six renewal options of five years each with 10% rental increases each option term. The lease is triple net whereby CVS is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annual rent for the initial term of the lease is $265,000.

We funded the acquisition of the property with proceeds from the sale of our common stock and post closing with a non-recourse first mortgage loan collateralized by the CSAA/Walgreens, the CSAA/CVS and the CSAA First Fifth Bank properties. See CSAA Walgreens above for details of the terms of the mortgage financing.

CVS Caremark Corporation is a pharmacy services company, which provides prescriptions and related healthcare services in the United States. CVS operates through two segments, Pharmacy Services and Retail Pharmacy. The Pharmacy Service segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management, and claims processing. This segment serves primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans, and individuals. The Retail Pharmacy Segment sells prescription drugs, over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, and convenience foods through its pharmacy retail stores, and online. This segment also provides health care services.

CVS was founded in 1892 and is headquartered in Woonsocket, Rhode Island.

Restaurant

Jack in the Box Portfolio

On February 24, 2010, we acquired 4 recently-constructed restaurants for Jack In the Box, Inc. (“Jack in the box”) and on April 22, 2010 we acquired an additional property. The purchase price was for $10.0 million. The properties contain an aggregate 12,253 square feet of gross leasable area. The properties are located in Desloge, Missouri, The Dalles, Oregon, Vancouver, Washington, Corpus Christi, Texas and Houston, Texas.

The primary lease term is 20 years, having commenced simultaneous with closing with 19.3 years currently remaining. The leases contain contractual rental escalations every 5 years at the lesser of accumulated Consumer Price Index over the prior 5 year period or 10%. The leases provide for 4 renewal options of 5 years each and are triple-net, whereby Jack is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, including the cost of all capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $781,000.

The purchase price was financed by a combination of the proceeds from the sale of the Company’s common stock. Post closing, the Company has secured two 5-year mortgage loans from Wells Fargo Bank, N. A. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Rate	Maturity Date
$4,394,500	6.36% (fixed for term)	March 2015

Mortgage Debt Amount	Rate	Maturity Date
$970,760	6.17%	June 2015

On June 29, 2010, we purchased six restaurants for Jack for $11.4 million (“Jack in the Box II”). The properties are located in South Houston, Texas, Victoria, Texas, Beaumont, Texas, Ferris, Texas and Forney, Texas. The properties contain an aggregate 14,975 square feet of gross leasable area.

The primary lease term is 20 years, having commenced simultaneous with closing with 19.7 years currently remaining. The leases contain contractual rental escalations every 5 years at the lesser of accumulated Consumer Price Index over the prior 5-year period with a maximum increase of 10%. The leases provide for 4 renewal options of 5 years each and are triple-net, whereby Jack is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, including the cost of all capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $892,000.

We funded the acquisition of the Jack in the Box II properties with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Jack in the Box, Inc. (NASDAQ: JACK) is an American fast-food restaurant company founded in 1951 in San Diego, California. Jack in the Box, Inc. (S&P: BB-) operates and franchises Jack in the Box restaurants, one of the nation’s largest fast food hamburger chains. The Jack in the Box restaurants are primarily located on the West Coast of the United States.

International House of Pancakes Portfolio

On May 21, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for International House of Pancakes (“IHOP”) located in Hilton Head, South Carolina for a purchase price of $2.4 million. The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp. (now known as DineEquity, Inc.). The restaurant contains 5,172 square feet of gross leasable area.

The original lease term at commencement was 25 years with 15.4 years currently remaining. The lease contains contractual rental escalations of 5% every 5 years and provides three renewal options 5 years each. The lease is triple net, whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $201,000.

We acquired the IHOP restaurant with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On June 25, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for IHOP (“IHOP II”) located in Buford, Georgia for a purchase price of $2.3 million, inclusive of closing costs and fees. The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp. The restaurant contains 4,139 square feet of gross leasable area.

The original lease term at commencement was 20 years with 11.4 years currently remaining. The lease contains contractual rental escalations of 10% every 5 years and provides three renewal options of 5 years each. The lease is triple net, whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $204,000.

We acquired the IHOP II restaurant with proceeds from the sale of our common stock. We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On June 29, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for IHOP (“IHOP III”) located in Cincinnati, Ohio for a purchase price of $3.3 million. The restaurant contains 5,111 square feet of gross leasable area. The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp.

The original lease term at commencement was 25 years with 20.9 years currently remaining. The lease contains contractual rental escalations of 10% every 5 years and provides three renewal options of 5 years each. The lease is triple net, whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $303,000.

We acquired the HOP restaurant with proceeds from the sale of our common stock. We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On September 2, 2010, we acquired 14 build-to-suit, freestanding restaurants for IHOP and on September 3, we acquired an additional 4 restaurants and on September 8, 2010 we acquired one additional restaurant (“IHOP IV”) for a purchase price of approximately $30.8 million. The tenant of the restaurants is IHOP Properties, Inc. and the leases are guaranteed by IHOP Corp.

Set forth below are the locations and forms of ownership for the properties.

Location	Ownership
Rochester, New York	Leasehold
Roanoke, Virginia	Leasehold
Charlottesville, Virginia	Leasehold
Shawnee, Kansas	Leasehold
Alexandria, Louisiana	Leasehold
Albuquerque, New Mexico	Leasehold
Springfield, Montana	Leasehold
Baton Rouge, Louisiana	Leasehold
La Verne, California	Leasehold
Memphis, Tennessee	Leasehold
El Paso, Texas	Leasehold
Memphis, Tennessee	Fee Simple
Centerville, Utah	Fee Simple
Topeka, Kansas	Fee Simple
Beaverton, Oregon	Leasehold
Salem, Oregon	Leasehold
Parker, Colorado	Leasehold
Sugar Land, Texas	Fee Simple
El Paso, Texas	Leasehold

The IHOP IV properties contain an aggregate of 87,009 square feet of gross leasable area.

The original lease terms at commencement for the IHOP Properties were approximately 17 to 25 years with an average of 14.0 years currently remaining. The leases contain rental escalations of 10% every five years during the primary term and also contain between one and five renewal options per property for five years each. The leases are triple net, whereby IHOP is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term of the leases is approximately $2.8 million.

We acquired the IHOP Properties with proceeds from the sale of our common stock. We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Retail Banking

First Niagara Portfolio

On March 12, 2008, we acquired 15 First Niagara branch properties (Formerly Harleysville) in various Pennsylvania locations (the “First Niagara Properties”) for a purchase price of approximately $41.7 million. The seller of the Harleysville Properties is one of the REIT’s sponsors, Nicholas S. Schorsch. We acquired the First Niagara Properties at seller’s cost, which does not exceed the fair market value of the First Niagara Properties as determined by an appraisal of a qualified independent appraiser. The properties contain 177,774 square feet of gross leasable area.

The original lease terms at commencement were 15 years with 12.2 years currently remaining. The leases do not provide for contractual rent escalation of during the initial term. The leases provide for two renewal options of five years each. The leases are triple net, whereby First Niagara is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $3.1 million.

Set forth below are the locations of each of the properties:

First Niagara Property Location
Harleysville, PA
Lansdale, PA
Lansdale, PA
Lansford, PA
Lehighton, PA
Limerick, PA
Palmerton, PA
Sellersville, PA
Skippack, PA
Slatington, PA
Springhouse, PA
Summit Hill, PA
Walnutport, PA
Wyomissing, PA
Slatington, PA

We funded the acquisition of the properties with the assumption of $31.0 million of mortgage notes and proceeds from the sale of our common stock and revolving equity investments. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Effective Rate	Maturity Date
$31,000,000	6.59%(1)	January 2018(2)

(1)	The loan has a fixed rate of 6.59% for the first six (6) years of the loan term after which the rate resets to the then current five (5)-year Treasury rate plus 2.25% (with a floor of 6.5%), with interest only payments for the first three (3) years of the loan term, principal and interest payments based on a twenty (20)-year amortization period for years four (4) through ten (10).
(2)	The loan term is 10 years, with a 5-year extension option.

First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A is a multi-state community-oriented bank providing financial services to individuals, families and businesses. First Niagara has specialized expertise in retail and commercial banking, international banking solutions, capital markets, wealth management, risk management and insurance and had branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts.

Rockland Portfolio

On May 2, 2008, we acquired 18 Rockland Trust Company properties consisting of commercial bank branches, bank branch/offices and operations centers throughout Southeastern Massachusetts and Cape Cod (the “Rockland Properties”) for a purchase price of approximately $32.1 million. The properties contain 121,057 square feet of gross leasable area.

The original lease terms at commencement varied with an average of 10.7 years currently remaining. The leases contains a contractual rent escalation of 1.5% annually provides four renewal options of five years each. The leases are triple net, whereby Rockland is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $2.5 million.

Set forth below are the locations of each of the properties:

Rockland Property Location
Brockton, MA
Chatham, MA
Hull, MA
Hyannis, MA
Middleboro, MA
Orleans, MA
Randolph, MA
Centerville, MA
Duxbury, MA
Hanover, MA
Middleboro, MA
Pembroke, MA
Plymouth, MA
Rockland, MA
Rockland, MA
S. Yarmouth, MA
Scituate, MA
West Dennis MA
Total

We funded the acquisition of the properties with of $24.4 million of mortgage notes and proceeds from the sale of our common stock and revolving equity investments. The following table describes the terms of the mortgage loans:

Mortgage Debt Amount	Effective Rate	Maturity Date
$24,412,500	4.92%(1)	May 2013

(1)	Rate is fixed as result of entering into a rate lock agreement with a LIBOR floor and cap of 3.54% and 4.125%, respectively.

Independent Bank Corp. (NYSE: INDB) operates as the holding company for Rockland Trust Company (the “Bank”), which provides commercial banking, retail banking, and investment management services in Massachusetts. It offers a range of demand deposits, interest checking, money market accounts, savings accounts, and time certificates of deposit. The Bank’s loan portfolio comprises commercial loans, business banking loans and consumer loans. It also provides real estate loans, which comprise commercial mortgages that are secured by nonresidential properties, residential mortgages that are secured primarily by owner-occupied residences, and mortgages for the construction of commercial and residential properties. In addition, the Bank provides investment management and trust services to individuals, small businesses, and charitable institutions, as well as serves as executor or administrator of estates.

PNC Portfolio

On September 16, 2008, we acquired a National City bank branch located in Palm Coast, FL and the bank branch located in Pompano Beach, FL on October 23, 2008, which are now owned by PNC Bank (the “PNC Bank Properties”). The purchase price for the PNC Bank Properties was approximately $6.9 million. The properties contain 8,403 square feet of gross leasable area.

The original lease terms at commencement were 20 years with an average of 18.3 years currently remaining. The leases contain a contractual rent escalation of 10% after 5 years. The properties are triple-net leases, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $547,000.

The purchase price of the properties was funded with $4.5 million of debt, comprised of loans from TD Bank, N. A. in the amounts of approximately $2.1 million for the Palm Coast Property and $2.4 million for the Pompano Beach Property. The remainder of the purchase price was funded with revolving equity investment of approximately $2.4 million from a related party under an unsecured revolving equity facility, which has since been repaid. The following table describes the terms of the mortgage loans:

PNC Bank Property Location	Mortgage Debt Amount	Rate(1)	Maturity Date
Palm Coast, FL	$2,062,500	30-day LIBOR + 1.50%	September 2013
Pompano Beach, FL	2,437,500	30-day LIBOR + 1.50%	October 2013
Total	$4,500,000

(1)	We limited our interest rate exposure by entering into a rate lock agreement with a LIBOR floor and cap of 3.37% and 4.45% (initial year), respectively, for a notional contract amount of approximately $4,115,000 and a fixed rate of 3.565% on a notional contract amount of approximately $385,000.

On November 25, 2008, we acquired 50 bank branches triple-net leased to PNC Bank, National Association (the “PNC Properties”) The purchase price for the PNC Properties was approximately $44.8 million. The properties contain 275,436 square feet of gross leasable area.

The original lease terms at commencement were 10 years with an average of 8.1 years currently remaining. The leases contain a contractual rent escalation of 10% after 5 years. The leases provide for up to four extensions of successive five-year terms. The properties are triple-net leases, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $3.1 million.

Set forth below are the locations of each of the properties:

PNC Properties Location
1001 East Erie Ave	Philadelphia, PA
108 East Main Street	Somerset, PA
114 West State Street	Media, PA
1152 Main Street	Paterson, NJ
1170 West Baltimore Pike	Media, PA
12 Outwater Lane	Garfield, NJ
1260 McBride Ave	West Paterson, NJ
141 Franklin Turnpike	Mahwah, NJ
1485 Blackwood-Clementon Rd	Clementon, PA
150 Paris Ave	Northvale, NJ
16 Highwood Ave	Tenafly, NJ
1921 Washington Valley Road	Martinsville, NJ
1933 Bordentown Ave	Parlin, NJ
204 Raritan Valley College Drive	Somerville, NJ
207 S State St	Clarks Summit, PA
2200 Cottman	Philadelphia, PA
222 Ridgewood Ave	Glen Ridge, NJ
2431 Main Street	Trenton, NJ
294 Main Ave	Clifton, NJ
30 Main Street	West Orange, NJ
31 S Chester Rd	Swarthmore, PA
315 Haddon Ave	Haddonfield, PA
321 E 33rd St	Paterson, NJ
34 East Market Street	Blairsville, PA
359 Georges Rd	Dayton, NJ
36 Bergen St	Westwood, NJ
401 West Tabor Road	Philadelphia, PA
403 N Baltimore St	Dillsburg, PA
404 Pennsylvania Ave East	Warren, PA
410 Main Street	Orange, NJ
424 Broad Street	Bloomfield, NJ
425 Boulevard	Mountain Lakes, NJ
45 South Martine Ave	Fanwood, NJ
470 Lincoln Avenue	Pittsburgh, PA
49 Little Falls Road	Fairfield, NJ
501 Pleasant Valley Way	West Orange, NJ
555 Cranbury Road	East Brunswick, NJ
570 Pompton Ave	Cedar Grove, NJ
583 Kearny Ave	Kearny, NJ
588 Newark-Pompton Tnpk	Pompton Plains, NJ
5900 N Broad St	Philadelphia, PA
591 Route 33	Millstone, NJ
638 E Landis Ave	Vineland, NJ
6th & Spring Garden	Philadelphia, PA
7811 Tylersville Road	West Chester, OH
82 Greenbrook Road	Dunellen, NJ
8340 Germantown Ave	Philadelphia, PA
9 West Somerset Street	Raritan, NJ
Cooper & Delsea	Deptford, NJ
RR1 Box 640	Tannersville, PA

The Purchase price of the properties was funded through a combination of mortgage loans, bridge equity and funds from individual investors (the bridge equity and funds from individual investors have since been repaid). The following table describes the terms of the mortgage loans.

Mortgage Debt Amount	Rate(1)	Maturity Date
$33,398,902	5.25%	November 2013

(1)	Rate is the effective yield based on 30-day Libor plus 1.65%, and the effects of an interest rate swap entered into prior to closing on this mortgage.

PNC Bank is a commercial bank holding company. It is based in Pittsburgh, Pennsylvania, and is one of the largest commercial banking companies in the United States ranked by assets and deposits. It offers retail banking, corporate and institutional banking, asset management and global fund processing services.

Fifth Third Bank Portfolio

On August 6, 2010, we acquired certain parcels of land and ground leases that contain two build-to-suit, freestanding, fee simple bank branches for Fifth Third Bank located in Montgomery, Illinois and Schaumburg, Illinois for a purchase price of approximately $6.2 million. The buildings on the property contain 8,252 square feet of gross leasable area.

The original lease terms of the ground leases at commencement were 20 years with an average of 17.4 years currently remaining. The leases contain rent escalations of 10% every five years. The average annual base rent for the initial term is approximately $520,000.

The acquisition of the properties was funded with the sale of our common stock and was financed post closing with a first mortgage loan collateralized by CSAA/Walgreens, CSAA/CVS and CSAA First Fifth Bank. See CSAA Walgreens above for detail of the terms of the mortgage loan.

Fifth Third Bank is a U.S. regional banking corporation, headquartered in Cincinnati, Ohio and is the principal subsidiary of holding company Fifth Third Bancorp (NASDAQ: FITB). Fifth Third Bancorp operates as a diversified financial services holding company. The company engages in five main lending and banking practices: branch banking; consumer lending; commercial banking and investment advisor services.

Chase Bank Portfolio

On August 27, 2010, we acquired two parcels of land and ground leases that contain two build-to-suit, freestanding, fee simple bank branches for Chase Manhattan Bank (“Chase”) located in Carpentersville, Illinois and Northlake, Illinois for a purchase price of approximately $6.9 million. The buildings on the properties contain 8,030 square feet of gross leasable area.

The original lease terms at commencement were 30 years with an average of 26.5 years currently remaining. The leases contain annual rent escalations of 2.0%. The average annual base rent for the initial term is approximately $604,000.

The acquisition of the properties was funded with the sale of our common stock and was financed post closing with a first mortgage loan. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Term
$3,100,000	4.30%	September 2015

JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase”) is a leading global financial services firm with operations in more than 60 countries. Chase is one of several subsidiaries of the firm. JPMorgan Chase & Co. is a leader in investment banking, financial services for consumer, small business and commercial banking, financial transaction processing, asset management and private equity.

Specialty Retail

Jared the Galleria of Jewelry Portfolio

On May 6, 2010, we acquired three build-to-suit properties (“Jared Jewelry”) from Jared the Galleria of Jewelry for $5.5 million. The Jared Jewelry properties contain 19,534 square feet of gross leasable area and are located in Amherst, New York, Lake Grove, New York and Watchung, New Jersey.

The original leases at commencement were 20 years with 18.3 years currently remaining. The leases provides for 4 renewal options of 5 years each and are triple-net whereby Jared is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $679,000.

On June 29, 2010, we acquired one build-to-suit property from Jared (“Jared Jewelry II”) for $1.6 million, inclusive of all closing costs and fees. The property contains 6,157 square feet of gross leasable area and is located in Plymouth, New York.

The original lease at commencement was 20 years and four months with 16.3 years currently remaining. The leases provides for 4 renewal options of 5 years each and are triple-net whereby Jared is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $209,000.

We acquired the property with proceeds from the sale of our common stock. We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Jared the Galleria of Jewelry is a division of Sterling Jewelers Inc., a wholly owned subsidiary of Signet Jewelers Limited (Signet Group plc prior to September 2008, NYSE: SIG, LSE: SIG), the world’s largest specialty retail jeweler. Jared stores are freestanding single point destinations. The stores retain a large selection of loose diamonds, and sell a number of exclusive ranges such as the Leo Diamond, the Leo Artisan, and the Peerless. All stores offer a large selection of prestige Swiss watch brands including Omega, Tag Heuer, MontBlanc, Movado, Baume & Mercier, Raymond Weil, Tissot, and Swiss Army. Several locations are also authorized Rolex dealers.

Tractor Supply Portfolio

On July 1, 2010, we acquired a build-to-suit, freestanding, fee-simple retail property located in DuBois, PA, on August 12, 2010 we acquired an additional two properties located in Mansfield and Elizabethville, Pennsylvania and on August 27, 2010 we acquired an additional property in Lewisburg, West Virginia. The aggregate purchase price was $11.2 million. The properties contain 76,038 square feet of gross leasable area.

The original lease terms at commencement were 15 years with 14.6 years currently remaining. The leases contain rental escalations of 10% every five years during the primary term, and contain three renewal options of five years each. The leases are triple net, whereby Tractor Supply is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is $978,000.

We acquired the properties with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Tractor Supply Company (NASDAQ: “TSCO”) operates retail farm and ranch stores in the U.S. The company’s stores offer a selection of merchandise, including, among other items, equine, pet, and animal products, lawn and garden power equipment, truck, towing and tool products and maintenance products for agricultural and rural use. The company operates its retail stores under the Tractor Supply Company and Del’s Farm Supply names. It also operates a Web site under the name TractorSupply.com. The company provides its products to recreational farmers and ranchers, as well as to the tradesmen and small businesses.

Brown Shoe Company and Payless Shoe Source Distribution Centers

On October 19, 2010, American Realty Capital Trust, Inc. (the “Company”) acquired two free-standing fee-simple distribution facilities from Clayco, Inc. located in LeBec, California and Brookville, Ohio. The aggregate purchase price was $70.2 million. The tenants of the distribution facilities are Brown Shoe Company and Payless Shoe Source. Collective Brands, Inc. is the guarantor of the lease to Payless Shoe Source. The distribution facility for Brown Shoe Company is 655,220 square feet. The distribution facility for Payless Shoe Source is 801,711 square feet.

The primary lease term for the distribution facility leased to Brown Shoe Company is 20 years with 18.1 years currently remaining. The primary lease term for the distribution facility leased to Payless Shoe Source is 15 years with 13.4 years currently remaining. The leases provide for contractual rent escalations of 10% every five years. The leases also provide for three renewal options of five years each with rent increasing by 10% at each renewal. The leases are triple net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual rent for the lease to Brown Shoe Company is $2.4 million. The average annual rent for the lease to Payless Shoe Source is $4.2 million.

The acquisition was funded with a combination of proceeds received from a first mortgage loan from Citigroup, proceeds from the sale of common stock, and an investment of $6.0 million from an unrelated third party. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Term
$28,200,000	4.85%	October 2020

Brown Shoe Company, Inc. (NYSE: BWS) manufactures and distributes various branded, licensed, and private-label casual, athletic, and dress footwear products to women, children and men in the United States and internationally. Its brand portfolio includes: Naturalizer, Franco Sarto, Via Spiga, LifeStride, Etienne Aigner, Dr. Scholl’s, Carlos by Carlos Santana, Zodiac, Naya, Fergie, Vera Wang Lavender, Sam Edelman, and Buster Brown. The company was founded in 1878 and is headquartered in St. Louis, Missouri.

The following financial data was taken from the company’s annual and quarterly reports filed with the Securities and Exchange Commission:

($ in millions)	28 Weeks Ended July 31, 2010	Fiscal Year End January 30, 2010	Fiscal Year End January 31, 2010	Fiscal Year End February 2, 2010
Total Revenue	$2,343.0	$2,241.9	$2,276.3	$2,359.9
Net Income	21.0	9.5	(133.2)	60.4

	July 31, 2010	January 30, 2010	January 31, 2010	February 2, 2010
Cash and Equivalents	30.7	125.8	86.9	59.8
Total Assets	1,077.1	1,040.1	1,026.0	1,099.8
Total Liabilities	685.5	628.9	623.8	541.2
Total Stockholder Equity	391.6	411.2	402.2	558.6

For more detailed financial information regarding Brown Shoe Company, Inc., please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

Payless Shoe Source is the largest specialty family footwear retailer in the Western Hemisphere. The company has built a portfolio that includes Airwalk, Dexter, Champion, American Eagle by Payless, SmartFit, Zoe&Zac, designer labels Lela Rose for Payless, Christian Siriano for Payless, alice + olivia for Payless and STPLxAirwalk. Payless has a network of stores, in a variety of retail settings, in all 50 U.S. states, as well as in Puerto Rico, Guam, Saipan, the U.S. Virgin Islands, Canada, Central America, the Caribbean, and South America. The company was founded in 1956 in Topeka, Kansas.

Collective Brands, Inc. (NYSE: PSS), the lease guarantor and Payless Shoe Source’s parent, is among the world’s preeminent footwear, accessory and lifestyle brand companies. Formed in 2007, Collective Brands Inc.

now ranks as the largest non-athletic footwear company in the Western Hemisphere and the largest footwear company in the Western Hemisphere based on retail stores. As a result of the merger, Collective Brands operates three distinctive business units: Payless Shoe Source, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. The Company’s brands include: StrideRite, Keds, Saucony, Sperry Top-Sider, and Airwalk.

The following financial data was taken from the company’s annual and quarterly reports filed with the Securities and Exchange Commission:

($ in millions)	Quarter Ended July 31, 2010	Fiscal Year End January 30, 2010	Fiscal Year End January 31, 2010	Fiscal Year End February 2, 2010
Total Revenue	$3,365.2	$3,307.9	$3,442.0	$3,035.4
Net Income	84.4	82.7	(68.7)	42.7

	July 31, 2010	January 30, 2010	January 31, 2010	February 2, 2010
Cash and Equivalents	333.9	393.5	249.3	232.5
Total Assets	2,295.8	2,284.3	2,251.3	2,415.2
Total Liabilities	1,478.4	1,549.1	1,629.0	1,712.3
Total Stockholder Equity	817.4	735.2	622.3	702.9

For more detailed financial information regarding Collective Brands, Inc., please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

Discount Retail

Dollar General Property

On July 15, 2010, we acquired a build-to-suit, freestanding, fee-simple retail property located in Jacksonville, FL for $1.2 million. The property contains 8,988 square feet of gross leasable area.

The original lease term at commencement was 15 years with 14.1 years currently remaining. The lease does not contain rental escalations during the primary term, but contains four renewal options of five years each. The lease is triple net, whereby Dollar General is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is $118,000.

We acquired the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Dollar General (NYSE: DG) is the largest small-box discount retailer in the U.S. Dollar General store’s offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, Fruit of the Loom, PepsiCo and Coca-Cola. Dollar General Corporation was founded in 1939 and is based in Goodlettsville, Tennessee.

Supermarket

Super Stop & Shop Property

On June 4, 2010, we acquired a freestanding, fee simple supermarket for a Super Stop & Shop (the “Stop & Shop Property”) in Nanuet, New York for $23.8 million. The Stop & Shop Property contains 59,032 square feet of gross leasable area. The tenant of the Stop & Shop Property is The Stop & Shop Supermarket Company (“Stop & Shop,” formerly known as “Stop & Shop, Inc.”), successor in interest to Shaw’s Supermarket, Inc. The lease is guaranteed by J. Sainsbury, plc and Koninklijke Ahold N.V.

The original lease term at commencement was 25.5 years with 12.3 years currently remaining. The lease contains contractual rental escalations of approximately 7.5% every 5 years and provides two renewal options of 10 years and 1 option of 4 years 3 months. The lease is triple net, whereby Stop & Shop is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent on a straight line basis for the initial term is approximately $1.9 million.

We acquired the Stop & Shop Property with proceeds from the sale of our common stock and subsequently acquired a non-recourse first mortgage loan on the property. The following table describes the terms of the mortgage loan:

Mortgage Debt Amount	Rate	Maturity Date
$10,800,000	5.25%	July 2015

Stop & Shop operates over 375 stores throughout the following 6 states: Massachusetts, Rhode Island, Connecticut, New Hampshire, New York, and New Jersey. Stop & Shop was founded in 1914 in Somerville, Massachusetts by the Rabinowitz family as the Economy Grocery Stores Company. By 1947, Economy Grocery Stores had grown into a chain of 86 supermarkets and the name of the company was changed to Stop & Shop, Inc. In 1996, Koninklijke Ahold N.V. (“Royal Ahold”) acquired Stop & Shop, Inc. Royal Ahold is a public limited liability company registered in The Netherlands and listed on Euronext’s Amsterdam Stock Exchange. Royal Ahold is one of the largest international food retailing groups in the world, operating leading supermarket companies in Europe and the United States.

Gas/Convenience

Kum & Go Portfolio

On September 16, 2010, we acquired thirteen fee simple properties for Kum & Go, L.C. (“Kum & Go”) and an additional property on September 20, 2010 for an aggregate purchase price of approximately $23.0 million. The tenant of the properties is Kum & Go. The properties contain 67,310 square feet of gross leasable area.

Set forth below are the locations for each of the properties:

Address	City	State
3449 West Kearney Street	Springfield	MO
195 Gage Street	Hollister	MO
3015 West Republic Road	Springfield	MO
3303 West Broadway Street	Bolivar	MO
2565 South Springfield Ave.	Bolivar	MO
959 South Glenstone Avenue	Springfield	MO
308 Ichord Avenue	Waynesville	MO
103 West Old Mill Road	Fair Grove	MO
2149 South Campbell Avenue	Springfield	MO
1701 West Smith Street	Springfield	MO
2744 East Chestnut Expressway	Springfield	MO
870 East US Highway 60	Monett	MO
215 South Kansas Expressway	Springfield	MO
3445 East Kearney St	Springfield	MO

The original lease terms at commencement ranged from 5 to 19 years with an average of 14.5 years currently remaining. The leases contain contractual rental escalations of 8% every five years and provide four renewal options for five years each. The leases are triple net, whereby Kum & Go is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The average annual base rent for the initial term is approximately $2.1 million.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Kum & Go is a privately-owned convenience store and gas station chain located in the Midwestern United States. The company was founded in 1959 and is headquartered in West Des Moines, Iowa. It operates stores in Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oklahoma, South Dakota, Colorado, Arkansas, Wyoming, and Wisconsin.

As of the date of this prospectus and other than the acquisitions described above and in the section entitled “Potential Property Investments,” we have not acquired or contracted to acquire any specific real properties or mortgage loans. American Realty Capital Advisors, LLC our advisor, is continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties for us and other American Realty Capital-sponsored programs. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH ACQUISITION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED ACQUISITION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE.

We intend to obtain adequate insurance coverage for all properties in which we invest.

Potential Property Investments

The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;
•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and
•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Our advisor has identified the properties described below as potential suitable investments for us. The acquisition of the properties is subject to a number of conditions. A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.

Advance Auto Parts, Inc.

The Company anticipates acquiring one build-to-suit freestanding, fee simple retail auto parts stores for Advance Auto Parts, Inc. for approximately $1.3 million located in Dunkirk, New York. The tenant of the property will be Advance Stores Co., Inc., a wholly owned subsidiary of Advance Auto Parts, Inc. On October 14, 2010, the Company’s Board of Directors approved the acquisition. Although the Company believes that the acquisition of the property is probable, there can be no assurance that this acquisition will be consummated. The Company has previously acquired seven other retail auto parts stores for Advance Auto Parts, Inc.

The property contains approximately 6,000 square feet of gross leasable area. The property has a primary lease term of 15 years. The lease is double-net, whereby landlord is responsible for roof and structure. The lease provides for three renewal options of five years each with 5% rental increases. The average annual base rent for the initial term of the lease is approximately $100,000.

The Company intends to fund the acquisition of the property with proceeds from the sale of its common stock. The Company may finance the acquisition post-closing, however, there is no guarantee that it will be able to obtain financing on terms that it believes are favorable or at all.

Property Dispositions

On September 15, 2010, the Company sold a property from the PNC Portfolio located in Glen Ridge, New Jersey. Proceeds from the sale of the property were approximately $785,000 net of commissions and closing costs. A gain of approximately $173,000 was recognized on the sale of the property. A mortgage in the amount of $520,000 was repaid in conjunction with the sale.

PLAN OF OPERATION

Certain statements contained in this “Plan of Operation” and elsewhere in this prospectus constitute “forward-looking statements.” Such statements include, in particular, statements about our plans, strategies and prospects, as well as information about our business and industry. These forward-looking statements are not historical facts but our current intent, belief or expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “will,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.

These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” which could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read the following discussion along with our financial statements and the related notes included in this prospectus.

General

We have sold the minimum of 4,500,000 shares of our common stock necessary to release all subscribers’ funds from escrow. All subscription payments have been released to us and applied to investments in properties and other assets and the payment or reimbursement of selling commissions and other organization and offering expenses. See “Estimated Use of Proceeds.” We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

Other than as disclosed in the “Investment Objectives and Policies” section herein, we have not entered into any arrangements to acquire any specific properties with the net proceeds from this offering. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties.

Our advisor also may, but will not be required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds from the sale of our properties. Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves.

The net proceeds of this offering will provide funds to enable us to purchase properties. We may acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, or we may selectively encumber all or certain properties, if favorable financing terms are available, following acquisition. The proceeds from such loans will be used to acquire additional properties or increase cash flow. In addition, we intend to borrow funds to purchase properties. In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

We made an election under Code Section 856(c) to be taxed as a REIT, in the taxable year ended December 31, 2008. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes during the year ending December 31, 2008, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT. Ownership of our shares will be monitored to ensure that no more than 50.0% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT. We will also determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations — Requirements for Qualification” are met.

Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through investment interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness and other investments. Generally, cash needs for items other than property acquisitions will be met from operations and property acquisitions from funding by public offerings of our shares. However, there may be a delay between the sale of our shares and our purchase of properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Our board of directors will determine the amount and timing of distributions to our stockholders and will base such determination on a number of factors, including funds legally available for payment of distributions, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.

Potential future sources of capital include proceeds from this offering, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. Currently, we do not have a credit facility or other third party source of liquidity. To the extent we do not secure a credit facility or other third party source of liquidity, we will be dependent upon the proceeds of this offering and income from operations in order to meet our long term liquidity requirements and to fund our distributions.

Results of Operations

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of October 20, 2009, we had issued 10,118,192 shares of common stock, including 339,077 shares issued in connection with an acquisition in March 2008. Total gross proceeds from these issuances were $99.5 million. As of October 15, 2010, the aggregate value of all share issuances and subscriptions outstanding was $450.4 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP). We have invested in 228 total properties with a total purchase price of $736 million. Our management is not aware of any material trends or uncertainties (other than (a) national economic conditions affecting real estate generally (such as lower capitalization rates, which lead to lower rents), and the trend toward sale-leaseback arrangements, which places more properties on the market), and (b) the recent dislocations in the debt markets that will reduce the amount of capital that will be available to finance real estate, which, in turn, (i) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (ii) has slowed real estate transaction activity) that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans, other than those referred to in this prospectus. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long term quality of the underlying real estate. Our Sponsors have an established track record identifying attractive risk-adjusted investment opportunities and executing value creation strategies across different market cycles.

We anticipate that current disruptions in the real estate capital markets, resulting from heavy losses in sub-prime mortgages, will lead to improved fundamentals across the entire real estate market, especially in the commercial single-tenant real estate space, where we are active. These are opportune times for acquirers of properties such as us. While many real estate speculators view the recent market correction unfavorably, because it has brought the real estate capitalization (cap rate compression) to a halt, we believe that we are seeing a new more disciplined transactional environment in which better underwriting, lower prices and appropriate leverage levels give rise to greater predictability and lower market volatility.

We believe the current state of the real estate capital markets provides an excellent opportunity for value-oriented investors such as us, looking to purchase attractively priced real estate with appropriate risk adjusted debt terms. The universe of buyers has shrunk as the debt crisis had widened, marginalizing speculators and overleveraged purchasers, resulting in lower demand and downward pressure on prices. We anticipate this will continue as real estate market movers transact at lower prices and increase their market share. Lenders are looking for well capitalized and appropriately leveraged transactions such as ours. A combination of these two movements will continue improving the value proposition and in turn providing our investors with a competitive risk adjusted return.

The current credit crunch has resulted in mortgage lenders tightening their belts as they return to real estate fundamentals in search of guidance to help structure loans. Lenders are once again beginning to more closely underwrite real estate deals, scrutinizing tenant credit, the actual real estate, vacancy and absorption rates. This is resulting in lower leverage loans at higher interest rates and more amortization. The slowing of financing available to real estate purchasers has resulted in less transactions occurring and fewer sales, which in turn has caused cap rates to expand and real estate prices to begin inching back down to the historical levels of a few years ago.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. However, in the event inflation does become a factor, our leases typically do not include provisions that would protect us from the impact of inflation.

SELECTED FINANCIAL DATA

As of October 15, 2010 there were 45,080,733 shares of our common stock outstanding, which amount includes 863,750 shares issued under the Distribution Reinvestment Plan.

The selected financial data presented below has been derived from our consolidated financial statements as of the periods indicated:

Balance sheet data (amounts in thousands)

	June 30, 2010	December 31,
		2009	2008	2007
Total real estate investments, at cost	$520,740	$338,556	$164,770	$—
Total assets	520,919	339,277	164,942	938
Mortgage notes payable	245,855	183,811	112,742	—
Total short-term equity	0	15,878	30,926	—
Other notes payable	13,000	13,000	1,090	—
Intangible lease obligation, net	8,928	9,085	9,400	—
Total liabilities	279,498	228,721	163,183	738
Total stockholders’ equity	241,421	110,556	1,759	200

Operating data (amounts in thousands except per share data)

	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from August 17, 2007 (date of inception) to December 31, 2007
Total revenue	$16,810	$14,964	$5,546	$—
Expenses
Property management fees to affiliate	—	—	4	—
Asset management fees to affiliate	350	145	—	—
Acquisition and transaction related costs	981	506	—	—
General and administrative	562	507	380	1
Depreciation and amortization	8,506	8,315	3,056	—
Total operating expenses	10,399	9,473	3,440	1
Operating income (loss)	6,411	5,491	2,106	(1)
Other income (expenses)
Interest expense	(7,788)	(10,353)	(4,774)	—
Interest income	33	52	3	—
Gains on sales to noncontrolling interest holders, net	352	—	—	—
Gains (losses) on derivative instruments	(391)	495	(1,618)	—
Total other expenses	(7,794)	(9,805)	(6,389)	—
Net loss	$(1,383)	$(4,315)	$(4,283)	$(1)
Other data
Modified funds from operations(1)(2)	$7,559	$3,460	$477	$—
Cash flows provided by (used in) operations	6,367	(2,526)	4,013	(200)
Cash flows used in investing activities	(182,184)	(173,786)	(97,456)	—
Cash flows provided by financing activities	179,786	180,435	94,330	200
Per share data
Net loss per common share – basic and diluted	$(0.07)	$(0.74)	$(6.02)	$—
Distributions declared	$.70	$.67	$.65	$—
Weighted-average number of common shares outstanding, basic and diluted	21,130,867	5,768,761	711,524	—

(1)	We consider funds from operations (“FFO”) and modified funds from operations (“MFFO”) a useful indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO and MFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO and MFFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs.
(2)	The FFO and MFFO measurement is applicable for the nine months ended December 31, 2008.

For additional information, including financial statements, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 18, 2010 and Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the SEC on August 16, 2010.

 PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed and sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital Trust, Inc. — We have no prior operating history or established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” The information summarized below is current as of December 31, 2009 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and their affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

The summary information is current for all prior investment programs of our Sponsor which were in existence as of December 31, 2009. All of our Section 1031 exchange programs described below are consolidated with ARCT and therefore are not included in this summary.

During the period from June 2008 (inception of the first non-public program) to December 31, 2009, our advisor has sponsored four non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III and ARC Growth Fund, LP. These programs had raised $51.1 million from 628 investors. The non-public program purchased 192 properties with an aggregate purchase price of $226.6 million, including acquisition fees, in 17 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
ALABAMA	0.1%
CONNECTICUT	0.6%
DELAWARE	5.1%
FLORIDA	11.8%
GEORGIA	3.7%
ILLINOIS	7.1%
MICHIGAN	12.3%
NORTH CAROLINA	0.1%
NEW HAMPSHIRE	0.6%
NEW JERSEY	13.9%
NEW YORK	10.4%
OHIO	11.0%
PENNSYLVANIA	10.2%
SOUTH CAROLINA	9.0%
TEXAS	0.5%
VIRGINIA	1.3%
VERMONT	2.4%
100%

The properties are all commercial single tenant facilities with 91.0% retail banking and 9.0% retail distribution facilities. The purchased properties were 12.1% new and 87.9% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2009, 48 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are similar to our investment objectives, which aim to acquire primarily net leased single tenant facilities. For a more detailed description, please see Table VI in Part II of this registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II

Programs of Our Sponsor

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc. (NYRR), a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was organized on October 6, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. As of September 15, 2010, NYRR had received aggregate gross offering proceeds of approximately $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). As of October 15, 2010, NYRR has not raised any money in its public offering, but has acquired one office building for $32 million. On October 1, 2010, NYRR, entered into a purchase and sale agreement to acquire a portfolio of five retail condominiums (the “Portfolio”) located on Bleecker Street in the Greenwich Village neighborhood of Manhattan, New York. The purchase price for the Portfolio is $34,000,000, exclusive of closing costs. The closing of the acquisition will occur on or before December 1, 2010. NYRR expects to fund the acquisition of the Portfolio with proceeds from its ongoing offering. NYRR may finance the acquisition post closing, however, there is no guarantee that it will be able to obtain financing on terms that it believes are favorable or at all.

Phillips Edison — ARC Shopping Center REIT Inc.

Phillips Edison — ARC Shopping Center REIT Inc. (PEARC), a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PEARC was organized on October 13, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. PEARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. As of October 11, 2010 the company had received gross offering proceeds of $3.9 million on the sale of 427,611 shares of common stock. The Company will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of October 15, 2010 PEARC had not acquired any investments but had entered into a purchase and sale agreement to acquire a shopping center containing 100,460 rentable square feet located at 1795 Snow Road on approximately 14.4 acres of land in Parma, Ohio (the “Property”). The contract purchase price for the Property is $12.3 million, excluding closing costs. PEARC intends to fund the purchase of the Property with proceeds from the sale of common stock. As of the date of this Prospectus, there can be no assurance that PEARC will complete the acquisition.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. ARC HT filed its registration statement with the SEC on August 27, 2010, which has not been declared effective by the SEC. As of October 15, 2010, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital — Retail Shopping Centers of America, Inc.

American Realty Capital — Retail Shopping Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. ARC RCA filed its registration statement with the SEC on September 14, 2010, which has not been declared effective by the SEC. As of October 15, 2010, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Trust II, Inc.

American Realty Capital Trust II, Inc. or ARCT II, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARCT II was organized on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. ARCT II filed its registration statement with the SEC on October 8, 2010, which has not been declared effective by the SEC. As of October 15, 2010, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Corporate Income Properties — ARC, Inc.

Corporate Income Properties — ARC, Inc., or CIP-ARC a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. CIP-ARC was organized on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. CIP-ARC filed its registration statement with the SEC on October 12, 2010, which has not been declared effective by the SEC. As of October 15, 2010, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by Realty Capital Securities through participating broker-dealers. Please see the Prior Performance Tables set forth on Appendix C-2.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by American Realty Capital Trust, Inc. in connection with its public offering of equity securities. The properties are triple-net leased with primary term of ten years with a 10% rent increase after 5 years. The notes issued under this note program by ARC Income Properties II, LLC were sold by Realty Capital Securities through participating broker-dealers. Please see the Prior Performance Tables set forth on Appendix C-2.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by Realty Capital Securities through participating broker-dealers. Please see the Prior Performance Tables set forth on Appendix C-2.

ARC Income Properties IV, LLC implemented a note program to raise proceeds of up to $5.4 million. The proceeds are intended to be used to acquire and pay related expenses in connection with the acquisition of six Tractor Supply stores. As of October 15, 2010, the program has raised an aggregate of $2.5 million of gross proceeds. No property acquisitions have been made as of October 15, 2010.

ARC Growth Partnership, LP

ARC Growth Partnership, LP is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Partnership acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of September 30, 2009, 48 properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $9.7 million. ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Partnership, LP is currently in the process of selling its remaining assets. Please see the Prior Performance Tables set forth on Appendix C-2.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $13,404,802.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. intends to transfer up to 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. As of October 15, 2010, cash payments of $7,294,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investments of Nicholas S. Schorsch and William M. Kahane

American Realty Capital, LLC

American Realty Capital, LLC, an entity organized by Messrs. Schorsch and Kahane, began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50,154,000.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Nicholas S. Schorsch

During the period from 1998 to 2002, one of the principals of our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38,300,000 from 93 investors and acquired properties with an aggregate purchase price of approximately $272,285,000. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

Attached hereto as Appendix A-1 is further prior performance information on Nicholas S. Schorsch.

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the president, chief executive officer and vice-chairman of AFRT from its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the chairman of the Finance Committee of AFRT’s Board of Trustees from its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest REIT initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2008. Furthermore, we intend to continue operating as a REIT; however, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2008, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under

U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT qualification.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our initial offering’s distribution reinvestment plan) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “Real Property Investments” section of this prospectus. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test. Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions.

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Code, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests. For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property)

other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see — “Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term net lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash., and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Characterization of Property Leases.  We have acquired and intend to acquire and own commercial properties subject to net leases. We have and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and

•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends, or for tax years beginning before January 1, 2011, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2011, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2011, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Newly enacted legislation requires certain U.S. Stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting. We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. However, it is not anticipated that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. However, it is not anticipated that our common shares will be “regularly traded” on an established market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

Legislation that was signed into law by President Obama on March 18, 2010, generally imposes, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

The following is a summary of certain additional considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Code Section 403(a) or (b), an individual retirement account or annuity described in Code Sections 408 or 408A, an Archer MSA described in Code Section 220(d), a health savings account described in Code Section 223(d), or a Coverdell education savings account described in Code Section 530, which are referred to as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code and ERISA. While each of the ERISA and Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the Plan or IRA (see “Material U.S. Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders”);
•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Code and the liquidity needs of such Plan or IRA, after taking this investment into account;
•	the need to value the assets of the Plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a prohibited transaction under ERISA or the Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of IRA or Plan. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See “Risk Factors — U.S. Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See “Annual Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. However, currently, neither the IRS nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on the New York Stock Exchange or NASDAQ Stock Market it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until 18 months after the completion of any subsequent offerings of our shares (excluding offerings under our distribution reinvestment plan), we intend to use the offering price of shares in our most recent offering as the per share net asset value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of net asset value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (a) to IRA trustees and custodians not later than January 15 of each year, and (b) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;
•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or
•	that the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Code. ERISA also requires generally that the assets of Plans be held in trust.

In the event that our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets — Definition

Prior to the passage of the Pension Protection Act of 2006 (the “PPA”), neither ERISA nor the Code contained a definition of Plan Assets. After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets. Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;
•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;
•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or
•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (a) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (b) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held”, the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is `freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct”, it is common practice to insure that an investment is made either (a) “directly” into real estate, (b) through wholly-owned subsidiaries, or (c) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for U.S. federal tax purposes. We have structured ourselves in a manner in that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Code Section 4975 applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the Department of Labor as Plan Assets, our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be Plan Assets, an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets. Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions. Fiduciaries of a Plan that allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the IRS that a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Code requires that a disqualified person involved with a prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return (“Form 5500”) that generally became effective on January 1, 2009, Plans may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions (other than the descriptions of compensation for which there is no specific formula disclosed to calculate compensation) are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

DESCRIPTION OF SHARES

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our common stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request.

Our charter authorizes us to issue up to 250,000,000 shares of stock, of which 240,000,000 shares are designated as common stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. As of October 15, 2010, 45,080,733 shares of our common stock were issued and outstanding, held by 11,420 stockholders, and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of repurchase of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors — Risks Related to an Investment in American Realty Capital Trust, Inc.”

Pursuant to the NASAA REIT Guidelines, at, or before, the first meeting of the stockholders, the charter shall be reviewed and ratified by a majority vote of the directors and independent directors.

To the extent that the Maryland General Corporation Law conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines will control, unless the provisions of the Maryland General Corporations Law are mandatory under Maryland law.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of our stock, the holders of common stock are entitled to such dividends or other distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

In order to ensure adherence to the suitability standards, requisite criteria must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix A. In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor. In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed Subscription Agreements will be maintained in our records for six years.

Preferred Stock

Our charter authorizes our board of directors to, without stockholder approval, designate and issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series of preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock.

We currently have no preferred stock issued or outstanding. Our board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of stock is entitled at each meeting of stockholders to cast one vote per share owned by such stockholder on those matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote in the election of directors generally can elect all of the directors then standing for election and the holders of the remaining shares of stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president, the chief executive officer or by our secretary upon the written request of stockholders holding at least 10% of our outstanding shares. Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 or more than 60 days after the distribution of the notice of meeting. The presence of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, either in person or by proxy, will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, if available, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests unrelated to the stockholder’s interests in his or her stock.

If we do not list shares of our common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, our charter requires that we either (a) seek stockholder approval of an extension or amendment of this listing deadline, or (b) seek stockholder approval of the liquidation of the corporation. If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, our charter requires our board of directors to adopt a plan of liquidation and begin the orderly liquidation of our assets pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, or the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

See “Material U.S. Federal Income Tax Considerations” for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, which we refer to as the “ownership limit.”

Our board of directors, in its sole discretion, may exempt a person from the ownership limit prospectively or retroactively if our board of directors receives evidence satisfactory to it that such ownership will not then or in the future jeopardize our status as a REIT and the person seeking such exemption provides us with certain representations and undertakings. Also, the restrictions on transferability and ownership in our charter will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter further prohibits the transfer or ownership of our stock if such transfer or ownership:

•	with respect to transfers only, results in our stock being owned by fewer than 100 persons;
•	results in our being “closely held” within the meaning of Code Section 856(h); or
•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock or other event which, if effective, would result in (a) violation of the ownership limit discussed above, or (b) in our being “closely held” under Code Section 856(h) or our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the ownership limit or the other restrictions on ownership and transfer of our stock. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the ownership limit or the other restrictions on ownership and transfer of our stock) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the attempted transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (a) the price per share paid in the attempted transfer that created the Excess Securities, or (b) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter.

Any person who (a) acquires or attempts to acquire shares in violation of the foregoing restrictions on ownership and transfer of our stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust, or (b) proposes or attempts any of the transactions in clause (a), is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons exempted from the ownership limit by our board of directors. Any person who owns 5% or more of the outstanding shares during any taxable year must deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Automatic Purchase Plan

Investors who desire to purchase shares in this offering at regular intervals during the offering period may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, the dealer manager by completing an automatic purchase plan enrollment form. Participation in the automatic purchase plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000 or the amount required by your state of residence, if higher. The minimum periodic investment is $100 per period. The shares will not be issued on a deferred payment basis. You may elect to make such automatic purchases on a monthly, quarterly, semi-annual or annual basis. You may elect to have the money drawn from your account on the 1st or 15th of the month prescribed based on your periodic purchase election.

We will provide a confirmation of your purchases under the automatic purchase plan within five business days after the end of each period in which your investment is admitted. The confirmation will disclose the following information:

•	the amount of the investment;
•	the admit date of the investment; and
•	the number and price of the shares purchased by you.

We will pay dealer manager fees and selling commissions in connection with sales under the automatic purchase plan to the same extent that we pay those fees and commissions on shares sold in this offering outside of the automatic purchase plan.

You may terminate your participation in the automatic purchase plan at any time by providing us with written notice. If you elect to participate in the automatic purchase plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor. In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed Subscription Agreements will be maintained in our records for six years. See the “Investor Suitability Standards” section of our Prospectus.

Distribution Policy and Distributions

As we have sufficient cash flow available to pay distributions, we intend to pay regular distributions to our stockholders as described below in this section. Our real estate investments are described in the “Investment Objectives and Policies” section herein. Except as described in this prospectus, we currently have not identified any additional probable real estate investments. We will not make additional real estate investments until we identify investment opportunities and raise sufficient capital pursuant to this offering to do so. Because all of our operations will be performed indirectly through American Realty Capital Operating Partnership, L.P., our operating partnership, our ability to pay distributions depends on American Realty Capital Operating Partnership, L.P.’s ability to pay distributions to its partners, including to us. In the event that in the future we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering.

Distributions will be paid to our stockholders when as and if authorized by our board of directors and declared by us as legally available funds as of the record date selected by our board of directors. We expect to declare and pay distributions at least quarterly. Once we have sufficient cash flow, we may pay distributions monthly or more frequently. We expect to regularly pay monthly distributions with daily record and declaration dates unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;
•	our operating and interest expenses;
•	the ability of tenants to meet their obligations under the leases associated with our properties;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates when renewing or replacing current leases;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations — Requirements For Qualification as a REIT —  Operational Requirements — Annual Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our annual taxable income (which does not equal net income as calculated in accordance with GAAP. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We expect to calculate our monthly distributions based upon daily record and distribution declaration dates so investors may be entitled to distributions immediately upon purchasing our shares.

On February 25, 2008, our Board of Directors declared a distribution for each monthly period commencing 30 days subsequent to acquiring our initial portfolio of real estate investments. Accordingly, our daily dividend commenced accruing on April 5, 2008. The REIT’s initial distribution payment was paid to shareholders on May 21, 2008 representing dividends accrued from April 5, 2008 through April 30, 2008. Subsequently, we modified the payment date to the 2nd day following each month-end to stockholders of record at the close of business each day during the applicable period. The distribution was calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per day, and equaled a daily amount that, if paid each day for a 365-day period, equaled a 6.5% annualized rate based on the share price of $10.00.

On November 5, 2008, the Board of Directors of American Realty Capital Trust, Inc. (the “Company”) approved an increase in its annual cash distribution from $.65 to $.67, paid monthly. Based on a $10.00 share price, this 20-basis point increase, effective January 2, 2009, will result in an annualized distribution rate of 6.7%. For the period from January 1, 2008 through October 20, 2009 distributions paid totaled $2,414,456, inclusive of $933,631 of common shares issued under the distribution reinvestment plan. As of October 20, 2009, cash used to pay our distributions was entirely generated from funds received from operating activities and fee waivers from our Advisor. Our distributions have not been paid from any other sources. We have continued to pay distributions to our shareholders each month since our initial dividend payment.

On October 5, 2009, the Board of Directors of the Company approved a special distribution of $0.05 per share payable to shareholders of record on December 31, 2009. This special distribution will be paid in January 2010, and shall be paid in addition to the current annualized distribution of $0.67 per share. In the event we do not have enough cash to make distributions in the future, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions.

On January 27, 2010, the Board of Directors approved an increase in its annual cash distribution from $.67 to $.70, paid monthly. Based on a $10.00 share price, this 30 basis point increase, effective April 1, 2010, will result in an annualized distribution rate of 7.0%.

To date, the Company’s distributions have been paid with a combination of cash flows from operations and the proceeds from the sales of common stock. There can be no assurance that cash flows from operations will be sufficient to pay distributions in future periods.

The following table summarizes the Company’s historical and prospective distribution rate, reflecting the special distribution and increase to the annual rate effective April 1, 2010 noted above:

Period	Annualized Distribution Rate		Number of Months
May 2008(1) to December 2008	6.5%		8
January 2009 to March 2010	6.7%		15
Special Distribution – January 2010(2)	0.5%		—
	7.2	%(2)
April 2010 to September 30, 2010	7.0%		6

(1)	initial distribution was paid in May 2008.
(2)	payable to shareholders of record as of December 31, 2009, resulting in a minimum distribution rate of 7.2% for an investor who owned a common share of the Company for the full year ended December 31, 2009.

The Company determined distributions paid to shareholders in 2009 will be reported as nondividend distributions on Form 1099 for the applicable period. Accordingly, such distributions are generally not subject to ordinary income tax in the related period. This tax characterization is consistent with distributions paid to shareholders in 2008.

The portion of the distribution that is not subject to tax in a respective tax year is considered a return of capital for tax purposes and will reduce the tax basis of a shareholder’s investment. This defers a portion of applicable taxes until the investment is sold or the Company is liquidated, at which time the shareholder will be taxed at capital gains rates. However, because each investor’s tax considerations are different, the Company recommends that investors consult with their tax advisor.

The following is a chart of monthly distributions declared and paid since the commencement of the offering:

	Total	Cash	Distribution Reinvestment Plan
2008:
April	$—	$—	$—
May	30,262	22,008	8,254
June	49,638	35,283	14,355
July	55,042	34,788	20,254
August	57,584	36,519	21,065
September	61,395	39,361	22,034
October	61,425	41,078	20,347
November	65,496	43,646	21,850
December	64,442	42,876	21,566
	$445,284	$295,559	$149,725
2009:
January	$69,263	46,227	$23,036
February	76,027	50,214	25,813
March	74,915	49,020	25,895
April	101,282	64,375	36,907
May	128,867	78,604	50,263
June	180,039	106,741	73,298
July	217,325	127,399	89,926
August	290,230	177,620	112,610
September	375,926	220,165	155,761
October	455,051	264,729	190,322
November	563,472	328,555	234,917
December	643,125	374,715	268,410
	$3,175,522	$1,888,364	$1,287,158
2010:
January(1)	$1,498,413	$855,282	$643,131
February	866,051	485,025	381,026
March	863,896	480,674	383,222
April	1,085,719	600,607	485,112
May	1,262,558	695,838	566,720
June	1,496,076	821,779	674,296
July	1,637,264	894,427	742,837
August	1,895,554	1,028,264	867,290
September	2,148,405	1,174,295	974,110
	$12,753,935	$7,036,191	$5,717,744
Distributions	$16,374,741	$9,220,114	$7,154,627

(1)	Includes the special distribution paid on January 19, 2010 to shareholders of record as of December 31, 2009.

The Company, Board of Directors and Advisor share a similar philosophy with respect to paying the dividend. The dividend should principally be derived from cash flows generated from real estate operations. Specifically, funds from operations should equal or exceed distributions in a given period. If needed, the Advisor generally expects to waive its asset management fee and forego entitled reimbursements to ensure the full coverage of the Company’s distributions. The fees and reimbursement that are waived are not deferrals and accordingly, will not be paid by the Company in a future period.

The following table shows the sources for the payment of distributions for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 (in thousands):

	Year Ended December 31, 2010
	2nd Quarter	1st Quarter
Distributions paid in cash	$3,097	$1,821
Distributions reinvested	$2,584	$1,407
Total distributions	$5,681	$3,228
Source of distributions:
Cash flows provided by (used in) operations (GAAP basis)	$4,307	$2,060
Proceeds from issuance of common stock	$1,374	$1,168
Total sources	$5,681	$3,228

	Year Ended December 31, 2009
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Distributions paid in cash	$145	$250	$526	$967
Distributions reinvested	75	160	358	694
Total distributions	$220	$410	$884	$1,661
Source of distributions:
Cash flows provided by (used in) operations (GAAP basis)	$(1,215)	$(3,129)	$828	$990
Proceeds from issuance of common stock	1,435	3,539	56	671
Total sources	$220	$410	$884	$1,661

	Year Ended December 31, 2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Distributions paid in cash	$—	$57	$111	$127
Distributions reinvested	—	23	63	64
Total distributions	$—	$80	$174	$191
Source of distributions:
Cash flows provided by (used in) operations (GAAP basis)	$—	$80	$174	$191
Proceeds from issuance of common stock	—	—	—	—
Total sources	$—	$80	$174	$191

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and
•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination with American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC. As a result, American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;
•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in the election of directors, generally, within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the a majority of the remaining directors and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors, or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares to us in limited circumstances. On November 12, 2008, our board of directors approved certain modifications to this program. Our share repurchase program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

During the term of this offering and any subsequent public offering of our shares, the purchase price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date — 96.25% of the amount you actually paid for each share; and after two years from the purchase date — 97.75% of the amount you actually paid for each share; and after three years from the purchase date — 100% of the amount you actually paid for each share; (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). At any time we are engaged in an offering of shares, the per share price for shares purchased under our repurchase plan will always be equal to or lower than the applicable per share offering price. Thereafter, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). Our board of directors will announce any purchase price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. Our board of directors shall use the following criteria for determining the net asset value of the shares: value of our assets (estimated market value) less the estimated market value of our liabilities, divided by the number of shares. The Board, with advice from the Advisor, (i) will make internal valuations of the market value of its assets based upon the current capitalization rates of similar properties in the market, recent transactions for similar properties acquired by the Company and any extensions, cancellations, modifications or other material events affecting the leases, changes in rents or other circumstances related to such properties, (ii) review internal appraisals prepared by the Advisor following standard commercial real estate appraisal practice and (iii) every three years or earlier, in rotation will have all of the properties appraised by an external appraiser. Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

On November 12, 2008, the Company’s board of directors modified the Share Repurchase Program (“SRP”) to fund purchases under the SRP, not only from the Distribution Reinvestment Plan (“DRIP”), but also from operating funds of the Company. Accordingly, purchases under the SRP, subject to the terms of the SRP, may be funded from the proceeds from the sale of shares under the DRIP, from proceeds of the sale of shares in a public offering, and with other available allocated operating funds. However, purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year. The other terms and conditions of the SRP remain unchanged.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for repurchases must be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares repurchased at any time prior to the last day of the applicable quarter. Shares presented for repurchase will continue to earn daily distributions up to and including the repurchase date.

Our board of directors may choose to amend, suspend or terminate our share repurchase program upon 30 days written notice. Additionally we will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of January 25, 2011, which is three years from the effective date of this offering, or the date we sell all of the shares registered for sale under the distribution reinvestment plan, unless we file a new registration statement with the Securities and Exchange Commission and applicable states. Because the repurchase of shares will be partially funded with the net proceeds we receive from the sale of shares under the distribution reinvestment plan, the discontinuance or termination of the distribution reinvestment plan may adversely affect our ability to purchase shares under the share repurchase program. We would notify you of such developments: (i) in the annual or quarterly reports mentioned above, or (ii) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. During this offering, we would also include this information in a prospectus supplement or post -effective amendment to the registration statement, as then required under federal securities laws.

Our share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as listing of the shares on the New York Stock Exchange or NASDAQ Stock Market, or our merger with a listed company. The share repurchase program will be terminated if the shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we purchase under our share repurchase program will be cancelled and return to the status of unauthorized but unissued shares. We do not intend to resell such shares to the public unless such resale is first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise conducted in compliance with such laws.

For the year ended December 31, 2009, we received requests to redeem 3,000 common shares pursuant to our share repurchase program. We redeemed 100% of the redemption requests at an average price per share of $9.625 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan and from operating funds of the Company.

For the quarter ended March 31, 2010, we received requests to redeem 54,696.5060 common shares pursuant to our Share Redemption Plan. We redeemed 100% of the redemption requests for the quarter ended March 31, 2010 at an average price per share of $10.00. We funded share redemptions for the period noted from the cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

For the quarter ended June 30, 2010, we received requests to redeem 173,851.450 common shares pursuant to our Share Redemption Plan. Subsequent to June 30, 2010, requests to redeem 67,567.3170 shares were not redeemed due to a redemption request that was made but later withdrawn by a stockholder and redemption requests that were made by stockholders which were ineligible. We redeemed 100% of the redemption requests for the quarter ended June 30, 2010, at an average price per share of $9.671. We funded share redemptions for the period noted above from cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

For the quarter ended September 30, 2010, we received requests to redeem 90,301.1250 common shares pursuant to our Share Redemption Plan. We redeemed 100% of the redemption requests for the quarter ended September 30, 2010, at an average price per share of $9.765. We funded share redemptions for the period noted above from the cumulative proceeds of the sale of our common shares pursuant to our Dividend Reinvestment Plan.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or
•	a transaction involving our conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to American Realty Capital Advisors, LLC, American Realty Capital II, LLC or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or
(2)	one of the following:
(a)	remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously, or
(b)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•	that would result in the stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;
•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;
•	in which our investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or
•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the stockholders.

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan. The following is a summary of our distribution reinvestment plan. A complete copy of our form of distribution reinvestment plan is included in this prospectus as Appendix B.

Investment of Distributions

We have adopted a distribution reinvestment plan pursuant to which our stockholders, and, subject to certain conditions set forth in the plan, any stockholder or partner of any other publicly offered limited partnership, real estate investment trust or other real estate program sponsored by our advisor or its affiliates, may elect to purchase shares of our common stock with our distributions or distributions from such other programs. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our distribution reinvestment plan beyond the termination of this offering until we have sold all of the shares allocated to the plan through the reinvestment of distributions. We may also offer shares pursuant to a new registration statement.

No dealer manager fees or sales commissions will be paid with respect to shares purchased pursuant to the distribution reinvestment plan, therefore, we will retain all of the proceeds from the reinvestment of distributions. Accordingly, substantially all the economic benefits resulting from distribution reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant through the reduced purchase price.

Pursuant to the terms of our distribution reinvestment plan the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under our distribution reinvestment plan, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to our distribution reinvestment plan will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

After the termination of the offering of our shares registered for sale pursuant to the distribution reinvestment plan under the this prospectus and any subsequent offering, we may determine to allow participants to reinvest cash distributions from us in shares issued by another American Realty Capital-sponsored program only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent American Realty Capital-sponsored program and such prospectus allows investments pursuant to a distribution reinvestment plan;
•	a registration statement covering the interests in the subsequent American Realty Capital-sponsored program has been declared effective under the Securities Act;
•	the offer and sale of such interests are qualified for sale under applicable state securities laws;
•	the participant executes the subscription agreement included with the prospectus for the subsequent American Realty Capital-sponsored program; and
•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent American Realty Capital-sponsored program.

Stockholders who invest in subsequent American Realty Capital-sponsored programs pursuant to our distribution reinvestment plan will become investors in such subsequent American Realty Capital-sponsored program and, as such, will receive the same reports as other investors in the subsequent American Realty Capital-sponsored program.

Election to Participate or Terminate Participation

A stockholder may become a participant in our distribution reinvestment plan by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the distribution reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in our distribution reinvestment plan. Any prospective investor who wishes to participate in our distribution reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the distribution reinvestment plan.

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in our distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See “Investment by Tax-Exempt Entities and ERISA Considerations.”

Each stockholder electing to participate in our distribution reinvestment plan agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our distribution reinvestment plan. A withdrawal from participation in our distribution reinvestment plan will be effective with respect to distributions for a quarterly or monthly distribution period, as applicable, only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on the New York Stock Exchange or NASDAQ Stock Market which we have no intent to do at this time and which may never occur will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan (Excluded Distributions). Accordingly, in the event that proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our distribution reinvestment plan. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that our board of directors would not deem any of the distribution to be an Excluded Distribution. In that event, the amount distributed to participants in our distribution reinvestment plan will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our distribution reinvestment plan. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

U.S. Federal Income Tax Considerations

Taxable participants will incur tax liability even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distributions reinvestment plan. See “Risk Factors — U.S. Federal Income Tax Risks.” In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (a) we will sell shares under the distribution reinvestment plan at $9.50 per share, (b) no secondary trading market for our shares will develop and (c) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until our offering stage is complete, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

We reserve the right to amend any aspect of our distribution reinvestment plan with ten days’ notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our distribution reinvestment plan itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants. Our authority to amend the distribution reinvestment plan will not revoke your ability to withdraw from the plan.

OUR OPERATING PARTNERSHIP AGREEMENT

General

American Realty Capital Operating Partnership, L.P. was formed on August 17, 2007 to acquire, own and operate properties on our behalf. It is an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as American Realty Capital Operating Partnership, L.P., are deemed to be assets and income of the REIT.

A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis. In addition, American Realty Capital Operating Partnership, L.P. is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in American Realty Capital Operating Partnership, L.P. may later exchange his or her limited partnership units in American Realty Capital Operating Partnership, L.P. for shares of our common stock in a taxable transaction.

The partnership agreement for American Realty Capital Operating Partnership, L.P. contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of American Realty Capital Operating Partnership, L.P. In the event of such a merger, exchange or conversion, American Realty Capital Operating Partnership, L.P. would issue additional limited partnership interests, which would be entitled to the same exchange rights as other limited partnership interests of American Realty Capital Operating Partnership, L.P. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through American Realty Capital Operating Partnership, L.P. We are the sole general partner of American Realty Capital Operating Partnership, L.P., and our advisor, American Realty Capital Advisors, LLC, is the only limited partner of American Realty Capital Operating Partnership, L.P. American Realty Capital II, LLC is the special limited partner of American Realty Capital Operating Partnership, L.P. As the sole general partner of American Realty Capital Operating Partnership, L.P., we have the exclusive power to manage and conduct the business of American Realty Capital Operating Partnership, L.P.

The following is a summary of certain provisions of the partnership agreement of American Realty Capital Operating Partnership, L.P. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the partnership agreement, itself, which we have filed as an exhibit to the registration statement, for more detail.

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to American Realty Capital Operating Partnership, L.P. as a capital contribution. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. American Realty Capital Operating Partnership, L.P. will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If American Realty Capital Operating Partnership, L.P. requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to American Realty Capital Operating Partnership, L.P. on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause American Realty Capital Operating Partnership, L.P. to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of American Realty Capital Operating Partnership, L.P. and us.

Operations

The partnership agreement requires that American Realty Capital Operating Partnership, L.P. be operated in a manner that will enable us to (a) satisfy the requirements for being classified as a REIT for tax purposes, (b) avoid any U.S. federal income or excise tax liability, and (c) ensure that American Realty Capital Operating Partnership, L.P. will not be classified as a “publicly traded partnership” for purposes of Code Section 7704, which classification could result in American Realty Capital Operating Partnership, L.P. being taxed as a corporation, rather than as a partnership. See “Material U.S. Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership.”

The partnership agreement provides that American Realty Capital Operating Partnership, L.P. will distribute cash flow from operations as follows:

•	regular distributions will be made initially to us, which we will distribute to the holders of our common stock until these holders have received distributions equal to a cumulative non-compounded return of 6% per year on their net investment. “Net investment” refers to $10.00 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Similarly, the partnership agreement of American Realty Capital Operating Partnership, L.P. provides that taxable income is allocated to the limited partners of American Realty Capital Operating Partnership, L.P. in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in American Realty Capital Operating Partnership, L.P. will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and corresponding Treasury Regulations. Losses, if any, generally will be allocated among the partners in accordance with their respective percentage interests in American Realty Capital Operating Partnership, L.P.

Upon the liquidation of American Realty Capital Operating Partnership, L.P., after payment of debts and obligations, any remaining assets of American Realty Capital Operating Partnership, L.P. will be distributed to partners according to the following (The return calculations described below apply to all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to its Special Limited Partner and to us, which we will then distribute to our stockholders.):

•	first, distributions in connection with our liquidation will be made initially to us, which we will distribute to the holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 6% per year on their net investment. “Net investment” refers to $10.00 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.
•	after this 6% threshold is reached, 85% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 15% of such amount will be payable by our operating partnership to its Special Limited Partner.

In addition to the administrative and operating costs and expenses incurred by American Realty Capital Operating Partnership, L.P. in acquiring and operating real properties, American Realty Capital Operating Partnership, L.P. will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of American Realty Capital Operating Partnership, L.P. Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;
•	all expenses relating to the public offering and registration of securities by us;
•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;
•	all costs and expenses relating to any issuance or repurchase of partnership interests or shares of our common stock; and
•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of American Realty Capital Operating Partnership, L.P.

All claims between the partners of American Realty Capital Operating Partnership, L.P. arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

The limited partners of American Realty Capital Operating Partnership, L.P., including American Realty Capital Advisors, LLC, have the right to cause their limited partnership units to be redeemed by American Realty Capital Operating Partnership, L.P. or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis. Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (a) result in any person owning shares in excess of our ownership limits, (b) result in shares being owned by fewer than 100 persons, (c) cause us to be “closely held” within the meaning of Code Section 856(h), (d) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Code Section 856(d)(2)(B), or (e) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, limited partners of American Realty Capital Operating Partnership, L.P. may exercise their exchange rights at any time after one year following the date of issuance of their limited partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case, it must exercise his exchange right for all of his units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of American Realty Capital Operating Partnership, L.P. in exchange for their limited partnership units. Rather, in the event a limited partner of American Realty Capital Operating Partnership, L.P. exercises its exchange rights, and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Amendments to the Partnership Agreement

Our consent, as the general partner of American Realty Capital Operating Partnership, L.P., is required for any amendment to the partnership agreement. We, as the general partner of American Realty Capital Operating Partnership, L.P., and without the consent of any limited partner, may amend the partnership agreement in any manner, provided, however, that the consent of limited partners holding more than 50% of the interests of the limited partners is required for any amendment that:

•	alters or changes the distribution and liquidation rights of limited partners, except as otherwise permitted in the partnership agreement;
•	alters or changes their exchange rights;
•	imposes on the limited partners any obligation to make additional capital contributions to American Realty Capital Operating Partnership, L.P.; and
•	alters the terms of the partnership agreement regarding the rights if the limited partners with respect to extraordinary transactions.

Termination of the Partnership

The operating partnership will continue in full force and effect until December 31, 2099, or until sooner dissolved and terminated upon (a) election by us and with the consent of the limited partners holding a majority interest, (b) our dissolution, bankruptcy, insolvency or termination, (c) the sale or other disposition of all or substantially all of the assets of the operating partnership, or (d) by operation of law.

Transferability of Interests

We may not (a) voluntarily withdraw as the general partner of American Realty Capital Operating Partnership, L.P. (except with the consent of two-thirds of the limited partner interests), (b) engage in any merger, consolidation or other business combination, or (c) transfer our general partnership interest in American Realty Capital Operating Partnership, L.P. (except to (i) a wholly-owned subsidiary or (ii) with the consent of two-thirds of the limited partner interests), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to American Realty Capital Operating Partnership, L.P. in return for an interest in American Realty Capital Operating Partnership, L.P. and agrees to assume all obligations of the general partner of American Realty Capital Operating Partnership, L.P. With certain exceptions, a limited partner may not transfer its interests in American Realty Capital Operating Partnership, L.P., in whole or in part, without our written consent as general partner.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 150,000,000 shares of our common stock to the public through Realty Capital Securities, LLC, our dealer manager, a registered broker-dealer affiliated with our advisor. Of this amount, we are offering 150,000,000 shares in our primary offering at a price of $10.00 per share, except as provided below.

Our board of directors has arbitrarily determined the selling price of the shares, consistent with comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

The shares are being offered on a “best efforts” basis, which means generally that the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We also are offering up to 25,000,000 shares for sale pursuant to our distribution reinvestment plan. The purchase price for shares sold under our distribution reinvestment plan will be equal to the higher of 95% of the estimated value of a share of common stock, as estimated by our board of directors, and $9.50 per share. The reduced purchase price for shares purchased pursuant to our distribution reinvestment plan reflects that there will be no fees, commissions or expenses paid with respect to these shares. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. The offering of shares of our common stock will terminate on or before January 25, 2011, which is three years after the effective date of this offering. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Realty Capital Securities, LLC

Realty Capital Securities, LLC, our dealer manager, was organized in August 2007 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by American Realty Capital II, LLC, its affiliates and its predecessors. For additional information about Realty Capital Securities, LLC, including information relating to Realty Capital Securities, LLC’s affiliation with us, please refer to the section of this prospectus captioned “Management — Affiliated Companies — Dealer Manager.”

Compensation We Will Pay for the Sale of Our Shares

Except as provided below, we will pay our dealer manager selling commissions of 7% of the gross offering proceeds. We also will pay the dealer manager a fee in the amount of 3% of the gross offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing and due diligence expense reimbursement. No sales commissions or dealer manager fees will be paid with respect to shares purchased pursuant to the distribution reinvestment plan. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. See the “Summary of Distribution Reinvestment Plan — Investment of Distributions” section of this prospectus.

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders. Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with the offering.

	Per Share	As of October 15, 2010(1)	Total Maximum
Primary Offering
Price to Public	$10.00	$437,833,737.12	$1,500,000,000.00
Selling Commissions	0.70	30,648,361.60	105,000,000.00
Dealer Manager Fees	0.30	13,135,012.11	45,000,000.00
Proceeds to American Realty Capital Trust, Inc.	$9.00	$394,050,363.41	$1,350,000,000.00
Distribution Reinvestment Plan
Price to Public	$9.50	$8,208,515.49	$237,500,000.00
Selling Commissions	—	—	—
Dealer Manager Fees	—	—	—
Proceeds to American Realty Capital Trust, Inc.	$9.50	$8,208,515.49	$237,500,000.00

(1)	Based on sale of 44,216,983 shares of our common stock and 863,750 DRIP shares as of October 15, 2010.

No selling commissions or dealer manager fees are payable in connection with the distribution reinvestment plan or the share repurchase plan.

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their units shares down to zero (a) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (b) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. All such sales must be made through registered broker-dealers. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares. In connection with the sale of shares to investors who elect the “wrap fee” feature, the dealer manager may pay to the registered investment advisor or other financial advisor or the company that sponsors the wrap account, service or other denominated fees on an annual basis. In all events, the amount of the dealer manager fee and any services or other fee paid in connection with the sale of shares to investors whose contracts for investment advisor or related brokerage services include a fixed or wrap fee feature will not exceed 10% of the gross proceeds of the shares acquires by such investors. Further, the dealer manager may pay up to 0.25% of the amount it receives from the sale of the shares in commissions to such an investment advisor.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, a gift certificate (provided it cannot be redeemed for cash) or tickets to a sporting event. In no event shall such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering.

We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In addition to the compensation described above, our sponsor may pay certain costs associated with the sale and distribution of our shares. We will not reimburse our sponsor for such payments. Nonetheless, such payments will be deemed to be “underwriting compensation” by the FINRA. In accordance with the rules of the FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as

“underwriting compensation” by the FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all of the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees;
•	the purchase of common stock under the distribution reinvestment program;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions; and
•	the common stock credited to an investor as a result of a volume discount.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

If, in connection with your purchase of our shares, you have engaged the services of a registered investment advisor to whom you have agreed to pay a fee for investment advisory services in lieu of normal commissions based on the volume of securities sold, you may agree with the participating broker-dealer selling such shares and Realty Capital Securities, LLC to reduce the amount of selling commissions payable with respect to such sale to zero. The net proceeds to us will not be affected by eliminating the commissions payable in connection with sales to investors purchasing through such investment advisors. All such sales must be made through registered broker-dealers.

To the extent necessary to comply with FINRA rules, we will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value.

Shares Purchased by Affiliates

Our executive officers and directors, as well as officers and employees of American Realty Capital Advisors, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and Friends, may purchase shares offered in this offering at a discount. Friends of American Realty Capital Advisors, LLC means service vendors who have a prior business relationship with the sponsors, including but not limited to real estate brokers, joint venture partners and their employees, title insurance company executives, surveyors, attorneys and similar individuals; and individuals who have a prior personal relationship with the sponsors from their association with AFR or with American Realty Capital. The purchase price for such shares shall be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by American Realty Capital Advisors, LLC or its affiliates will not be entitled to vote on matters presented to the stockholders for a vote relating to the removal of American Realty Capital, LLC as our advisor, the removal of any director that is an affiliate of American Realty Capital, LLC or any transaction between us and American Realty Capital, LLC or any of its affiliates. Further, from and after the commencement of this offering, our directors, officers, advisor and their respective affiliates are subject to the restrictions on ownership and transfer of our stock, including the restriction that prohibits any person from owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Volume Discounts

We will offer a reduced share purchase price to “single purchasers” on orders of more than $500,000 and selling commissions paid to Realty Capital Securities, LLC and participating broker-dealers will be reduced by the amount of the share purchase price discount. The per share purchase price will apply to the specific range of each share purchased in the total volume ranges set forth in the table below. The reduced purchase price will not affect the amount we receive for investment.

For a “Single Purchaser”	Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$1,000 – $500,000	$10.00	$0.70
500,001 – 1,000,000	9.90	0.60
1,000,001 – 5,000,000+	9.55	0.25

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares. Fractional shares will be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03. The discount would be calculated as follows: The purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares.

Purchases by participating broker-dealers, including their registered representatives and their immediate family, will be less the selling commission

Selling commissions for purchases of $5,000,000 or more will, in our sole discretion, be reduced to $0.20 per share or less, but in no event will the proceeds to us be less than $9.00 per share. In the event of a sale of $5,000,000 or more, we will supplement this prospectus to include: (a) the aggregate amount of the sale, (b) the price per share paid by the purchaser and (c) a statement that other investors wishing to purchase at least the amount described in (a) will pay no more per share than the initial purchaser.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;
•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;
•	all funds and foundations maintained by a given corporation, partnership or other entity;
•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and
•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940.

In the event a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

Notwithstanding the above, the Dealer Manager may, at its sole discretion, enter into an agreement with a participating broker-dealer, whereby such participating broker-dealer may aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from such participating broker-dealer. Additionally, the Dealer Manager may, at its sole discretion, aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from the Dealer Manager. Any reduction in selling commissions and marketing support fees would be prorated among the separate subscribers.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay U.S. federal income tax may only be combined with purchases by other entities not required to pay U.S. federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay U.S. federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay U.S. federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay U.S. federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the availability of quantity discounts;
•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;
•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and
•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Subscription Process

To purchase shares in this offering, you must complete and sign a subscription agreement, like the one contained in this prospectus as Appendix A. Subscribers should pay for their shares by delivering a check for the full purchase price of the shares, payable to “American Realty Capital Trust, Inc.” You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely. By executing the subscription agreement, you will attest that you meet the suitability standards described in this prospectus and agree to be bound by all of the terms of the subscription agreement.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check no later than the business day following receipt of the subscriber’s subscription documents and check. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

We will accept or reject subscriptions within 35 days after we receive them. If your subscription agreement is rejected, your funds, without interest, or reductions for offering expenses, commissions or fees will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, we will send you a confirmation of your purchase after you have been admitted as an investor. We may admit new investors at least monthly and we may admit new investors more frequently. We intend to admit investors weekly.

Status of the Offering

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of July 1, 2009, we have sold the minimum of 4,500,000 shares of our common stock required to release the remaining subscription funds from escrow, and all subscription payments have been released to us. As of October 15, 2010, we had issued 45.1 million shares of common stock, including 339,077 shares issued in connection with an acquisition in March 2008. Total gross proceeds from these issuances were $446 million. As of October 15, 2010, the aggregate value of all share issuances and subscriptions outstanding was $450.4 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP). As of October 15, 2010, there were 104.4 million shares of our common stock available for sale, excluding shares available under the DRIP.

On August 5, 2010, we filed a registration statement on Form S-11 with the SEC to register $325,000,000 of common stock for the follow on offering to our initial public offering. Our initial public offering was originally set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act, we will now continue our initial public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow on offering effective.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock. If you want to purchase shares, you must proceed as follows:

(1)	Read the entire prospectus and the current supplement(s), if any, accompanying this prospectus.
(2)	Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, for new and current investors is included in this prospectus as Appendix A.
(3)	Deliver a check to American Realty Capital Trust, Inc., c/o DST Systems, Inc., 430 W. 7th St. Kansas City, MO 64105-1407, for the full purchase price of the shares being subscribed for, payable to “American Realty Capital Trust, Inc.” along with the completed subscription agreement. For custodial accounts (such as are commonly used for individual retirement accounts) send the completed subscription agreement and check to your custodian who will forward to DST Systems, Inc. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.
(4)	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the suitability standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement and agree to be bound by the terms of the subscription agreement.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of American Realty Capital Advisors, LLC, our advisor, and its affiliates, property brochures and articles and publications concerning real estate. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Proskauer Rose LLP, New York, New York, will pass upon legal matters in connection with our status as a REIT and the Operating Partnership’s status as a partnership for U.S. federal income tax purposes. Proskauer Rose LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Proskauer Rose LLP purport to represent our stockholders or potential investors, who should consult their own counsel. Proskauer Rose LLP also provides legal services to American Realty Capital Advisors, LLC, our advisor, as well as affiliates of American Realty Capital Advisors, LLC, and may continue to do so in the future.

EXPERTS

The audited consolidated financial statements and financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed with the SEC on November 16, 2009;
•	Current Report on Form 8-K filed with the SEC on November 25, 2009;
•	Current Report on Form 8-K filed with the SEC on December 16, 2009;
•	Current Report on Form 8-K filed with the SEC on January 28, 2010;
•	Current Report on Form 8-K filed with the SEC on February 4, 2010;
•	Current Report on Form 8-K/A filed with the SEC on February 5, 2010;
•	Current Report on Form 8-K filed with the SEC on February 19, 2010;
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 18, 2010;
•	Current Report on Form 8-K filed with the SEC on May 6, 2010;
•	Quarterly Report on Form 10-Q for the period ended March 31, 20010, filed with the SEC on May 7, 2010;
•	Current Report on Form 8-K filed with the SEC on June 3, 2010;
•	Current Report on Form 8-K filed with the SEC on June 4, 2010;
•	Current Report on Form 8-K filed with the SEC on August 2, 2010;
•	Current Report on Form 8-K filed with the SEC on August 12, 2010;
•	Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the SEC on August 16, 2010;
•	Current Report on Form 8-K filed with the SEC on October 25, 2010; and
•	Current Report on Form 10-Q for the period ended September 30, 2010, filed with the SEC on November 15, 2010.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with our initial public offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Realty Capital Trust, Inc.
Three Copley Place
Suite 3300
Boston, MA 02116
1-866-771-2088
Attn: Investor Services

One of our affiliates maintains an Internet site at www.americanrealtycap.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

We will deliver electronically all available documents relating to an investment in our company to all stockholders who consent to electronic delivery of such documents by checking the applicable box in the subscription agreement. However, a stockholder may revoke consent to electronic delivery at any time by contacting American Realty Capital Trust, Inc., Three Copley Place, Boston, MA 02116 (Phone: 866-771-2088, Fax: 857-350-9597). If the stockholder revokes such consent, the stockholder will subsequently receive all such documents in paper format. In addition, a stockholder may request paper copies of any documents delivered electronically by contacting American Realty Capital Trust, Inc. A stockholder’s consent to electronic delivery is effective until revoked and relates to all documents relating to the stockholders’ investment.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits related thereto as filed with the Securities and Exchange Commission, reference to which is hereby made.

You can read our registration statement and the exhibits thereto and our future Securities and Exchange Commission filings over the Internet at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

American Realty Capital Trust, Inc.

Subscription Agreement

1.	INVESTMENT

Amount of Subscription $. This is an  ☐ Initial Investment  ☐ Additional Investment

State in which sale was made if other than state of residence  ☐  Check enclosed ☐  Subscription amount wired

The minimum initial investment amount is 100 Shares ($1,000), with additional investment increments of 10 shares ($100). Certain states may vary. Please see prospectus.

☐  Net Commission Purchases. Please check this box if you are eligible for Net Commission Purchase. Net commission purchases are available to registered representatives, employees of soliciting broker-dealer, American Realty Capital Trust and its affiliates, participants in a wrap account or commission replacement account approved for a discount by the Broker-Dealer, RIA, bank trust account, etc. Representative will not receive selling commission.

☐  Automatic Purchase Plan. Please check this box if you wish to authorize additional investments in the Fund via automatic debits from your bank account. A separate registration form is required to participate.

Investors should make check payable to: American Realty Capital Trust, Inc.

2.	TYPE OF OWNERSHIP (CHECK ONE)

Individual	☐ Community Property	☐ Custodian: As Custodian for
Joint Tenants With Right of Survivorship	☐ Partnership
Tenants in Common	☐ A Married Person Separate Property	☐ Under the Uniform Gift to Minors Act,
Transfer on Death** (Provide Beneficiary(ies) in Section 3)	☐ IRA* Traditional	State of .
☐ IRA* Roth
☐ IRA* Rollover
☐ IRA*SEP
☐ IRA*Type:
Trust Type: (please specify, i.e., Family, Living, Revocable, etc.)	☐ Keogh*	Under the Uniform Transfers to Minors Act,
	☐ Qualified Pension Plan*	State of
	☐ Qualified Profit Sharing Plan*	☐ Limited Liability Company (LLC)
Corporation	☐ Charitable Remainder Trust	☐ Other
Company	☐ Non Profit Organization
*	Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/investors is required for investment through these types of accounts.
**	Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor’s death. TOD registration is available only for owner(s)/investor(s) who (1) is a natural person or (2) two natural persons holding the account as Tenants by the Entirety or (3) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (4) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.
3.	INVESTOR INFORMATION

Please print name(s) in which Shares are to be registered. Include custodian or trust name if applicable.

☐ Mr.  ☐ Mrs.  ☐ Ms.  ☐ Mr. & Mrs.  ☐ Other Name of Investor:

Tax ID/Social Security Number Date of Birth/Incorporation

Name of Joint Owner:

Tax ID/Social Security Number Date of Birth/Incorporation

Legal Address (cannot be a P.O. Box)

City: State: Zip Code:

Mailing Address

City: State: Zip Code:

Home Telephone: Business Telephone:

E-Mail:

Mother’s Maiden Name (requested for security purposes)

Transfer on Death Beneficiary Information (For Individual or Joint Accounts only)

Name:

Tax ID/Social Security Number Primary %

Name:

Tax ID/Social Security Number Primary %

☐ U.S. Citizen	☐ Resident Alien	☐ Non-Resident Alien
☐	Electronic Delivery: Check here if you consent, in the event that American Realty Capital Trust, Inc. elects to deliver any shareholder communications electronically in lieu of mailing paper documents, to receiving such communications via e-mail notice that such communications are available on American Realty Capital Trust, Inc. website.

Custodian Information (if registered under IRA, Keogh, or Qualified Retirement Plan)

Name of Institution

Street Address

City: State: Zip Code:

Account Number: Tax ID: Phone:

4.	DISTRIBUTION OPTIONS

You may choose to have your distribution applied in up to three different ways. Please indicate your preference(s) below. If this is an additional purchase, and you have selected a new distribution allocation, this new allocation will be retroactive to all previous shares and will affect all future distributions.

Allocation %
%	☐ I would like to participate in the Distribution Reinvestment Plan.
%	☐ I would like to receive a distribution check mailed to my mailing address listed in Section 3.
%	☐ I would like for my distribution to be deposited into a third-party account.*
100%	☐ Distribution preference(s) must be made in whole percentages equaling 100%
Institution Name:	Account Name:
Institution ABA#:	Account Number:

Street/P.O.Box:

City: State: Zip Code:

*	I authorize American Realty Capital Trust, Inc. REIT or its agent to deposit my distribution into the provided third party account listed above. This authority will remain in force until I notify American Realty Capital Trust, Inc. REIT in writing to cancel it. In the event that American Realty Capital Trust, Inc. REIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.
5.	SUBSCRIBER SIGNATURES

Please carefully read and separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following (ALL appropriate lines must be initialed):

Investor (Initials)	JOINT OWNER (Initials)
☐	☐	acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Prospectus of the Company relating to the Shares wherein the terms and conditions of the offering of the Shares are described, including among other things, the restriction on ownership and transfer of Shares, which require, under certain circumstances, that a holder of Shares shall give written notice and provide certain information to the Company (Minnesota and Massachusetts residents do not initial);
☐	☐	represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the Company) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the “Investor Suitability Standards” section of the Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares;

Investor (Initials)	JOINT OWNER (Initials)
☐	☐	represents that the investor is purchasing the Shares for his or her own account and if I am (we are) purchasing Shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s) I (we) have due authority to execute the Subscription Agreement Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s);
☐	☐	acknowledges that the Shares are not liquid (Massachusetts residents do not initial); and
☐	☐	if an affiliate of the Company, represents that the Shares are being purchased for investment purposes only and not with a view toward immediate resale.
☐	☐	For residents of Kentucky only — Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.
☐	☐	For residents of Massachusetts, Ohio, Iowa, Pennsylvania and Oregon — Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Pennsylvania or Oregon resident’s net worth.
☐	☐	For residents of Michigan — Investors, must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer cannot exceed 10% of the Michigan resident’s net worth.
☐	☐	Tennessee — In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.
☐	☐	Kansas — In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
☐	☐	In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).
☐	☐	For residents of Missouri — In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.
☐	☐	For residents of Alabama and Mississippi only — In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

SUBSTITUTE FORM W-9

I declare that the information supplied above is true and correct and may be relied upon by the Fund in connection with my investment in the Fund. Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to back-up withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT.

Signature of Investor	Print Name
Date
Signature of Joint Owner, if applicable	Print Name
Date
6.	BROKER-DEALER AND REGISTERED REPRESENTATIVE (to be completed by selling registered representative)

The Broker-Dealer or authorized representative must sign below to complete order. Broker-Dealer warrants that it is a duly licensed Broker-Dealer and may lawfully offer Shares in the state designated as the investor’s address or the state in which the sale was made, if different. The Broker-Dealer or authorized representative warrants that he/she has reasonable grounds to believe this investment is suitable for the subscriber as defined in Section 3(b) of the Rules of Fair Practice of the FINRA Manual and that he/she has informed subscriber of all aspects of liquidity and marketability of this investment as required by Section 4 of such Rules of Fair Practice.

Broker-Dealer Name:  Phone

Broker-Dealer Mailing Address:

City:  State:  Zip Code:

Registered Principle, Signature, if required:

Registered Representative Name:

Registered Representative Mailing Address:

City:  State:  Zip Code:

Registered Representative Signature:

Registered Representative E-mail address: American Realty Capital Trust, Inc. may use this e-mail address to provide an e-mail notification receipt of this subscription and additional information from American Realty Capital Trust, Inc.

☐  Check this box to indicate whether this submission was solicited or recommended by an investment advisor/broker-dealer whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services, and, accordingly, may not charge the regular selling commission. That box must be checked in order for such subscribers to purchase shares net of the selling commissions.

Please complete a Subscription Agreement (with all signatures) and check made payable to American Realty Capital Trust, Inc.

Please mail a completed Subscription Agreement and check to:
American Realty Capital Trust, Inc.,
c/o DST Systems, Inc. 430 W. 7th St, Kansas City, MO 64105-1407

Amount	Date
Check/Wire #	Account #
Registered Representative #	Firm #	Custodian ID #
Transfer Agent Reviewer.

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY
CONDITIONS RESTRICTING TRANSFER OF SHARES

260.141.11 Restrictions on Transfer.

(a)	The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the “Rules”) adopted under the California Corporate Securities Law (the “Code”) shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.
(b)	It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:

to the issuer;

(1)	pursuant to the order or process of any court;
(2)	to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;
(3)	to the transferor’s ancestor, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor’s ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;
(4)	to holders of securities of the same class of the same issuer;
(5)	by way of gift or donation inter vivos or on death;
(6)	by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;
(7)	to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;
(8)	if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;
(9)	by way of a sale qualified under Sections 25111, 25112, 25113 or 15121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;
(10)	by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;
(11)	by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(12)	between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;
(13)	to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;
(14)	by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (a) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (b) delivers to each purchaser a copy of this rule, and (c) advised the commissioner of the name of each purchaser;
(15)	by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;
(16)	by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (1) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.
(c)	The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed therein in capital letters of not less than 10-point size, reading as follows:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

SPECIAL NOTICE FOR MAINE, MASSACHUSETTS, MINNESOTA, MISSOURI AND NEBRASKA RESIDENTS ONLY

In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the Prospectus. Residents of the States of Maine, Massachusetts, Minnesota, Missouri and Nebraska who first received the Prospectus only at the time of subscription may receive a refund of the subscription amount upon request to the company within five days of the date of subscription.

INSTRUCTIONS TO SUBSCRIPTION AGREEMENT SIGNATURE PAGE TO AMERICAN REALTY CAPITAL TRUST, INC. SUBSCRIPTION AGREEMENT

INVESTOR INSTRUCTIONS	Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription. All information on the Subscription Agreement Signature Page should be completed as follows:
1. INVESTMENT	Please mark if this is an initial investment or additional investment. All additional investments must be in increments of at least $1000. Additional investments by residents of Maine must be for at least the $1,000 minimum amount, and residents of Maine must execute a new Subscription Agreement Signature Page to make additional investments in the company. If additional investments in the company are made, the investor agrees to notify the company and the broker-dealer named on the Subscription Agreement Signature Page in writing if at any time he or she fails to meet the applicable suitability standards or is unable to make any other representations or warranties set forth in the Prospectus or the Subscription Agreement. A minimum investment of $1,000 (100 shares) is required, except for certain states which require a higher minimum investment. Certain States may vary. See Prospectus. If the purchase is eligible for a Net Commission Purchase, please check the appropriate box. Representative will not receive selling commission. Make A CHECK FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR PAYABLE TO THE ORDER OF “American Realty Capital Trust, Inc.” Shares may be purchased only by persons meeting the standards set forth under the “Investor Suitability Standards” section of the Prospectus. Please indicate the state in which the sale was made. WE WILL NOT ACCEPT CASH, MONEY ORDERS OR TRAVELERS CHECKS FOR INITIAL INVESTMENTS.
2. TYPE OF OWNERSHIP	Please check the appropriate box to indicate the type of entity or type of individuals subscribing.
3. REGISTRATION NAMES AND CONTACT INFORMATION	Please enter the exact name in which the Shares are to be held. For joint tenants with right of survivorship or tenants in common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee along with the title, signature and successor trustee pages. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5 of the Subscription Agreement Signature Page, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a Qualified Plan or trust, this will be the address of the trustee. Indicate the birth date and occupation of the registered owner unless the registered owner is a partnership, corporation or trust.

4. DISTRIBUTION OPTIONS	An investor may choose to have their dividend distribution applied in up to three different ways. Dividend distribution(s) must be made in whole percentages equaling 100%.
a. DISTRIBUTION REINVESTMENT PLAN: An investor can elect to select a percentage (in whole percentages) of their dividend to participate in the Distribution Reinvestment Plan payable to such investor in Shares of the company. The investor agrees to notify the company and the broker-dealer named on the Subscription Agreement Signature Page in writing if at any time he or she fails to meet the applicable suitability standards or is unable to make any other representations and warranties as set forth in the prospectus or Subscription Agreement.
b. CHECK TO ADDRESS OF RECORD: An investor can elect to receive a percentage (in whole percentages) of their distribution mailed to their address of record provided in Section 3.
c. DISTRIBUTION ADDRESS: An investor can elect to have a percentage (in whole percentages) of cash distribution sent to an address other than that provided in Section 3 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.
5. SUBSCRIBER SIGNATURES	Each investor must initial each representation in this Section, and then sign and date this Section. By initialing and signing, each investor is agreeing that the representations in this Section are true. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. If title is to be held jointly, all parties must initial and sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must initial and sign. PLEASE NOTE THAT THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.
6. BROKER-DEALER	This Section is to be completed by the Registered Representative. Please complete all BROKER-DEALER information contained in Section 6 including suitability certification. SIGNATURE PAGE MUST BE SIGNED BY AN AUTHORIZED REPRESENTATIVE.

The Subscription Agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to American Realty Capital Trust, Inc., c/o DST Systems, Inc., 430 W. 7th St., Kansas City, MO 64105-1407. Only original, completed copies of Subscription Agreement Signature Pages can be accepted. Photocopies or otherwise duplicate Subscription Agreement Signature Pages cannot be accepted by the company.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THE
SUBSCRIPTION AGREEMENT SIGNATURE PAGE,
PLEASE CALL 877-373-2522

APPENDIX A-2: SUBSCRIPTION AGREEMENT

A-2-1

Multi-Offering
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

IMPORTANT: For American Realty Capital Trust, Inc. ("ARCT") investors in Maine, Massachusetts, Minnesota, Missouri and Nebraska, please read the instruction page in Section 6c before filling out this form.

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account of commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

Investment		Investment Amount
☐ **American Realty Capital Trust, Inc. ("ARCT")** ‣ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ‣ *$1,000 minimum investment* ‣ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ‣ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ‣ *$2,500 minimum investment* ‣ *$100 increments for additional investments*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC")** ‣ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ‣ *$2,500 minimum investment*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed

☐ Subscription amount wired

☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARCT or PE-ARC *(except PE-ARC investors in PA & TN)*, make checks payable to the respective offering:** American Realty Capital Trust, Inc. (or) Phillips Edison – ARC Shopping Center REIT, Inc.
  - **For NYRR, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.
  - **For the PE-ARC investors in PA and TN, make checks payable to:** Wells Fargo, NA, Escrow Agent for Phillips Edison – ARC Shopping Center REIT, Inc.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership
(Non-Qualified)

☐ **Individual –** *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*

☐ **Tenants in Common –** *All parties must sign & initial.*

☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.*

State of ______ Custodian for ______________

☐ **Estate –** *Personal representative signature required.*

Name of Executor: ______________

Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*

Name of Trustee: ______________

☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death[1] –** *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ______________

Include title and signature pages.

2b. Custodial Ownership
(Qualified)

☐ **Traditional IRA* –** *One signature required.*

☐ **Roll-Over IRA* –** *One signature required.*

☐ **Roth IRA* –** *One signature required.*

☐ **KEOGH Plan* –** *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*

☐ **Other** (Specify) – ______________

A-2-2

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

SSN or Tax Payer ID #

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(If a foreign national who is a U.S taxpayer, complete W-9 form.)**

Employer: | ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

SSN or Tax Payer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Legal Address (No P.O. Boxes)

City, State, Zip

Mailing Address (if different)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):______________

Account No. (required):______________

☐ Foreign national identity documents Bank Name (required):______________

Phone No. (required):______________

Number for the document checked above and country of issuance: ______________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. *Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.*

A-2-3

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs.

Distributions

AMERICAN REALTY CAPITAL TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit*** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit*** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

▸ *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit*** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

* *I authorize American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison - ARC Shopping Center REIT Inc. or its agent, DST Systems, Inc. (collectively referred to "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to a party other than the registered owner.

Name of Third Party Financial Institution ______

Mailing Address ______

City, State, Zip ______

Account # ______

Bank's ABA/Routing # ______

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ______

Your e-mail address will be held in confidence and used only for matters relating to your investments.

A-2-4

A-2-5

6 ***Continued.***

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For ARCT Investors Only *Continued*:		
Tennessee residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth.		
For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only:		
I/we have received the final prospectus of American Realty Capital New York Recovery REIT, Inc.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital New York Recovery REIT, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Tennessee residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		
For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE–ARC") Investors Only:		
I/We have received the final prospectus of Phillips Edison – ARC Shopping Center REIT, Inc. *(Subscription of shares may not be accepted until at least five business days after the date the subscriber receives the final prospectus.)*		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
AFFILIATES OF PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.: I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		
Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Tennessee residents only: Investors must have either (a) a minimum net worth of $500,000 *(exclusive of home, home furnishings and automobiles)* or (b) a gross annual income of at least $100,000 and a net worth of at least $100,000 *(exclusive of home, home furnishings and automobiles).* The investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth.

A-2-6

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

6a

IMPORTANT: Investor should read the special notices in Section 6b and Section 6c of this subscription agreement relating to California, Maine, Massachusetts, Minnesota, Missouri and Nebraska Residents. Furthermore, the Investor must go to Section 6d and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.

SIGNATURE OF OWNER AND CO-OWNER

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of common stock of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the stockholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

6b

For American Realty Capital Trust, Inc. Investors Only

260.141.11 Restrictions on Transfer.

(1) to the issuer;

A-2-7

A-2-8

6d

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee[1]
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner[1]
5. Sole proprietorship or single-owner LLC	The owner[3]

For this type of account:	Give the EIN of:
6. Sole proprietorship or single-owner LLC	The owner[3]
7. A valid trust, estate, or pension trust	The legal entity[4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.

(2) Circle the minor's name and furnish the minor's SSN.

(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

A-2-9

6[d]

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf*. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

A-2-10

6[d]

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

I declare that the information supplied above is true and correct and may be relied upon by the program(s) identified in Section 1 of this Subscription Agreement in connection with my/our investment. By signing below, I/we affirm that I/we meet the required suitability standards and understand that, if I/we participate in the Distribution Reinvestment Plan or the Automatic Purchase Plan, then I/we must notify the Company if that changes.

A-2-11

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The Broker Dealer or Registered Investment Advisor Firm (the "Firm") warrants that it is a duly registered and/or licensed Firm and may lawfully offer Shares in the state designated as the investor's address or the state in which the sale was made, if different. The Firm or Advisor warrants that he/she has reasonable grounds to believe this investment is suitable for the subscriber as defined in Section 3(b) of the Rules of Fair Practice of the NASD Manual and that he/she has informed subscriber of all aspects of liquidity and marketability of this investment as required by Section 4 of such Rules of Fair Practice.

Broker/Dealer or RIA Firm Name (Required) ____________________

Broker/Dealer or RIA Firm Address or P.O. Box ____________________

Mailing Address ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ____________________

Representative # ____________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ____________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ____________________

Date ____________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ____________________

Date ____________________

8

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in section 1 and 2 of this form, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Trust, Inc. c/o DST Systems, Inc P.O. Box 219865 Kansas City, MO 64121-9865	**American Realty Capital Trust, Inc.** c/o DST Systems, Inc 430 W. 7th Street Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc P.O. Box 219108 Kansas City, MO 64121-9108	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street Kansas City, MO 64105-1407

FOR COMPANY USE ONLY:

Amount ____________________

Date ____________________

Check/Wire# ____________________

Account # ____________________

Registered Representative # ____________________

Firm # ____________________

Custodian ID# ____________________

Transfer Agent Reviewer ____________________

A-2-12

APPENDIX B: DISTRIBUTION REINVESTMENT PLAN

DISTRIBUTION REINVESTMENT PLAN
AMERICAN REALTY CAPITAL TRUST, INC.
EFFECTIVE AS OF JANUARY 25, 2008

American Realty Capital Trust, Inc., a Maryland corporation (the “company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the company, par value $.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the company or its affiliates (an “Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan may allocate a whole percentage of or the full amount as desired with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The company intends to offer Shares pursuant to the Plan at the higher of 95% of the then current net asset value as estimated by the company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the company’s prospectus outside of the Plan at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the company and will become property of the company.

(f) Participants may acquire fractional Shares, computed to four decimal places. The ownership of the Shares shall be reflected on the books of the company or its transfer agent.

4. Absence of Liability.  Neither the company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Securities becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) After the termination of the company’s initial public offering of Shares pursuant to the company’s prospectus dated January 25, 2008 (the “Initial Offering”), the company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the company or an Affiliated Program (a “Subsequent Program”). If the company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

(b) The company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on the New York Stock Exchange or the Nasdaq Stock Market, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment or Termination by Company.

(a) The terms and conditions of this Plan may be amended by the company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant. The company’s authority to amend the Plan will not revoke the ability of the Participants to invest or withdraw from the Plan.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participation’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of American Realty Capital Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of American Realty Capital Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, Realty Capital Securities, LLC, Three Copley Place, Suite 3300 Boston, MA, 02116 1-866-771-2088 or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

APPENDIX C: RESULTS OF NICHOLAS S. SCHORSCH’S COMPLETED PROGRAMS (unaudited)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFR	Aggregate Gross Proceeds from Sale of Properties to AFR		Aggregate Net Gain on Sales to AFR
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$		$—
1999	33	18,825,000	16	8,418,000	4,468,000	—		—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—		—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—		—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93		230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—		—	—
Total	276	$272,285,000	183	$147,741,000	$35,680,000	93		$230,500,000	$—

(1)	“The consideration received was principally limited partnership units in AFR’s operating partnership and some cash. The net aggregate gain on the sale to AFR can not be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFR in 2002.”

C-1

APPENDIX C-2

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored by American Realty Capital. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. The private note programs implemented by ARC Income Properties, LLC and ARC Income Properties II, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Partnership, LP was formed to acquire vacant bank branch properties and opportunistically sell such properties. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire and operate a portfolio of commercial real estate consisting of freestanding single-tenant properties net leased to investment grade and other credit worthy tenants located throughout the United States and the Commonwealth of Puerto Rico. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

C-2-1

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES NOT APPLICABLE

C-2-2

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR
NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC		ARC Income Properties, III, LLC		ARC Growth Fund, LP
			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)
Dollar amount offered (unsecured debt)	$19,537			$13,000		$11,243			$7,850
Dollar amount raised from investors	19,537			13,000		11,243			5,275
Dollar amount contributed from sponsor and affiliates	1,975			—		—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000	100.00%	$11,243	100.00%		$7,850	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323	2.48%	$666	5.92%	$		0.00%
Organizational expenses	—		0.00%	—	0.00%	—	0.00%		—	0.00%
Available for investment	$20,316		94.44%	$12,677	97.52%	$10,577	94.08%		$7,850	100.00%
Acquisition costs and loans made secured by real estate:
Equity investment (cash)	$11,302		52.54%	$9,086	69.89%	$10,329	91.87%		$41,307	526.20%
Proceeds from mortgage financings	82,622	(1)	384.7%	33,399	256.2%	14,934	132.3%		19,876	253.2%
Acquisition expenses	4,734		22.01%	1,905	14.65%	20	0.8%		1,094	13.94%
Acquisition fees paid to sponsor	2,959		13.6%	423	3.5%	662	5.9%		1,316	16.7%
Total acquisition costs	$101,617		472.37%	$44,813	353.5%	$25,945	230.77%		$63,593	810.10%
Cash used for acquisition costs	$18,995		88.3%	$11,414	90.0%	$11,011	97.4%		$43,717	556.0%
Percentage leverage (mortgage financing divided by total acquisition costs)	81.31%			74.53%		57.56%			31.26%
Date offering began	6/09/2008			9/17/2008		9/29/2009			7/24/2008
Number of offerings in the year	1			1		1			1
Length of offerings (in months)	7			4		3			1
Months to invest 90% of amount available for investment	7			4		3			1

(1)	Includes mortgage note assumed for ARC Income Properties, LLC

C-2-3

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES
NOT APPLICABLE

C-2-4

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Growth Fund, LP
	(dollars in thousands)
Date offering commenced	6/09/2008		9/17/2008		9/29/2009		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(1)	$11,243	(1)	$7,850	(1)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		666		—
Acquisition fees
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$2,959		$423		662		1,316
Other – organizational and offering costs	$—		$—		—		—
Other – financing coordination fees	$939		$333		149		45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(1,195)		$1,731		3,537		6,163
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—
Partnership management fees	—		—		—		—
Reimbursements	—		—		—		—
Leasing commissions	—		—		—		—
Other (explain)	—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	—		—		—		11,880
Notes	—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—
Incentive fees	—		—		—		—
Other (disposition fees)	—		—		—		1,169
Other (refinancing fees)							39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from the sponsor and its affiliates.
(2)	Amount raised from investors.
(3)	Includes $5.3 million raised from investors and $2.6 million raised from the sponsor and its affiliates.

C-2-5

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES
NOT APPLICABLE

C-2-6

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Property, LLC and ARC Income Property II, LLC., as of the dates indicated.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC	ARC Growth Fund, LP
	Year ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from September 29, 2009 to December 31, 2009	Year ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
	($in thousands)
Gross revenues	$5,347	$1,341	$3,423	$337	$341	$113	$8
Profit (loss) on sales of properties						(5,714)	9,746
Less:
Operating expenses	2,847	5	7	—	33	560	2,004
Interest expense	6,576	1,609	3,185	173	387	1,323	597
Depreciation	2,676	909	1,758	200	127	539	344
Amortization	886	—	670	—	42	—	—
Net income – GAAP Basis	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(8,023)	$6,809
Taxable income (loss)
From operations	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(2,309)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$—	$—	$(5,714)	$9,746
Cash generated from (used by) operations(1)	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing(1)	(2,349)	1,154	(2,282)	4,013	3,537	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932

(1)	Includes interest expense for payments to investors

Note — non-public programs are combined with other entities for U.S. federal income tax reporting purposes Therefore U.S. federal income tax results for these programs is not presented.

C-2-7

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND
ITS AFFILIATES
NOT APPLICABLE.

C-2-8

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES
NOT APPLICABLE.

C-2-9

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES
NOT APPLICABLE.

C-2-10

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2009.

ARC Growth Partnership, LP

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15

C-2-11

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia, PA(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
			$43,243	$17,340	$—	$—	$60,583	$15,877	$41,829	$57,706	$(441)

(1)	Sale of property was to a related party.
(2)	No purchase money mortgages were taken back by any program.
(3)	Financial information for programs is prepared in accordance with GAAP, therefore, GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operation of the property.

C-2-12

AMERICAN REALTY CAPITAL TRUST, INC.

Common Stock

150,000,000 SHARES — MAXIMUM OFFERING

PROSPECTUS

December 13, 2010

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.